Exhibit 4.5

TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT FOR

THE CERRO DEL AGUILA HYDROELECTRIC POWER PLANT

between

Cerro del Aguila SA

and

A joint venture comprising Astaldi S.p.A. and GyM SA

Table of Contents

I.	INTERPRETATION		1

	1.1	Definitions	1
	1.2	Headings	15
	1.3	Interpretation	15

II.	OWNER		16

	2.1	Access to and Possession of the Project Areas	16
	2.2	Permits, Licenses or Approvals	17
	2.3	Owner’s Right to do Work	17

III.	OWNER’S REPRESENTATIVE		18

	3.1	Owner’s Representatives Duties and Authority	18
	3.2	No Implied Waiver	18
	3.3	Owner’s Representative’s Authority to Delegate	18
	3.4	Owner’s Representative’s Instructions	19

IV.	SUPERVISOR		19

	4.1	General Obligations	19
	4.2	Supervisor’s Rights	20
	4.3	Control and Monitoring of the Project Schedule	20
	4.4	Reporting	20
	4.5	Supervisor’s duties during Warranty Period	21

V.	CONTRACTOR		21

	5.1	General Obligations	21
	5.2	Contractor’s Representative	22
	5.3	Coordination of the Works	23
	5.4	Subcontractors	24
	5.5	Assignment of Subcontractor’s Obligations	25
	5.6	Setting Out	25
	5.7	Quality Assurance/Quality Control (QA/QC)	25
	5.8	Existing Project Data	25
	5.9	Foundations and Tunnels	27
	5.10	Access to the Concession Area	27
	5.11	Project Schedule	28
	5.12	Progress Reports and Meetings	29
	5.13	Contractor’s Equipment	30
	5.14	Safety Precautions	30
	5.15	Protection of the Environment	31
	5.16	Public Relations with the Local Communities	32
	5.17	Clearance of Project Areas	32
	5.18	Security of the Project Areas	33
	5.19	Contractor’s Operations on Project Areas	33
	5.20	Remains	34

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	5.21	Use of Explosives	34
	5.22	Water Borne Traffic	35
	5.23	Training Program	35
	5.24	Participation	35

VI.	DESIGN		35

	6.1	Design of the Works	35
	6.2	Construction Documents and Workbook	36
	6.3	Contractor’s Undertaking	37
	6.4	Technical Standards and Regulations	38
	6.5	Samples	38
	6.6	As-Built Drawings	38
	6.7	Operation and Maintenance Manuals	39
	6.8	Error by Contractor	39
	6.9	Patent Rights	39

VII.	STAFF AND LABOR		39

	7.1	Engagement of Staff and Labor	39
	7.2	Rates of Wages and Conditions of Labor	40
	7.3	Persons in the Service of Others	40
	7.4	Labor Laws	40
	7.5	Working Hours	41
	7.6	Facilities for Staff and Labor	41
	7.7	Health and Safety	41
	7.8	Contractor’s Superintendence	42
	7.9	Contractor’s Personnel	42
	7.10	Disorderly Conduct	43
	7.11	Alcoholic Liquor or Drugs	43
	7.12	Contractor’s Organizational Chart	43
	7.13	Labor Actions	43

VIII.	MATERIALS AND WORKMANSHIP		44

	8.1	Manner of Execution	44
	8.2	Delivery to the Concession Area	44
	8.3	Inspection	45
	8.4	Testing	45
	8.5	Rejection	46
	8.6	Ownership of Major Items of Equipment, Materials or Other Works	46

IX.	COMMENCEMENT, DELAYS AND SUSPENSION		46

	9.1	Time for Completion	47
	9.2	Extension of Time for Completion	47
	9.3	Extension of the Time for Completion –	49
	9.5	Rate of Progress	50
	9.6	Liquidated Damages for Delay and Bonuses	51
	9.7	Suspension of Works	52
	9.8	Consequences of Suspension	53

	9.9	Prolonged Suspension	53
	9.10	Resumption of Works	53
	9.11	Burden of Proof	53

X.	PERFORMANCE TESTS		54

	10.1	Contractor’s Obligations	54
	10.2	Preparation and Timing for Performance Tests	54
	10.3	Punch List	54
	10.4	Conduct of Performance Tests	55
	10.5	Failure to Achieve Performance Guarantee Level	56
	10.6	Interference with Performance Tests	57
	10.7	Issuance of Certificates	57
	10.8	Modifications to Achieve Passage of Performance Tests	57
	10.9	Early Operation	57
	10.10	Increased Capacity Bonuses and Spill Water Generator Bonus	58

XI.	PARTIAL TAKING-OVER, FINAL TAKING-OVER AND ACTUAL PROJECT ACCEPTANCE		58

	11.1	Partial Taking-Over Certificate and Final Taking-Over Certificate	58
	11.2	Operation by Owner after Partial Taking-Over	59
	11.3	Buy-Down Amount	59
	11.4	Actual Project Acceptance	60
	11.5	Issuance of Certificates	60

XII.	CONTRACTOR’S REPRESENTATIONS AND WARRANTIES		61

	12.1	Representations and Warranties	61

XIII.	DEFECTS LIABILITY		63

	13.1	Completion of Outstanding Works and Remedying Defects	63
	13.2	Cost of Remedying Defects	63
	13.3	Notice to Correct	63
	13.4	Extension of Warranty Period	64
	13.5	Removal of Defective Works	64
	13.6	Further Tests	64
	13.7	Contractor to Search	64
	13.8	Final Acceptance Certificate	65
	13.9	Unfulfilled Obligations	65

XIV.	CONTRACT PRICE AND PAYMENT		65

	14.1	The Lump Sum Price	65
	14.2	Taxes and Duties	68
	14.3	Customs and Import Duty -	68
	14.4	Owner’s Right to Withhold or Set Off Payment	69
	14.5	Invoicing Documentation	69
	14.6	Security	69

XV.	VARIATIONS		71

	15.1	Right to Vary	71
	15.2	Variation Procedure	72

XVI.	SUSPENSION OF WORKS		73

	16.1	Contractor’s Entitlement to Suspend Works	73

XVII.	TERMINATION		74

	17.1	Termination by Owner -	74
	17.2	Termination by Contractor	77
	17.3	Payment on Termination	78
	17.4	Cessation of Works and Removal of Contractor’s Equipment	78

XVIII.	RISK AND RESPONSIBILITY		79

	18.1	Indemnity	79
	18.2	Contractor’s Care of the Works	79
	18.3	Employees	80
	18.4	Limitation of Contractor’s Liability	80
	18.5	Liability	80

XIX.	INSURANCE		81

	19.1	General	81
	19.2	Polices Obtained by the Contractor	81
	19.3	Requirements in Respect of Contractor’s Insurance	82
	19.4	Policies Obtained by Owner	83
	19.5	General Requirements for All Insurance	84
	19.6	Deductibles & Claims Management	86
	19.7	Subcontractor Insurance	86

XX.	FORCE MAJEURE		87

	20.1	Definition of Force Majeure	87
	20.2	Effect of Force Majeure Event	88
	20.3	Contractor’s Responsibility	88
	20.4	Owner’s Responsibility	88
	20.5	Payment to the Contractor	88

XXI.	CLAIMS, DISPUTES AND ARBITRATION		89

	21.1	Procedure for Claims	89
	21.2	Payment of Claims	90
	21.3	Negotiation between Senior Executives	90
	21.4	Arbitration	90

XXII.	MISCELLANEOUS		91

	22.1	Law and Language	91

22.2	Communications	91
22.3	Validity and Enforceability	92
22.4	Documents on Site	92
22.5	Construction Documents	93
22.6	Contractor’s Use of Owner’s Documents	93
22.7	No Technology Transfer	93
22.8	Confidential Details	93
22.9	Remedies Non-Exclusive	94
22.10	Waiver	95
22.11	Third-Party Beneficiaries	95
22.12	Counterparts	95
22.13	Entire Agreement	95
22.14	Conflicting Provisions	95
22.15	Joint Responsibility for Drafting	95
22.16	Notice of Objection	96
22.17	Compliance with Statutes, Regulations and Applicable Laws	96
22.18	Rights of Assignment	97
22.19	Financing Requirements	97
22.20	Information for Lender’s Representative	97
22.21	Documentation and Right of Audit	98

Exhibits

Technical Specifications	Exhibit A
Performance Guarantee Levels	Exhibit B
Performance Test Protocol	Exhibit C
Project Data	Exhibit D
Contractor’s Organizational Chart	Exhibit E
Contractor and Owner Permits	Exhibit F
Main Spare Parts	Exhibit G
Concession and Project Areas	Exhibit H
Measurements & Payments – Risk Sharing Mechanism	Exhibit I

Schedules

Preliminary Project Schedule	Schedule 1
Subcontractors List	Schedule 2
Advance Payment Bond	Schedule 3
Performance Bond	Schedule 4
Warranty Letter of Credit	Schedule 5
Preliminary Schedule of Payments	Schedule 6
Monthly Payment Certificate	Schedule 7
Punch List Bank Guarantee	Schedule 8
Performance Test Certificate	Schedule 9
Partial Taking-Over Certificate	Schedule 10
Final Taking-Over Certificate	Schedule 11
Actual Project Acceptance Certificate	Schedule 12
Final Acceptance Certificate	Schedule 13
Final Payment Certificate	Schedule 14
Reserved	Schedule 15

v

Owner’s Parent Guaranty	Schedule 16
Variation Order Proposal	Schedule 17
Reserved	Schedule 18
Contractor Safety Plan	Schedule 19
Contractor Quality Assurance Program	Schedule 20
Reserved	Schedule 21
Form of Proof of Subcontractor Payment	Schedule 22
Form of Labor Obligations’ Certificate	Schedule 23

This TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT FOR CERRO DEL AGUILA HYDROELECTRIC POWER PLANT, dated as of November 4th, 2011 (this “Contract”), is by and between:

Cerro del Aguila SA (“Owner”); and

Astaldi S.p.A. (“Astaldi”) and

GyM SA (“GyM”)

Astaldi and GyM (jointly with Astaldi and GyM, the “Contractor” and jointly with the Owner, the “Parties” including their successors and assignees as permitted herein).

W I T N E S S E T H:

WHEREAS, Owner desires to build, own and operate a 504 MW hydroelectric power plant (as hereinafter described) to be located in the districts of Surcubamba and Colcabamba, department of Huancavelica, Peru (the “Plant”), in order to fulfill its obligations with the Ministry of Energy and Mines established in the Concession Contract (as hereinafter defined);

WHEREAS, the Contractor desires to provide all the goods and services necessary for the design, engineering, procurement, construction, commissioning and testing of the Plant, on a turnkey basis;

WHEREAS, Owner intends to obtain financing for the Plant;

NOW, THEREFORE, in consideration of the mutual premises contained herein, the Parties, intending to be legally bound, hereby agree as follows:

I.	INTERPRETATION

1.1	Definitions - In this Contract (as defined below) the words and expressions defined below shall have the meanings assigned to them.

1.1.1	“Access Contract” means the contract to be executed by a Governmental Authority that provides terms and conditions that will govern the design, procurement and construction of some or all of the Access Roads and Accessways as set forth in Section 5.11.

1.1.2	“Access Roads” means the permanent roads, bridges and any infrastructure that the Contractor might need to build, alter or modify within the Concession Area for the execution of the Works, as further described in the Technical Specifications.

1.1.3	“Access Routes” means the existing roads, bridges and any infrastructure, outside the Concession Area, that the Contractor might need to alter or modify in order to access or execute the Works, as further described in the Technical Specifications.

1.1.4	“Accessway” means the temporary roads, bridges and any infrastructure, within the Concession Area, that the Contractor might need to build, alter or modify for the execution of the Works, as further described in the Technical Specifications.

1.1.5	“Actual Project Acceptance Certificate” means the certificate issued by Owner under Section 11.4 in the form set forth in Schedule 12.

1.1.6	“Actual Project Acceptance Date” means the date after the Final Taking-Over Date when the Contractor has accomplished all the criteria described in Section 11.4.

1.1.7	“Additional Installed Capacity Bonus” means (a) the difference between the Low Net Electric Output and the High Net Electric Output multiplied by (b) US$ 450.00 per kilowatt.

1.1.8	“Advance Payment Bond” means the bank guaranty to be provided by Contractor substantially in the form set forth in Schedule 3.

1.1.9	“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. A Person “controls” any Person in which it has the power to vote, directly or indirectly, five percent (5%) or more of the voting interest in such Person or, in the case of a partnership, if it is the general partner.

1.1.10	“Applicable Laws” means all legally binding laws, statutes, orders, treaties, ordinances, judgments, decrees, injunctions, writs and orders of any court, arbitrator or governmental agency or authority applicable to, and legally binding rules, regulations, orders and interpretations of any governmental instrumentality or agency (including COES), court or other body having jurisdiction over:

(a)	the Contractor’s or Owner’s (as applicable) obligations to be performed hereunder;

(b)	the provision of energy or capacity from the Plant; or

(c)	the execution of the Works;

all as such may be in effect from time to time.

1.1.11	“Applicable Permits” means all licenses, authorizations, consents, decrees, permits, waivers, privileges or approvals required to be obtained or maintained in connection with the Contractor’s and Owner’s obligations to be performed hereunder, the provision of energy, capacity or the performance of the Works, as may be in effect from time to time and includes the Environmental Impact Assessment.

1.1.12	“Astaldi” has the meaning ascribed to it in the introduction.

1.1.13	“Auxiliary Services” means the drainage system, illumination, air conditioning, fire prevention and other similar services required in connection with the Contractor’s performance of the Works, described in the Technical Specifications.

1.1.14	“Base Date” means the date fifteen (15) days prior to the Effective Date.

1.1.15	“Business Day” means any day that is not Saturday or Sunday, or a non working day for government employees in Peru pursuant to the Applicable Laws. With respect to any payment obligation by a Party under the Contract, shall mean a day on which the banks operating in Lima, Peru are open for the processing of transfer of funds.

1.1.16	“Buy-Down Amount” means the sum due and payable by the Contractor to Owner calculated with reference to Section 11.3.

1.1.17	“Center” means the center for dispute resolution of the International Chamber of Commerce.

1.1.18	“Change in Law” means changes to any Applicable Laws or Applicable Permits that directly affect the Contractor’s lawful design, construction or execution of the Works, commissioning and testing of the Plant which are issued, adopted, amended, modified, repealed, reinterpreted, promulgated or enacted by any Peruvian Government Authority after the Base Date.

1.1.19	“COES” means “Comité de Operación Económica del Sistema Interconectado Nacional”.

1.1.20	“Concession Area” means the geographical area identified as such and described in Exhibit H.

1.1.21	“Concession Contract” means the contract executed between Owner and the Ministry of Energy and Mines of Peru dated June 24, 2011, as it may be assigned or amended.

1.1.22	“Contract” is defined in the Preamble hereof and includes the Schedules, the Technical Specifications and the Exhibits and such documents as may be expressly incorporated herein.

1.1.23	“Commencement Date” means the date on which Owner’s Representative issues the Limited Notice to Commence to the Contractor.

1.1.24	“Confidential Information” has the meaning defined in Section 22.8.

1.1.25	“Consortium Agreement” means the consortium agreement to be entered by and between Astaldi and GyM.

1.1.26	“Construction Documents” means all drawings, calculations, samples, patterns, models, operation and maintenance manuals, and other manuals and information of a similar nature, to be submitted by the Contractor as required hereby including all engineering and construction documentation required by the Technical Specifications.

1.1.27	“Contractor” is defined in the introduction hereof.

1.1.28	“Contractor’s Equipment” means all machinery, apparatus and other things (other than Temporary Works) required for the execution and completion of the Works and the remedying of any Defects or Deficiencies, but does not include Major Items of Equipment, Materials, or other things intended to form or forming part of the Permanent Works.

1.1.29	“Contractor’s Permits” means the permits described in Exhibit F.

1.1.30	“Contractor’s Organizational Chart” means the organizational chart included in Exhibit E.

1.1.31	“Contractor’s Representative” means the Person named as such in this Contract or other Person appointed from time to time by the Contractor under Section 5.2.

1.1.32	“Cost” means (a) all expenditure properly incurred or to be incurred by Contractor, whether on or off the Project Areas, plus ten percent (10%) for head office costs and any similar concepts and (b) excluding Profit unless expressly so provided herein.

1.1.33	“Cure Period” has the meaning specified in Section 10.5.

1.1.34	“Dangerous Substance” means any natural or artificial substance, whether in the form of solid, liquid or gas, alone or in combination with each other or any other substance, or radiation in each of the foregoing cases capable of causing harm to man or any other living organism, or capable of damaging the environment or public health or welfare, including but not limited to, controlled, special, hazardous, toxic or dangerous waste, and whether or not subject to regulation, licensing or permitting under any Applicable Laws or otherwise.

1.1.35	“Defects, Deficiencies, Deficient or Deficiency” means any portion of the Works which, on the date when any such works are completed by the Contractor, do not conform to the Technical Specifications, the Construction Documents or the warranties given in the Contract or is defective or deficient including defects in materials, workmanship or design.

1.1.36	“Detailed Design” means the drawings, calculations and other technical documentation and information to be prepared by the Contractor for the final design of the Plant.

1.1.37	“Disclosing Party” means (a) a Party that provides Confidential Information to the Receiving Party; (b) such Party’s Affiliates; and, (c) such Party’s or its Affiliate’s directors, officers, employees, consultants, subcontractors, advisors, rating agencies, insurers or financial institutions.

1.1.38	“Dispute” means any controversy, discussion, demand, difference, disagreement or claim arising from, or related or connected to this Contract, including but not limited to any controversy, discussion, demand, difference, disagreement or claim over the validity, interpretation, effectiveness, termination, enforcement or non-performance thereof.

1.1.39	“Dollars” or “US$” means Dollars of the United States of America.

1.1.40	“Early Final Taking Over Bonus” means US$ 65,000.00 per day with respect to the first Generator Set, US$ 50,000.00 per day with respect to the second Generator Set and US$ 80,000.00 per day with respect to the Plant.

1.1.41	“Early Operation Extension Period” has the meaning set forth in Section 5.1.

1.1.42	“Easement Rights” means the easement rights or any other right to possess or use land or real estate granted in favor of Owner by the owners of the land or by any Governmental Authority to execute the Works.

1.1.43	“Effective Date” means the date of this Contract, which is November 4th, 2011.

1.1.44	“Efficiency Test” means the test (conducted in accordance with Exhibit C) of each of the Generator Sets, meeting at all times all the other Performance Guarantee Levels, to determine the compliance with the Guaranteed Efficiency or the Minimum Efficiency Levels.

1.1.45	“Electricity Measuring Point” is the high voltage side of the step up transformers for each Generator Set.

1.1.46	“Eligible Bank” means any bank or financial institution which has non-credited enhanced long-term senior unsecured debt rated at least A3 by Moody’s Investors Service or A- by Standard & Poor’s Rating Services, and is acceptable to Owner.

1.1.47	“Environmental Impact Assessment” or “EIA” means the Environmental Impact Assessment attached in Exhibit D, as it may be amended.

1.1.48	“EST” means the Q System subdivision of different excavation and support types for tunnels to be excavated at the Works, as determined in Exhibit I.

1.1.49	“Final Acceptance Certificate” means the certificate issued by Owner substantially in the form set forth in Schedule 13.

1.1.50	“Final Payment” means the payments made upon approval by Owner of the Final Payment Certificate.

1.1.51	“Final Payment Certificate” means the payment certificate approved by Owner and submitted by the Contractor substantially in the form set forth in Schedule 14.

1.1.52	“Final Taking-Over Certificate” means a certificate issued under Section 11.1 for the Plant as a whole, in the form set forth in Schedule 11.

1.1.53	“Final Taking-Over Date” means the date when the Contractor has demonstrated that the Plant, as a whole, meets or exceeds the Final Taking-Over Levels, which notification date shall be the date acknowledged and stated by Owner’s Representative in the Final Taking-Over Certificate.

1.1.54	“Final Taking-Over Levels” means the following levels for the Plant as a whole, demonstrated during the Performance Tests, while it is operating in compliance with all Applicable Laws of Peru and Applicable Permits: (a) the Minimum Efficiency Levels, (b) the Minimum Functional Levels of Plant Equipment and (c) the Minimum Net Electric Output Levels.

1.1.55	“Financing Documents” means any collateral or intercreditor agreement, security document, credit agreement, indenture or contract between Owner and the Lenders and the other parties thereto and also includes all amendments, restatements and replacements thereof as well as any other document or agreement pursuant to which Owner obtains financing or refinancing (including any credit enhancement with respect to the issuance of any bonds or notes) for the acquisition, development, construction, construction loan retirement, modification, repair, or operation of the Plant.

1.1.56	“Force Majeure” is defined in Section 20.1.

1.1.57	“Functional Guarantees over Plant Equipment” means the operational and functional levels applicable to the Plant Equipment excluding the turbines and the generators, guaranteed by the Contractor according to the Technical Specifications.

1.1.58	“Functional Test” means the test (conducted in accordance with Exhibit C) to determine the adequate operation and function of the Plant, including the Major Items of Equipment.

1.1.59	“Generator Set” means each turbine and its transformers and generator in the Plant.

1.1.60	“Governmental Authority” means any federal, regional, national, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign having jurisdiction over the applicable portion of the Works.

1.1.61	“Grid” means the Peruvian national electrical grid.

1.1.62	“Guaranteed Deductible” means the deductible payable under the insurance policy referenced under Section 19.4(a) equal to: (a) US$ 100,000 for each loss classified under the LEG 2/96 clause of such policy, (b) US$ 25,000 for each loss suffered during land transportation, (c) 250,000 for each loss suffered during hot testing and commissioning, (d) US$ 500,000 for losses suffered during the performance of Surface Invasive and Subsurface Civil Work and (e) US$ 500,000 for losses caused by an earthquake that is not considered a Force Majeure event.

1.1.63	“Guaranteed Efficiency” means the efficiency that the Contractor guarantees for each Generator Set excluding the Spill Water Generator, according to the Technical Specifications.

1.1.64	“Guaranteed Net Electric Output” means the net electric output that the Contractor guarantees for each Generator Set and for the Plant as a whole of 504 MW using a water flow of 210.5 m3/sec, excluding the Spill Water Generator, according to the Technical Specifications.

1.1.65	“GyM” has the meaning ascribed to it in the introduction.

1.1.66	“Headrace Tunnel” means the tunnel which conveys water from the water intake to the powerhouse, to be designed and constructed by Contractor under this Contract.

1.1.67	“High Net Electric Output” means the measured Net Electric Output using a water flow in excess of 210.5 m3/sec.

1.1.68	“Increased Installed Capacity Bonus” means the difference between (a) the Low Net Electric Output and the Guaranteed Net Electric Output multiplied by (b) US$ 900.00 per kilowatt.

1.1.69	“Lender” means any party to the Financing Documents (including any trustee or agent) other than Owner and its Affiliates.

1.1.70	“Lender’s Representative” means any Person engaged by or on behalf of Lender in connection with the Financing Documents whose rights and duties may include, but shall not be limited to: (a) examination of the design, engineering and technical efficacy of the Construction Documents; (b) examination of substantial changes in such Construction Documents; (c) periodic inspections of the Works, including confirmation of construction schedule estimates and cost estimates; (d) attend the Partial Taking-Over Date, the Final Taking-Over Date and the Actual Project Acceptance Date; and (e) review of the information contained in each of the Progress Reports, Monthly Payment Certificates or the Final Payment Certificate.

1.1.71	“Liability Cap” is defined in Section 18.4.

1.1.72	“LIBOR” means (a) the three-month rate prevailing for deposits in U.S. Dollars in the London Interbank market as of approximately 11:00 a.m., London Time, as reported by Thomson Reuters appearing on Bloomberg BBAM1 Page (or any equivalent successor page); or (b) if the rate referenced in the preceding clause (a) is not available, the three-month rate equal to the British Bankers Association Interest Settlement Rate for deposits in Dollars, determined as of approximately 11:00 a.m., London Time. For the purpose of this definition, “Bloomberg BBAM1 Page” means the display so designated on the Reuters Screen or such other page as may replace that page on that service.

1.1.73	“Limited Notice to Commence” means the written notice to the Contractor issued by Owner authorizing and directing Contractor to perform the Preliminary Works.

1.1.74	“Low Net Electric Output” means the measured Net Electric Output using a water flow of up to 210.5 m3/sec.

1.1.75	“Lump Sum Price” means the fixed lump sum of Four Hundred and Fifty Two Million Seven Hundred and Sixty Five Thousand Three Hundred and Forty Seven Dollars (US$ 452,765,347) and of Six Hundred and Twenty Four Million Three Hundred and Fourteen Thousand One Hundred and Seven Peruvian Soles (S/. 624,314,107) as it may be adjusted pursuant to this Contract.

1.1.76	“Main Spare Parts” means the spare parts described in Exhibit G.

1.1.77	“Major Items of Equipment” means the turbine, the generator, the step-up transformer, equipments and parts thereto, which form the principal components of the Plant.

1.1.78	“Materials” means things of all kinds to be provided for the Works and/or incorporated in the Permanent Works by the Contractor, including without limitation Main Spare Parts, equipment and other parts.

1.1.79	“Maximum Deductible” means US$ 500,000.

1.1.80	“Maximum Load” means the maximum load at which each Generator Set individually and the Plant as a whole, excluding the Spill Water Generator, are able to operate continuously and with the stability recommended for normal, safe and continuous operation by equipment manufacturers and within all other limits recommended by such vendors and in accordance with the Detailed Design of the Plant and the Technical Specifications.

1.1.81	“Minimum Efficiency Levels” means the minimum efficiency levels that each Generator Set and the Spill Water Generator must comply with, according to the Technical Specifications.

1.1.82	“Minimum Functional Levels of Plant Equipment” means the minimum operational and functional levels that the Plant Equipment excluding the turbines and the generators must comply with, according to the Technical Specifications.

1.1.83	“Minimum Net Electric Output Levels” means the minimum electric output levels that each Generator Set and the Plant as a whole must comply with, according to the Technical Specifications.

1.1.84	“Minimum Spill Water Demonstrated Capacity” means 3 MW.

1.1.85	“Mobilization” means the commencement of Works at the Project Area by the Contractor.

1.1.86	“Monthly Payment Certificate” means a certificate issued under Section 14.1.2., in the form set forth in Schedule 7.

1.1.87	“Net Electric Output” means the sum of the electric output as measured at the Electricity Measuring Point during Performance Tests, while each or some of the Generator Sets or the Plant as a whole are operating at Maximum Load (but excluding any generating capacity of the Spill Water Generator). Net Electric Output will be expressed in KW.

1.1.88	“Net Electric Output Test” means a test (conducted in accordance with Exhibit C) of each or some of the Generator Sets or the Plant as a whole (but excluding any generating capacity of the Spill Water Generator), while they are operating at Maximum Load meeting at all times all the other Performance Guarantee Levels, to determine the compliance with the Guaranteed Net Electric Output or the Minimum Net Electric Output Levels.

1.1.89	“Notice to Commence” means the written notice to the Contractor issued by Owner directing the Contractor to begin all activities necessary to complete the Works as contemplated herein.

1.1.90	“Official” means: (a) any officer or employee of a local or foreign government, department (whether executive, legislative, judicial or administrative), agency or instrumentality of such government, including a regional governmental body or a government-owned business, or of a public international organization; (b) any person acting in an official capacity for or on behalf of such government, department, agency.

1.1.91	“Owner” is defined in the preamble hereto and includes legal successors of such Person, including any assignee of such Person permitted under Section 22.18 but not (except with the consent of the Contractor provided that such consent may not be unreasonably withheld or delayed) any subsequent assignee of such Person.

1.1.92	“Owner Permits” means the permits described in Exhibit F.

1.1.93	“Owner’s Representative” means any and all Persons appointed from time to time by Owner and notified as such to the Contractor.

1.1.94	“Parent Guaranty” means each parent guaranty executed by each of Astaldi and GyM substantially in the form set forth in Schedule 15.

1.1.95	“Partial Taking-Over Certificate” means a certificate issued under Section 11.1 for each Generator Set, in the form set forth in Schedule 10.

1.1.96	“Partial Taking-Over Date” means the date when the Contractor has demonstrated that each Generator Set, individually, meets or exceeds the Partial Taking-Over Levels, which notification date shall be the date acknowledged and stated by Owner’s Representative in the Partial Taking-Over Certificate.

1.1.97	“Partial Taking-Over Levels” means with respect to each Generator Set, no less than eighty percent (80%) of the Performance Guarantee Levels for Net Electric Output.

1.1.98	“Parties” has the meaning ascribed to it in the introduction.

1.1.99	“Performance Guarantee Level(s)” means the Guaranteed Efficiency and the Guaranteed Net Electric Output of each Generator Set and for the Plant as a whole, excluding the Spill Water Generator, and the Functional Guarantees over other Plant Equipment and Minimum Spill Water Demonstrated Capacity, measured during Performance Tests while the Works are operating in compliance with all Applicable Laws of Peru and Applicable Permits and in accordance with Exhibit B.

1.1.100	“Performance Bond” means the letter of credit to be provided by the Contractor substantially in the form set forth in Schedule 4.

1.1.101	“Performance Test Certificate” means the certificate issued by Owner under Sections 10.4 and 10.7 in the form set forth in Schedule 9.

1.1.102	“Performance Test Protocol” means the procedures for performance and acceptance testing for each Generator Set and for the Plant as a whole, set forth in Exhibit C.

1.1.103	“Performance Tests” means the tests specified in this Contract and designated as such, and any other such tests as may be agreed by Owner’s Representative and the Contractor or instructed as a Variation, which are to be carried out by the Contractor before the Plant is taken over by Owner, in accordance with Article X hereof and Exhibits A and C.

1.1.104	“Permanent Works” means all those components and civil works defined or contemplated in the Technical Specifications for the Plant, including all related facilities located on, under or around the Project Areas, taken as a whole, including the dam, the Spill Water Generator, the Access Roads, all underground structures and the substation and transmission line.

1.1.105	“Person” means any individual, corporation, company, partnership, joint venture, association, trust, unincorporated organization, entity or Governmental Authority.

1.1.106	“Peru” means the Republic of Peru.

1.1.107	“Peruvian Soles” means Nuevos Soles of Peru.

1.1.108	“Plant” has the meaning ascribed to it in the recitals.

1.1.109	“Plant Equipment” means all hydromechanical equipments, mechanical and electrical apparatus and parts which form part of the Plant, including the Major Items of Equipment.

1.1.110	“Precommissioning” means the acts, tests and procedures involved in checking-out, starting-up and initially operating the Permanent Works

1.1.111	“Preliminary Schedule of Payments” means Contractor’s referential schedule of payments described in Schedule 6.

1.1.112	“Preliminary Works” means the part of the Works which will be performed by the Contractor between the Limited Notice to Commence and the Notice to Commence, as described in Exhibit A, and which includes topographic surveys, geo-physic investigation, geologic investigation, engineering basic design, purchase orders of critical equipment and plants, construction of Access Roads and Accessways to the dam and powerhouse areas, including mobile working camps and spoil area preparation, maintenance and conditioning of the Access Routes where necessary to allow safety transit of the personnel and equipment, commencement of the construction of bridges over the Mantaro river, commencement of the earth moving activities of the camp sites and of the construction of the temporary electric transmission line for construction purposes.

1.1.113	“Preliminary Works Lump Sum” means the portion of the Lump Sum Price payable to Contractor for the performance of the Preliminary Works, as described in the Preliminary Schedule of Payments, for the amount of Forty Million Dollars (US$ 40,000,000.00).

1.1.114	“Profit” means, with respect to any Cost, an amount equal to five percent (5%) of such Cost.

1.1.115	“Progress Reports” means the progress reports to be delivered by the Contractor as set forth in Section 5.13.

1.1.116	“Project Areas” means the geographical areas, within the Concession Area, where the Works are to be executed as described in Exhibit H.

1.1.117	“Project Data” means the information described in Section 5.8 as set forth in Exhibit D.

1.1.118	“Project Schedule” means Contractor’s detailed schedule for performing the Works pursuant to Section 5.12. Contractor’s preliminary Project Schedule (summary level) is set forth in Schedule 1.

1.1.119	“Prudent Electrical Practices” means with regard to the design, construction and erection, installation of the Plant, those practices, methods, standards and equipment as changed, from time to time, that are generally accepted internationally for use in electric utility industries and that are compatible with the safety and reliability of the Grid, as well as the employment of competent technical personnel qualified in established and generally accepted electrical engineering applications and operations, in order to operate the Plant Equipment lawfully, safely, efficiently and with dependability in accordance with all applicable Peruvian statutes, regulations, codes and standards.

1.1.120	“Prudent Utility Practices” means those practices, methods and equipment, in effect at the time of performance of the applicable Works, that are commonly used by reputable utilities operating on an international basis in the electric utility industry and having regard to operational considerations in Peru as prudent to design, construct, equip, operate and maintain electric power generating equipment lawfully and giving due regard to safety, dependability, efficiency and economy.

1.1.121	“Punch List” means the list submitted by the Contractor and approved by Owner’s Representative of items that are not completed as of the date required regarding the Works, such as insulation, painting, final cleanup, final grading and any other portion of the Works which do not constitute Defects or Deficiencies and which do not affect the operability, safety or mechanical and electrical integrity of the Plant.

1.1.122	“Q-System” means the Norwegian Geotechnical Institute System classification (Barton et al., 1974, 1994, 2002) used to express the quality of the rock mass classification for Surface Invasive and Subsurface Civil Works.

1.1.123	“Raw Data” means data that has not been processed for use and that is collected as a result of the performance of any Performance Test pursuant to this Contract.

1.1.124	“Receiving Party” means (a) a Party that receives Confidential Information from the Disclosing Party; (b) such Party’s Affiliates; and, (c) such Party’s or its Affiliate’s directors, officers, employees, consultants, subcontractors, advisors, rating agencies, insurers or financial institutions provided that any such person is bound to a duty of confidentiality with the relevant Party.

1.1.125	“Remains” means all fossils, coins, articles of value or antiquity, and structures and other remains or things of geological or archaeological interest.

1.1.126	“Remedial Plan” is defined in Section 9.3.

1.1.127	“Representatives” means Owner’s Representative, Contractor’s Representative and the Lender’s Representative.

1.1.128	“Review Period” means in connection to any Construction Document, the period required by Owner’s Representative for review and approval of such Construction Document as provided in Exhibit A.

1.1.129	“RM” means a Q System specific rock class mass condition, as established in Exhibit I.

1.1.130	“Rules” means Rules of Arbitration adopted by the Center, as in effect at the time the party requesting the arbitration files its request for arbitration.

1.1.131	“Scheduled Final Taking-Over Date” means forty-eight (48) months from the Commencement Date.

1.1.132	“Scheduled Partial Taking-Over Dates” means one thousand three hundred and sixty (1360) days for the first Generator Set and one thousand four hundred and twenty five (1425) days for the second Generator Set, from Commencement Date.

1.1.133	“Shipment Notice” has the meanings ascribed to it in Section 8.2.

1.1.134	“Site” means Contractor’s central office to be located within the boundaries of the areas specified in Schedule 21.

1.1.135	“Spill Water Generator” means the electric generator(s) to be powered solely by the ecological flow of the dam approved by the Peruvian Governmental Authority, with a maximum capacity of the lower of 10 MW or the capacity in megawatts agreed by the Parties in writing.

1.1.136	“Spill Water Generator Bonus” means an amount equal to the difference between the Tested Spill Water MW Capacity minus the lower of the Minimum Spill Water Demonstrated Capacity and the maximum capacity of the Spill Water Generator, multiplied by US$ 1,000.00 per kilowatt.

1.1.137	“Start-Up” means the process of collectively starting and initially operating the aggregate of systems, subsystems, and components of each Generator Set. A necessary prerequisite of Start-Up is that Pre-commissioning on individual systems, subsystems, components and auxiliaries for the relevant Generator Set has been safely and successfully completed. Unless otherwise stated herein, Start-Up will commence at energization of the low voltage bus and will conclude upon the commencement of the Performance Tests of the relevant Generator Set.

1.1.138	“Subcontractor” means any subcontractor, contractor, manufacturer, supplier or other Person engaged in any part of the Works or any Person to whom a part of the Works has been subcontracted in accordance with Section 5.4, and the legal successors to such Person, but not any assignee of such Person and for the avoidance of doubt will not include contractors or subcontractors of Owner. In no case shall Subcontractor include any Person retained by Owner or any third party to perform work.

1.1.139	“Subcontractor List” means the list of Subcontractors as set forth in Schedule 2.

1.1.140	“Supervisor” means the Person or Persons appointed by Owner to supervise the execution of the Works in accordance with Section 4.1 hereof.

1.1.141	“Surface Invasive and Subsurface Civil Work” is any part of the Works involving major excavation or tunneling (the powerhouse cavern, the left half of the dam’s foundation, the Headrace Tunnel, the tailrace tunnel and auxiliary tunnels) but excludes any work related to the diversion tunnel, Access Routes, Accessways and quarries, as described in Exhibit I.

1.1.142	“Technical Specifications” means the document entitled Technical Specifications included in Exhibit A, including the Construction Documents, the basic design and the Detailed Design, which contain the technical characteristics and conditions of the Works.

1.1.143	“Temporary Works” means all temporary works of every kind, other than Contractor’s Equipment, including the Accessways, required for the execution and completion of the Works and the remedying of any Defects or Deficiencies.

1.1.144	“Termination Fee” means the fees for termination as set forth in Section 17.3.

1.1.145	“Test Procedures” has the meaning ascribed to it in Section 10.4.

1.1.146	“Tested Spill Water MW Capacity” means the Net Electrical Output measured during the Performance Test of the Spill Water Generator.

1.1.147	“Time for Completion” means the time required herein for achieving the Partial Taking-Over Date, the Final Taking-Over Date and the Actual Project Acceptance Date, from Commencement Date and includes adjustments (if any) in accordance with this Contract.

1.1.148	“Training Program” means the training program provided by the Contractor for operators of the Plant as set forth in Exhibit A.

1.1.149	“Variation” means any alteration or modification to this Contract, which is instructed in writing by Owner or approved in writing as a Variation by Owner, in accordance with Article XV.

1.1.150	“Unit Rates” means the unitary value assigned to Surface Invasive or Subsurface Civil Work as set forth in Exhibit I.

1.1.151	“Unit Values” means the value of all items listed in the bill of quantities detailed in the Preliminary Schedule of Payments, Schedule 6.

1.1.152	“Warranty Letter of Credit” means the bank guarantee to be provided by Contractor substantially in the form set forth in Schedule 5.

1.1.153	“Warranty Period” means the period starting on the Final Taking-Over Date and ending on (a) the first anniversary of the Final Taking-Over Date in the case of all Works which are not civil Works; and (b) the fifth anniversary of the Final Taking-Over Date in the case of civil Works;

1.1.154	“Works” means the Permanent Works and the Temporary Works concerning the Plant, including engineering and design, procurement, manufacture, delivery, site clearance, civil works, construction and erection, installation, training, Start-Up (including calibration, inspection and Start-Up operation), demonstration and testing with respect to the Permanent Works and Temporary Works to be performed by the Contractor pursuant to the Contract. The term ‘Works’ includes all or partial portions of the foregoing, including labor, materials, equipment, machinery, tools, transportation, construction fuels, chemicals, utilities, administration, and any other services or items to be used by the Contractor or its Subcontractors in the prosecution of this Contract, wherever the same are being performed.

1.1.155	“Workbook” means a numbered book/registry to be maintained by the Contractor in which the Representatives shall write and sign all the daily incidences, occurrences, orders, questions, consultations and answers to such questions and consultations during the execution of the Works.

1.2	Headings - Headings are for ease of reference only and may not be used to determine or interpret the content of the provisions of this Contract.

1.3	Interpretation - Words importing Persons or parties shall include firms and corporations and any organization having legal capacity. Words importing the singular also include the plural and vice versa where the context requires. Words importing one gender also include other genders. The words “herein” “hereof” and “hereunder” shall refer to this Contract as a whole and not to any particular section or subsection of this Contract; and the words “include” “includes” or “including” shall mean “including, but not limited to.”

Any reference to the terms “articles”, “clauses”, “sections”, “exhibits” or any similar term generally used to identify specific subdivisions of a contract or document, shall be deemed to mean an “article”, “clause”, “section”, “exhibit” or any other specific subdivision of this Contract, as the case may be. References to any document, instrument or agreement shall mean such document, instrument or agreement, as amended, modified and supplemented from time to time and in effect at any given time.

II.	OWNER

2.1	Access to and Possession of the Project Areas -. Owner shall timely grant the Contractor right of access to and possession of Project Areas as necessary for the performance of the Works by Contractor in accordance with the Project Schedule.

Owner will be responsible of acquiring the land and/or establish Easement Rights over all areas which are Project Areas and are required by the Contractor for the construction, alteration or modification of the Works, Accessways and Access Roads, in accordance with Exhibit H.

Easement Rights and/or acquisition of land and/or permits required for Access Routes will be the exclusive responsibility of the Contractor. The imposition of Easements Rights and the acquisition of property rights over additional areas within the Concession Area that are not Project Areas will be the exclusive responsibility of the Contractor.

If the Contractor suffers delay or incurs Cost from failure on the part of Owner to grant right of access to or possession of Project Areas, in accordance with the previous paragraphs, the Contractor shall give notice to Owner’s Representative within ten (10) days of suffering such delay or incurring such Cost, and after receipt of such notice and provided that the Owner’s failure to grant right of access to or possession of Project Areas was not caused by the Contractor, Owner’s Representative shall proceed in accordance with Article XV to agree or determine:

(a)	any extension of time to which the Contractor is entitled under Section 9.4; and

(b)	the amount of such Cost plus Profit thereon which shall be added to the Lump Sum Price and shall notify the Contractor accordingly.

For the avoidance of doubt, the granting of possession of Project Areas shall not be treated as creating any legal or other interest over Project Areas in favor of the Contractor.

If by application of this section, the Contractor acquires title or any legal interest over pieces of land located within the Project Areas, the Contractor must transfer title of such pieces of land to Owner promptly free and clear of any and all liens, claims, security interests or other encumbrances.

The Contractor shall provide, at his own cost and subject to Owner’s approval, any additional pieces of land, any clearances, temporary rights of access, rights of way, work space or easement rights outside the Project Areas that are required by it for the purposes of the Works.

Owner will retain unlimited access for itself, for the Owner’s Representative, for the Lenders, the Lender’s Representative, the insurer or the insurers and the Supervisor who shall be entitled to enter into and remain at the Project Areas at all times without prior notice and without the Contractor’s prior consent. Contractor shall also permit unrestricted access to the Project Areas to any Governmental Authority according to the Applicable Laws.

2.2	Permits, Licenses or Approvals - Owner shall timely obtain all the Owner Permits as necessary for the performance of the Works by Contractor in accordance with the Project Schedule. Owner will also be responsible for obtaining all authorizations needed to modify or adjust those permits to the new design of the Works according to the Technical Specifications.

If the Contractor suffers delay or incurs Cost from failure on the part of Owner to obtain Owner’s Permits in accordance with the previous paragraph, the Contractor shall give notice to Owner’s Representative within ten (10) days of suffering such delay or incurring such Cost, and after receipt of such notice and provided that the Owner’s failure to obtain Owner’s Permits was not caused by the Contractor, Owner’s Representative shall proceed in accordance with Article XV to agree or determine:

(a)	any extension of time to which the Contractor is entitled under Section 9.4; and

(b)	the amount of such Cost plus Profit thereon which shall be added to the Lump Sum Price and shall notify the Contractor accordingly.

Owner shall, at the request of the Contractor, provide reasonable assistance in applying for permits, licenses or approvals which are required for any part of the Works and required to be obtained by the Contractor for delivery (including clearance through customs) of Major Items of Equipment, Materials and Contractor’s Equipment, and for the completion of the Works. Such requests may also include requests for Owner’s assistance in applying for any necessary government consent to the re-export of Contractor’s Equipment when it is removed from the Project Areas. It is the sole responsibility of the Contractor to timely request such assistance and to provide all necessary documentation and other information to facilitate the provision of such assistance. The Contractor shall reimburse the Owner for any documented out of pocket expenses incurred by the Owner in providing the assistance provided by the Owner to the Contractor pursuant to this Section 2.2.

2.3	Owner’s Right to do Work - If the Contractor fails to commence to furnish sufficient workers of the required skill, or materials of the required quality or quantity or fails to perform the Work in accordance with the requirements hereof or the Project Schedule, within fifteen (15) days after written notice specifying such failure, and such failure is affecting the Time for Completion, Owner shall have the option to supply workers, materials, or both, and perform the Works.

Owner shall deduct expenses incurred in engaging other contractors, and supplying workers and material from payments due or which may become due to the Contractor. If expenses exceed the balance due or which becomes due to the Contractor, the Contractor shall pay the excess to Owner immediately upon written demand therefor.

The Contractor shall allow other contractors or entities access to their work within the Project Areas. The Contractor shall make no claims against Owner for additional payment due to delays or other conditions created by the reasonable operations of such other parties, provided that, if such other parties materially interfere with the Contractor’s reasonable performance of the Works, the Contractor shall have the right to request a Variation in accordance with Section 15.1 to the extent necessary to overcome the impact of such interference or hindrance.

Any Work provided by Owner due to the Contractor’s failure to perform shall be charged to the Contractor at Owner’s Cost plus Profit and shall not relieve the Contractor from any obligation or responsibility provided in this Contract.

2.4	Owner’s Financial Arrangements – The Owner within ten (10) days after the Notice to Commence has been delivered, and up to three (3) times before the Actual Project Acceptance Date, upon Contractor’s written request, will provide reasonable evidence that financial arrangements have been made as to enable the Owner to pay the Lump Sum Price in accordance with Section 14. If the Owner makes any material change to any of Financing Documents, the Owner shall promptly give notice to the Contractor with detailed particulars.

III.	OWNER’S REPRESENTATIVE

3.1	Owner’s Representatives Duties and Authority - Owner’s Representative shall carry out the duties and exercise the authority provided in this Contract. Owner’s Representative shall have no authority to amend this Contract and the Contractor shall have no obligations to perform any such amendment except pursuant to an executed Variation.

3.2	No Implied Waiver

Any proposal, inspection, examination, testing, consent, approval or similar act by Owner’s Representative, including any omission by Owner’s Representative to disapprove, object or notify any breach of the Contractor’s obligations under this Contract, will not relieve the Contractor from any duty, responsibility or obligation, including responsibility for errors, omissions, discrepancies, and non-compliance with Sections 6.3 and 6.4.

3.3	Owner’s Representative’s Authority to Delegate - Owner’s Representative may from time to time delegate any of his duties to the Supervisor or assistants, and may at any time revoke any such delegation. Any such delegation or revocation shall be in writing and shall not take effect until a copy has been delivered to Owner and the Contractor, specifying the powers, functions and authorities being delegated or revoked

The Supervisor or the assistants shall be suitably qualified persons who are competent to carry out these duties and exercise this authority.

Any determination, instruction, inspection, examination, testing, consent, approval or similar act by any such assistant of Owner’s Representative in accordance with the delegation shall have the same effect as though it had been an act of Owner’s Representative. However:

(a)	any failure to disapprove any equipment, Materials, Main Spare Part, design or workmanship shall not prejudice the right of Owner’s Representative to reject (if prior to the start of the Warranty Period) or make a warranty claim (if the Warranty Period is in effect) on such defective item, Materials, Main Spare Part, design or workmanship;

(b)	if the Contractor questions any determination or instruction of an assistant of Owner’s Representative, the Contractor may refer the matter to Owner’s Representative who shall confirm, reverse or vary such determination or instruction.

3.4	Owner’s Representative’s Instructions - The Contractor shall comply with instructions given by Owner’s Representative in accordance with this Contract.

IV.	SUPERVISOR

4.1	General Obligations –

Owner will communicate to the Contractor the appointment of the Supervisor before the Limited Notice to Commence or the Notice to Commence, as applicable. However, from the Limited Notice to Commence until the Notice to Commence, the Supervisor’s duties may be performed by Owner.

Owner may change the Supervisor at any time by notice to Contractor.

The Supervisor will provide assistance to Owner for the observational oversight of this Contract during the construction of the Plant and until the Actual Project Acceptance.

The observation to be carried out by the Supervisor mainly encompass the following:

(a)	observe and inventory the engineering and design and the Detailed Design and the Construction Documents produced by the Contractor;

(b)	observe the manufacturing, factory assembling, testing and preparation for shipment of the Plant Equipment, including the Major Items of Equipment;

(c)	observe and inventory the methods and procedures to be used in the design and manufacturing by the Contractor;

(d)	observe the execution of the civil works;

(e)	observe the quality control of all construction, erection, testing of equipment and the commissioning activities carried out by the Contractor to determine if such is being performed properly and according to the terms and conditions of this Contract;

(f)	attend the execution of the Performance Tests;

(g)	approve the respective payments to the Contractor; and

(h)	Issue reports on the above matters to Owner.

Any proposal, inspection, examination, testing, consent, approval or similar act by the Supervisor (including absence of disapproval) shall not relieve the Contractor from any duty, responsibility or obligation, including responsibility for errors, omissions, discrepancies, and non-compliance with Sections 6.3 and 6.4.

4.2	Supervisor’s Rights –The Supervisor may maintain on the Project Areas throughout the construction of the Plant and until the Actual Project Acceptance a team of resident engineers and technicians. This team may observe any and all construction, Plant Equipment erection, testing and commissioning operations of the Contractor, in order to assess the conformity and quality of the Works for Owner. In addition, the Supervisor or its personnel may carry out at all reasonable times and whenever deemed necessary, inspection visits to the Project Areas as well as to all workshops, storage facilities and installations where Major Items of Equipment are manufactured, assembled, tested or prepared for shipment.

All information produced by the Contractor shall be communicated to the Supervisor with the authorization of and information to Owner.

4.3	Control and Monitoring of the Project Schedule –The Supervisor may observe all phases and operations of the Works to see if they remain organized throughout construction to respect the Project Schedule. The Supervisor may alert the Contractor promptly, whenever the Supervisor foresees any risk of delays and may request that the Contractor analyze its programs and sequences of work. The Supervisor may suggest partial or general adaptations of the program whenever it deems necessary.

4.4	Reporting –The Supervisor may prepare and submit to Owner monthly progress and site activity reports basically containing all figures and site measurements, results of quality control, observations and description of factual events occurring on the Project Areas and in home offices or shops of all Major Items of Equipment, and any other report that Owner may deem appropriate.

4.5	Supervisor’s duties during Warranty Period –The Supervisor will provide assistance to Owner during the Warranty Period when required by Owner. Plant Equipment as well as civil works specialists and experts will be made available to Owner for performing site visits when needed to provide the technical and contract management services during this period.

V.	CONTRACTOR

5.1	General Obligations - The Contractor shall perform or cause to be performed the Preliminary Works once the Limited Notice to Commence has been given and Permanent Works and the Temporary Works once the Notice to Commence has been given, including as applicable, engineering and design, procurement, manufacture, delivery, site clearance, civil works, construction and erection, installation, training, start-up (including calibration, inspection and start-up operation), demonstration and testing of the Works, and provide all labor, Major Items of Equipment, Materials, Auxiliary Services, equipment, machinery, tools, transportation, construction fuels, chemicals required in connection with the Contractor’s performance of any part of the Works, utilities required in connection with the Contractor’s performance of any part of the Works (except to the extent expressly provided otherwise herein), administration and other services or items required to complete the Works, all on a lump sum, fixed price (with the exception of Surface Invasive and Subsurface Civil Work), turnkey basis and otherwise in accordance with this Contract, including without limitation the Technical Specifications, and in compliance with all Applicable Laws and Applicable Permits which apply to the Works, and generally recognized professional and industry standards (including Prudent Utility Practices and Prudent Electrical Practices). The Contractor shall further design, engineer, construct and execute the Works in a manner consistent with the requirements of this Contract and to provide Owner a complete, integrated and fully functional hydropower generating Plant to be used for base load service.

Owner is relying upon the expertise of the Contractor to furnish the completed Plant in accordance with the terms of this Contract. The Contractor acknowledges Owner’s reliance upon the expertise of the Contractor as set forth in this Section 5.1.

The Works shall be completed by the Contractor wholly in accordance with this Contract and generally recognized professional and industry standards (including Prudent Utility Practices and Prudent Electrical Practices), compliant with the Applicable Laws of Peru and Applicable Permits. The Works shall include any work which is necessary to satisfy the Technical Specifications and Schedules, or is implied by this Contract, or arises from any obligation of the Contractor, and all works not mentioned in this Contract but which may be reasonably inferred from this Contract to be necessary for the stability or completion or the safe, reliable and efficient operation of the applicable Works.

The Contractor shall design, execute and complete the Works, including providing Construction Documents, within the Time for Completion, each as provided herein, and shall remedy any Defects or Deficiencies that may arise within the Warranty Period irrespective of whether such Defects or Deficiencies can be remedied during such Warranty Period. The Contractor shall provide all superintendence, labor, plant, Materials, Main Spare Parts, Contractor’s Equipment, Temporary Works and all other things, whether of a temporary or permanent nature, required in and for such design, execution, completion and remedying of Defects or Deficiencies.

The Contractor shall execute the Works continuously and diligently and shall achieve the Partial Taking-Over Dates and the Final Taking-Over Date on or before the Scheduled Partial Taking-Over Date and the Scheduled Final Taking-Over Date, and thereafter achieve the Actual Project Acceptance Date as expeditiously as possible, but not later than one hundred eighty (180) days after the Final Taking-Over Date, or if Owner exercises its right under Section 10.9, one hundred eighty (180) days after the Contractor is provided access again to the Works to perform Performance Tests (“Early Operation Extension Period”).

Unless as otherwise stated in the Contract, the Contractor knows and accepts that during the execution of the Works (with the exception provided in Sections 5.9 and 5.10) it may find geological, hydrological or meteorological or other conditions that could affect construction costs or the Time for Completion. The Contractor declares that has reviewed the Project Data and made such other investigations as it deems necessary and has considered all risks (whether related thereto or not) in its derivation of the Lump Sum Price. As a result, if any such risks arise, the Contractor will not be released from its obligations under the Contract on the basis of a Force Majeure claim or on any other basis and will not be entitled to a Variation for the adjustment of the Lump Sum Price or the extension of the Time for Completion. This provision shall not prejudice Contractor’s rights according to Article XX for future supervening Force Majeure events that are not caused by the conditions existing at the Effective Date.

The Contractor shall satisfy itself prior to the Effective Date regarding the design criteria (if any) included in the Technical Specifications and the accuracy of any setting-out points, lines and levels of reference specified therein. The Contractor shall make no claim for additional compensation, extension of the Time for Completion, Variation or otherwise for any alleged error, fault or defect in the Technical Specifications.

The Contractor shall take full responsibility for the adequacy, stability and safety of the Plant, of all means and methods of construction by Contractor and its Subcontractors and of all the Works, irrespective of any approval or consent or the lack thereof by Owner’s Representative or the Supervisor. Once the Works are completed, they shall be fit for purpose as defined under this Contract and the Technical Specifications.

The intent of this Contract is to relieve Owner of the necessity of engaging or supplying any labor, service or material to complete the Plant unless the labor, service or material is expressly stated in this Contract as being furnished by Owner.

5.2	Contractor’s Representative - Unless the Contractor’s Representative is named in this Contract, the Contractor shall, within fourteen (14) days of the Effective Date, submit to Owner’s Representative for consent the name and particulars of the Person the Contractor proposes to appoint, which shall not be unreasonably delayed or withheld. The Contractor shall not revoke the appointment of the Contractor’s Representative without the prior consent of Owner’s Representative.

The Contractor’s Representative shall be a full time employee of the Contractor dedicated to directing the preparation of the Construction Documents and the execution of the Works. Except as otherwise stated in this Contract, the Contractor’s Representative shall receive (on behalf of the Contractor) all notices, instructions, consents, approvals, certificates, determinations and other communications under this Contract. Whenever the Contractor’s Representative is to be absent, a suitable replacement person shall be appointed, and Owner’s Representative shall be notified accordingly. Owner will have the right to approve those individuals who will hold key project positions as defined in Exhibit E. Owner shall have the right at all times to require that any personnel (whether or not previously approved by Owner) be removed and replaced by personnel acceptable to Owner in the case that any person is not fit, skilled or capable of performing the work assigned to him or otherwise jeopardizes the safety or efficient performance of any part of the Works.

Subject to the written consent of Owner’s Representative, the Contractor’s Representative may delegate any of his powers, functions and authorities to any competent person, and may at any time revoke any such delegation. Any such delegation or revocation shall be in writing and shall not take effect until Owner’s Representative has received prior notice signed by the Contractor’s Representative, specifying the powers, functions and authorities being delegated or revoked. The Contractor’s Representative and such persons shall be fluent for day-to-day communications in written and verbal English and Spanish.

5.3	Coordination of the Works - The Contractor shall be responsible for the coordination and proper execution of the Works, including cooperation with Owner’s other contractors so as to minimize conflicts with the Works. The Contractor shall, as specified in the Technical Specifications, afford all reasonable opportunities for carrying out its work to:

(a)	any other contractors employed by Owner and their workmen;

(b)	the workmen of Owner; and

(c)	the workmen of any legally constituted public authorities who may be employed in the execution on or near the Project Areas of any work not included in this Contract, which Owner may require.

If any part of the Works depends for proper and timely execution or results upon the work of any other contractor, the Contractor shall inspect and promptly report in writing to Owner any Defects or cause of delay in such work that renders it unsuitable for such proper and timely execution or results. Failure of the Contractor to do so shall constitute its acceptance of such other work as fit and proper for the reception of the Works.

The Contractor shall timely inform to Owner’s Representative and the Supervisor the scope of works related to Subcontractors and suppliers who will perform works within the Project Areas.

5.4	Subcontractors - The Contractor shall not subcontract any portion of the Works whose value exceeds five millions Dollars (US$ 5,000,000) without the prior written consent of Owner. Unless otherwise stated in this Contract:

(a)	the Contractor shall not be required to obtain consent for purchases of new Materials or for subcontracts for which the Subcontractor is an Affiliate or named in this Contract or identified in the Subcontractor List set forth in Schedule 2;

(b)	the prior consent of Owner’s Representative shall be obtained (and shall not be unreasonably delayed, withheld or conditioned) to other proposed Subcontractors not set forth in subparagraph (a) above; and

(c)	not less than twenty-eight (28) days before the intended date of each new Subcontractor commencing work on the Project Areas, the Contractor shall notify Owner’s Representative and the Supervisor of such intention.

The Contractor shall be responsible for observance by all Subcontractors of all the provisions of this Contract. The Contractor shall be responsible for the acts or defaults of any Subcontractor, his agents or employees, in the performance of the Works as fully as if they were the acts or defaults of the Contractor, his agents or employees. Any subcontracting by the Contractor of any portion of the Works shall not release or discharge the Contractor of any of its responsibilities or obligations under this Contract. Any Subcontractor warranties extending beyond the Warranty Period (or any longer applicable period agreed to by the Contractor) shall be assigned to Owner.

All Works performed for the Contractor by a Subcontractor shall be governed by terms and conditions provided in written contracts executed between Contractor and Subcontractor.

The Contractor agrees to incorporate into each Subcontractor agreement greater than one million five hundred thousand Dollars (US$1,500,000) in value, terms and conditions substantially equivalent to those in this Contract to the extent applicable to such Subcontractor’s work. All such Subcontract agreements and purchase orders shall contain a provision providing for assignment of such subcontracts or purchase orders to Owner in the event of termination of the Contractor’s employment pursuant to the terms of this Contract. Such assignment will be at the discretion of Owner and at no cost to Owner.

At any time during the execution of the Works, Owner may reasonably require the Contractor to remove any Subcontractor employed on the Project Areas.

The Contractor shall pay each Subcontractor the amount to which said Subcontractor is entitled under the applicable subcontract. Contractor shall execute and deliver to Owner a certificate substantially in the form of Schedule 22 (Form of Proof of Subcontractor Payment) every three (3) months, by which Contractor will represent and warrant to Owner that it paid to the Subcontractors any amounts due to the Subcontractor that are related to the amounts evidenced in the relevant invoice.

5.5	Assignment of Subcontractor’s Obligations - If a Subcontractor has undertaken a continuing obligation to the Contractor for work designed or executed, or Major Items of Equipment, Materials, Auxiliary Services or other services supplied, by such Subcontractor, and if such obligation extends beyond the expiry of the Warranty Period, the Contractor shall if permitted under the terms of such Subcontract, upon the expiry of the Warranty Period, assign the benefit of such obligation to Owner for its unexpired duration at the request of Owner. The Contractor shall ensure that all of its rights under any Subcontract that is valued at greater than one million five hundred thousand Dollars (US$1,500,000), are capable of being assign to Owner. Such assignment will be at the discretion of Owner and at no cost to Owner.

5.6	Setting Out - The Contractor shall set out the Works in relation to original points, lines and levels of reference specified in the Technical Specifications or, if not specified, given by Owner’s Representative in writing. The Contractor shall correct, at his cost, any error in the positions, levels, dimensions or alignment of the Works. The Contractor shall be responsible for the joining and fitting of all civil works and parts of the Works in a manner such that the Plant can operate as an integrated power plant, and any checking or inspection by Owner or the Supervisor shall not relieve the Contractor of any responsibility as to the correctness of the Works.

5.7	Quality Assurance/Quality Control (QA/QC) - Unless otherwise stated in this Contract, the Contractor shall institute a quality assurance system to demonstrate compliance with the requirements of this Contract that conforms to the guidelines provided by Schedule 20. The implementation of a quality assurance system pursuant to this Section 5.7 will not relieve the Contractor of any of its duties, obligations or responsibilities with Owner under this Contract.

The Contractor shall make available to Owner’s Representative and the Supervisor all quality assurance or quality control procedures and compliance documents at the Contractor’s premises before the commencement of each design and execution stage. When any QA/QC document is issued to Owner’s Representative and the Supervisor, it shall be accompanied by the signed quality statements for such document, in accordance with the details stated in this Contract. Owner’s Representative may instruct the Contractor to amend any quality assurance or quality control procedure that does not adhere to the guidelines provided in Schedule 20 and to take any corrective action that is needed to achieve compliance with such guideline.

5.8	Existing Project Data - The Contractor shall be solely responsible for interpreting and using all of the data provided by Owner and contained in Exhibits A and D, and Owner makes no warranty or representation that such information is accurate, complete or exhaustive, except as stated below. In case of contradiction between the information contained in Exhibits A and D, Exhibit A will prevail. Exhibit D shall supplement the omissions that may exist in Exhibit A.

The Contractor shall be deemed to have inspected and examined the Concession Area, its surroundings, the Project Data and other available information, and to have satisfied itself prior to the Effective Date as to:

(a)	the form and nature of the Concession Area, including all Concession Area conditions;

(b)	unless as otherwise stated in the Contract, all applicable hydrological and climatic conditions, including those of the Concession Area and Peru;

(c)	the extent and nature of the work, labor, manpower, services including Auxiliary Services, construction equipment, Materials necessary for the execution and completion of the Works, and the remedying of any Defects or Deficiencies; and

(d)	the means of access to the Project Areas and the accommodation it may require.

The Contractor shall be deemed to have obtained all necessary information as to risks, contingencies and all other circumstances which may influence or affect the Lump Sum Price or Project Schedule.

The Contractor has thoroughly investigated the Concession Area, including any applicable easements, water sources, access to the Project Areas, transportation, international and local labor conditions, all Applicable Laws in the locations where Works are to be performed; and has investigated the Applicable Permits required as of the Effective Date and all attachments hereto; and investigated all other matters or conditions it deems relevant or that could affect execution of the Works, and the Contractor shall not be entitled to and shall make any claim for additional compensation, Force Majeure, extension of the Time for Completion, Variation or otherwise, for any reason relating to any of the foregoing matters (other than as provided in this Contract) or for any matter relating to conditions encountered above, below on or at the Project Areas on the ground of any allegation or fact that incorrect or insufficient information was given to them by Owner or any other Person, whether in the employ of Owner or otherwise.

The Owner acknowledges that the Contractor shall design the Plant on the basis of hydrological and water quality data supplied by the Owner included in Exhibit D and therefore, the Contractor shall not be held liable for the accuracy of such data. Correctness and Sufficiency of the Lump Sum Price—The Contractor shall be deemed to have satisfied itself as to the correctness and sufficiency of the Lump Sum Price. Unless otherwise stated in this Contract, the Lump Sum Price (other than with respect to Surface Invasive or Subsurface Civil Work) shall cover the performance of all its obligations under this Contract.

5.9	Foundations and Tunnels - All Surface Invasive and Subsurface Civil Work, will be subject to the risk sharing mechanism set forth in Exhibit I. Modifications to the Lump Sum Price and/or an extension of Time for Completion will be granted to the Contractor according to the geological risk sharing procedures and Unit Rates set forth in Exhibit I, through the execution of a Variation.

5.10	Access to the Concession Area - The Contractor shall be responsible for the selection, design and construction of Access Roads and Accessways and for the alterations or modifications that it may need to introduce in Access Routes, without prejudice to Section 2.1 and Exhibit F. The Contractor shall maintain and repair all Access Roads and Accessways and shall be responsible for repairing the Access Routes damaged by the Contractor or his Subcontractors. Such selection, design, construction, alterations, modifications, maintenance and repair of Access Roads, Access Routes and Accessways, including their use and signaling, shall conform to the Applicable Laws. The Contractor shall provide any signs or directions which he may consider necessary for the guidance and security of its staff, labor and others. The Contractor shall obtain any permission that may be required from any Governmental Authority or from any third party for the construction, modification, alteration or use of such routes, signs and directions.

Owner will not be responsible for any claims which may arise from the use or otherwise of any Access Route, Access Road or Accessway and the Contractor will defend Owner against and indemnify Owner for any third party claim or sanction imposed by any Governmental Authority for the use of any such route or for the damages suffered as a result of any such use.

The Contractor shall be deemed to have satisfied himself as to the suitability and availability of the Access Routes, Access Roads and Accessways he chooses to use in order to reach the Concession Area or the Project Areas, as applicable. Owner does not guarantee the suitability or availability of any particular route, including those described by reference in the Project Data, and the Contractor shall not be entitled to any Variation for any non-suitability or non-availability for continuous use during construction of any such route except (a) as a result of Force Majeure, if applicable, or (b) civil works on any route carried out by a Governmental Authority.

The Contractor shall use reasonable efforts to prevent any of the highways or bridges connecting with or on the route to the Concession Area from being damaged or injured by any traffic of the Contractor or any of his Subcontractors. The Contractor in particular shall select routes, choose and use vehicles and restrict and distribute loads so that any extraordinary traffic that will inevitably arise from moving the Major Items of Equipment and Material from and to the Concession Area shall be limited as far as reasonably possible so that damage or injury to such highways and bridges shall be minimized or avoided altogether.

Any modification or change in the selection, design or use of any Access Road, Access Route or Accessway shall be previously approved by Owner.

In case that the design and construction of some or all Access Roads and Accessways, are executed by local or regional authorities within the Concession Area, then the Contractor shall participate in the public bid solicitation processes conducted by such authorities according to the Applicable Law and the Contractor shall make its best efforts to be awarded the Access Contract. The Contractor shall be responsible for complying with the rules of the bid solicitation process and for the performance of its obligations under any Access Contract. The Parties will execute a Variation to reflect the impact in the cost of the Works caused by the construction of such Access Roads and Accessways under any Access Contract.

5.11	Project Schedule -

The Contractor shall submit a detailed Project Schedule of the execution of the Works to Owner’s Representative, for information, within forty-five (45) days after the Commencement Date.

The Project Schedule (in the form of a GANTT chart) shall be in a level of detail reasonably acceptable to Owner’s Representative, shall not substantially deviate from the durations and milestones established in the preliminary Project Schedule set out in Schedule 1 and shall be in accordance with the requirements hereof. The final Project Schedule shall include the following:

(a)	the order (identifying the tasks that are on the critical path) in which the Contractor proposes to carry out the Works (including each stage of design, procurement, manufacture, delivery to the Project Areas, construction, erection, testing and Precommissioning, Start-Up and the Performance Tests);

(b)	the times when submissions and approvals or consents by Owner’s Representative are required, but only if indicated as required in the Technical Specifications; and

(c)	the Precommissioning, Start-Up and Performance Tests.

The Contractor shall prepare the Project Schedule or any amendment or update to the Project Schedule in Primavera software or equivalent. The Project Schedule shall include all major events and activities in the production of Construction Documents and the periods for the pre-construction reviews under Section 6.2. Unless otherwise stated in this Contract, the Project Schedule shall be developed using critical path method and precedence networking techniques, showing early start, late start, early finish and late finish dates.

The Contractor shall, whenever required by the Owner’s Representatives or the Supervisor, provide in writing a general description of the arrangements and methods which the Contractor proposes to adopt for the execution of the Works. If Contractor materially alters any such actions, obligations or Works, the Contractor shall inform Owner’s Representative. If the progress of the Works does not conform to the Project Schedule, Owner’s Representative may request the Contractor to revise the Project Schedule, showing the modifications necessary to achieve completion within the Time for Completion.

The Contractor will not be relieved or excused of any obligation undertaken hereunder by the absence or delay of Owner’s acceptance of the Project Schedule.

5.12	Progress Reports and Meetings – Daily reports shall be prepared by Contractor and submitted to the Representatives and the Supervisor electronically on the following day. The daily report shall include all occurrences of the last twenty four (24) hours together with a description of the labour and Materials which have been incorporated in the Works.

Monthly progress reports shall be prepared by the Contractor and submitted to the Owner’s Representatives and the Supervisor electronically. One physical copy shall be delivered to Owner. The first report shall cover the period up to the end of the calendar month after that in which the Commencement Date occurred; reports shall be submitted monthly thereafter, on or before the fifth (5th) Business Day of each calendar month. Reporting shall continue until the Contractor has completed all Works which are known to be outstanding at the completion date stated in the Final Taking-Over Certificate. Each monthly report shall include:

(a)	photographs and detailed descriptions of progress, including each stage of design, procurement, manufacture, delivery to Project Areas, construction, erection, testing and Precommissioning, Start-Up and Performance Tests;

(b)	charts showing the status of Construction Documents, purchase orders, manufacture and construction;

(c)	for the manufacture of each Major Item of Equipment, Materials and Spare Parts, the name of manufacturer, manufacture location, percentage progress and the actual or expected dates of commencement of manufacture, Contractor’s inspections, tests and delivery;

(d)	records of personnel and Contractor’s Equipment on the Project Areas;

(e)	log of quality assurance documents, test results and certificates of Materials and equipment issued during the prior month;

(f)	safety statistics, including details of any hazardous incidents and activities relating to environmental aspects and public relations;

(g)	comparisons of actual and planned progress (including a summary of the Works expected to be completed during the ensuing calendar month), with details of any aspects which may jeopardize the completion in accordance with the Project Schedule and this Contract, and the measures being (or to be) adopted to overcome such aspects (including material quantities installed, tables and charts for comparison versus total quantities for complete installation);

(h)	any and all unresolved claims or disputes that involve requests for extension to the Time for Completion, or adjustment to any other date or milestone set forth in this Contract or increases in the Lump Sum Price; and

(i)	any additional information that Owner’s Representative or any Governmental Authority may request.

Notwithstanding the obligations provided in this Section 5.13, the Contractor shall promptly deliver any information reasonably requested by Owner or any Governmental Authority regarding the execution of the Works.

Weekly meetings will be held at the Site between the Contractor, Owner’s Representative and the Supervisor to review the status of the Works and all issues relating to the performance of Contractor’s obligations hereunder.

Once a month the Contractor, Owner’s Representative and the Supervisor shall attend a meeting in order to discuss the previous monthly progress report. Owner will inform seven (7) days in advance the date and location of the meeting.

The Contractor shall attend any other meeting reasonably requested by Owner or the Supervisor.

5.13	Contractor’s Equipment - The Contractor shall provide all Contractor’s Equipment necessary to complete the Works within the Time for Completion. Contractor guarantees that all equipment and materials listed on Exhibit A will be on site at the times and in at least the quantities listed therein. All Contractor’s Equipment shall, when brought on to the Project Areas, be deemed to be exclusively intended for the execution of the Works in order to comply with the Technical Specifications. The Contractor shall not remove from the Project Areas any such Contractor’s Equipment without the consent of Owner’s Representative, which shall not be unreasonably withheld.

5.14	Safety Precautions - The Contractor shall comply with all applicable safety laws and regulations in his design, access arrangements and operations on the Project Areas, including, without limitation, Applicable Laws of Peru, Applicable Permits, the Equator Principles based on the International Finance Corporation Performance Standards and particularly the EIA, Reglamento de Seguridad y Salud en el Trabajo de las Actividades Eléctricas (RM No. 161-2007-MEM-DM del 13 de abril de 2007) and the most recent revisions of standards published by the International Organization for Standardization for the Protection of the Environment and Human Health and Safety. The Contractor shall, from the commencement of Works on the Project Areas until the Final Taking-Over Date, provide the following in relation to on-site activities at the Project Areas:

(a)	fencing, lighting, guarding, watching and protecting the Works;

(b)	temporary roadways, footways, flagmen, warning signs, guards and fences which may be necessary for the accommodation and protection of owners and occupiers of adjacent land, the public and others;

(c)	reasonable measure for the prevention of fires;

(d)	the elimination of excessive dust or smoke;

(e)	the protection of overhead utility lines, underground pipes, conduit or cables clearly identified with full description thereof in Exhibits A and D;

(f)	protection of adjacent properties from subsidence, collapse, discharge, and from dust, smoke, fire and chemical or other intrusion from the performance of the Works;

(g)	personnel protection equipment for the Contractor’s personnel, Owner’s personnel and the Supervisor’s personnel; and

(h)	first aid facilities for the Contractor’s personnel, Owner’s personnel and the Supervisor’s personnel.

Should Owner request that Contractor provide safeguards reasonably required by Applicable Laws or Applicable Permits for the protection of persons or property as required by this Section 5.15 and should the Contractor fail to comply with such request within a reasonable time, Owner may provide such safeguards and the Contractor shall reimburse Owner for the reasonable costs thereof.

5.15	Protection of the Environment - The Contractor shall comply with all Applicable Laws in the locations where Works are being performed and the portions of Applicable Permits which apply to Contractor’s performance of Works, particularly the Environmental Management Plan contained in the EIA and other EIA regulations concerning construction, in its design, access arrangements and operations on the Concession Area. During construction, the Contractor shall take all necessary steps to protect the environment (both on and off the Project Areas) pursuant to the Applicable Permits and the Applicable Laws in force in Peru from time to time.

The Contractor shall provide properly designed storage areas which are impermeable to leakage into the surrounding soil for storage of oils, lubricants or other hazardous wastes. Such storage will also be covered and protected from inundation and overflow by rainfall into the surrounding soil. Dangerous Substances generated during completion of the Works will be properly disposed of by the Contractor.

The Contractor shall be responsible only for Dangerous Substances which the Contractor brings onto the Concession Area to use in the performance of the Works or which are generated by the Contractor at the Project Areas and shall not be responsible for Dangerous Substances nor any other environmental liabilities which exist at the Concession Area on or before the Limited Notice to Commence.

Contractor shall remove any Dangerous Substances from the Concession Area before returning any part thereof to Owner.

The Contractor shall, immediately upon discovery of any Dangerous Substance for which Owner is responsible, notify Owner’s Representative, who may issue instructions to the Contractor regarding the removal of such Dangerous Substance. If the Contractor suffers delay or incurs Cost as a result of the execution of Owner’s Representative instructions to remove Dangerous Substance, the Contractor shall give notice to Owner’s Representative of such delay or of the incurrence of such Costs, with a copy to Owner and Owner’s Representative shall promptly thereafter agree or determine pursuant to Article XV:

(a)	the extension of time to which the Contractor is entitled under Section 9.4; and

(b)	the amount of such Cost, which shall be added to the Lump Sum Price, and shall notify the Contractor accordingly.

5.16	Public Relations with the Local Communities - During the execution of the Works the Contractor, its personnel and its Subcontractors shall undertake best efforts to keep and maintain good relations with the local communities located within the Concession Area, respecting their customs and traditions. The Contractor must comply with the Community Relations Plan contained in the EIA in coordination with Owner.

The Contractor shall appoint a person with experience in community relations management to liaise with Owner on the management of relations with communities established in areas surrounding the Concession Area. The Contractor may not execute agreements or undertake commitments with stakeholders of the Works, including but not limited to Governmental Authorities, community leaders, unions and others, without the prior written consent of Owner and once it executes any such agreement or assumes any such commitment, it shall comply with the obligations it has assumed therein.

5.17	Clearance of Project Areas - During the execution of the Works, the Contractor shall keep the Project Areas free from all unnecessary obstruction, and shall store or dispose of any Contractor’s Equipment or surplus materials. The Contractor shall clear away and remove from the Project Areas any wreckage, rubbish or Temporary Works no longer required. Clearance of the Project Areas by the Contractor must comply with the Applicable Laws and particularly with any environmental regulation.

Upon the issue of the Final Taking-Over Certificate, the Contractor shall clear away and remove, from that part of the Project Areas, all Contractor’s Equipment, surplus material, wreckage, rubbish and Temporary Works. The Contractor shall leave the Project Areas, the Works, the Access Routes and the Access Roads in a clean, safe and good condition to the reasonable satisfaction of Owner’s Representative, except that, the Contractor shall be entitled to retain on the Project Areas, until the expiry of the Warranty Period, such Contractor’s Equipment, Materials and Temporary Works as reasonably required by it for the purpose of fulfilling its obligations under this Contract.

Owner will have the option to purchase for one (1) dollar the work camps infrastructure and buildings installed by the Contractor on the Project Areas for itself or for the local communities, or to instruct the Contractor to remove such camps and leave the Project Areas in a clean condition.

If the Contractor fails to remove from the Project Areas, by twenty-eight (28) days after the issue of the Actual Project Acceptance Certificate, any remaining Contractor’s Equipment, surplus material, wreckage, rubbish and Temporary Works or camp infrastructure, Owner may sell or otherwise dispose of such items. Owner shall be entitled to retain, from the proceeds of such sale, a sum sufficient to meet the costs incurred in connection with the sale or disposal, and in restoring the Project Areas. Any balance of the proceeds remaining after Owner has reimbursed itself of disposal costs pursuant to this Section 5.18, shall be paid by Owner to the Contractor.

5.18	Security of the Project Areas - Unless otherwise stated herein:

(a)	the Contractor shall be responsible for keeping unauthorized encroachment or persons off the Project Areas and shall not be entitled to a Variation if such occurs and damage or theft results therefrom and such shall not be considered Force Majeure; and

(b)	authorized persons shall be limited to the employees of the Contractor, employees of Subcontractors, employees of the Supervisor and persons authorized by Owner or the Representatives.

The Contractor shall allow Owner, Owner’s Representative, the Supervisor and any other Person notified to the Contractor by Owner, Owner’s Representative or the Supervisor to inspect the Works at all times.

5.19	Contractor’s Operations on Project Areas - The Contractor shall confine his operations for Works to the Project Areas. The Contractor shall take all necessary precautions to keep his personnel, equipment and Subcontractors within the Project Areas, and to keep and prohibit them from encroaching on adjacent land.

5.20	Remains - The Contractor may not claim any property interest or rights of any other nature over the Remains discovered by the Contractor on the Project Areas. The Contractor shall take reasonable precautions to prevent its staff, labor or other Persons from removing or damaging any Remain discovered in the Project Areas.

The Contractor shall, immediately upon discovery of a Remain of archeological nature, suspend the Works and advise Owner’s Representative, who may issue instructions how to proceed regarding such findings. The Contractor shall advise Owner’s Representative of the estimated costs of removing any such Remain promptly after receiving instructions to remove the relevant remain and shall not commence the removal of the Remains until it receives written approval from Owner’s Representative. If the Contractor suffers delay or incurs Cost as a result of the finding of the Remains or the execution of Owner’s Representative’s instructions regarding the Remains, the Contractor shall give notice to Owner’s Representative of such delay or of the incurrence of such Costs with a copy to Owner and Owner’s Representative shall promptly thereafter agree or determine pursuant to Article XV:

(a)	the extension of time to which the Contractor is entitled under Section 9.4; and

(b)	the amount of such Cost, which shall be added to the Lump Sum Price, and shall notify the Contractor accordingly.

The Contractor will be responsible of obtaining all permits and authorizations necessary for the exploitation of the quarries needed for the executions of the Works.

The Contractor shall immediately inform Owner of any discovery of minerals and seek instructions for dealing with them. The manipulation and disposal of minerals shall be done in compliance with the corresponding rules of the EIA and the Applicable Laws.

The Contractor, its Subcontractors, their Affiliates, agents, staff and labor shall not file any application, petition or request to be granted an authorization, permission or concession to explore or exploit minerals within the Concession Area and surrounding areas that could interfere with the proper execution of the Works.

5.21	Use of Explosives - The Contractor shall comply with the Technical Specifications and with all Applicable Laws and internationally accepted practices related to the acquisition, transportation, storage, handling and use of explosives for the execution of the Works. The Contractor shall build adequate explosives storage facilities on the Project Areas duly approved by the competent Government Authority. The acquisition, transportation, storage, handling and use of explosives shall be executed by the Contractor according to a written proceeding protocol previously delivered by the Contractor and approved by Owner. The Contractor shall obtain all Applicable Permits and shall be the only responsible for the acquisition, transportation, storage, handling and use of explosives in the Works, including all security issues and safety precautions thereto.

The Contractor shall inform the communities located in the Concession Area the dates and times of programmed use of explosives, the recommended safety measures and any other information relevant to guarantee their security and safety, pursuant to a communication plan previously approved by Owner.

5.22	Water Borne Traffic - Where the nature of the Works is such that Contractor elects to use of water borne transport, the Contractor shall use reasonable efforts to prevent any of the locks, docks, sea walls or other structures related to a waterway from being damaged or injured by any traffic of the Contractor or any of his Subcontractors. The Contractor in particular shall select routes, choose and use crafts and restrict and distribute loads so that any extraordinary traffic that will inevitably arise from moving the Major Items of Equipment and Material from and to the Concession Area shall be limited as far as reasonably possible so that damage or injury to such waterway structures shall be minimized or avoided altogether.

5.23	Training Program - The Contractor shall provide, at no additional cost to Owner, training at the Plant for the operators of the Plant pursuant to the Training Program set forth in Exhibit A. Such training shall commence ninety (90) days prior to the first Partial Taking-Over Date.

5.24	Participation - The Contractor shall and shall cause each of its Subcontractors carrying out Works in Peru:

(a)	to the maximum extent possible, give preference to the use of construction equipment and other equipment, materials and products produced and manufactured in Peru; and

(b)	to the maximum extent possible, give preference to the use in the performance of its obligations under this Contract to local labor (both skilled and unskilled), local supervisory, professional and other personnel, local services and local contractors.

VI.	DESIGN

6.1	Design of the Works - The Contractor shall carry out and be responsible for all the design of the Works. Detailed Design shall be prepared by qualified designers who are engineers or other professionals and who are also internationally experienced designers. Once approved by Owner’s Representative, in accordance with Exhibit A, Detailed Design will become part of the Technical Specification. Any examination, comment or approval to the Detailed Design by Owner’s Representative or the Supervisor will not relieve the Contractor from any duty, responsibility or obligation under this Contract.

For each part of the Works, the prior written consent of Owner’s Representative shall be obtained before any design engineer or design Subcontractor, if they are not named as such in this Contract or identified in the Subcontractor List set forth in Schedule 2. Nothing contained in this Contract shall create any contractual relationship or professional obligations between any design engineer or a design Subcontractor (including in each case, between their respective employee or employers) and Owner.

The Contractor represents and warrants to the Owner that the Contractor, its designers and design Subcontractors have the experience and capability necessary for the design of the Plant. The Contractor shall make available all designer engineers for discussions with Owner’s Representative and the Supervisor at any time prior to the expiration of the Warranty Period and promptly after the receipt of a request from Owner.

6.2	Construction Documents and Workbook –The Contractor shall prepare Construction Documents which must satisfy the Technical Specifications (Exhibit A), all Applicable Laws, Applicable Permits and all regulatory approvals, to provide Contractor’s suppliers and construction personnel sufficient instruction to execute the Works, and to describe the operation of the completed Works.

Construction Documents shall, when considered ready for use, be submitted to Owner’s Representative for review and approval when required in accordance with Exhibit A. The Contractor shall issue at least one counterpart of each Construction Document in Spanish and shall be approved as required by Applicable Law.

If Owner’s Representative, within the applicable Review Period, notifies the Contractor that a proposed Construction Document is deficient, such Construction Document shall be rectified and resubmitted by the Contractor for review in accordance with this Section at the Contractor’s expense.

For each part of the Works:

(a)	construction shall not commence prior to either the date on which Owner’s Representative gives its final review comments and such have been addressed by the Contractor in a manner satisfactory to the Owner’s Representative or the expiry of the Review Periods (whichever is earlier) (including, to the extent required by Exhibit A, the receipt of Owner’s Representative’s approval within such Review Period) for the Construction Documents which are relevant to the design and construction of such part as indicated in Exhibit A;

(b)	construction shall be strictly in accordance with such Construction Documents; and

(c)	if the Contractor modifies any Construction Document which has previously been submitted for such pre-construction review, the Contractor shall immediately in writing notify Owner’s Representative of the change and provide Owner with a copy of the modified Construction Document, which shall be submitted for pre-construction review within a new Review Period.

Errors, omissions, ambiguities, inconsistencies, inadequacies and other Defects in the Construction Documents or arising therefrom shall be rectified by the Contractor at its sole cost and risk.

6.2.1	No Relief from Liability - Neither:

(a)	the examination, review or approval of Construction Documents under this Section 6.2 or the making of objections, representations, comments or suggestions, or failure to make the same in relation to the said Construction Documents, the Workbook or any other aspect of the Works; nor

(b)	any other act or omission of Owner, the Representatives, the Supervisor or of any other Person acting or purporting to act on its behalf in relation to any aspect of the Works (including without limitation the issue of any payment certificate or other certificate or the issue of any order or instruction pursuant to this Contract);

shall relieve the Contractor in whole or in part of any duty, obligation or liability undertaken by the Contractor in relation to the Works under this Contract or otherwise, or diminish or vary any such duty, obligation or liability, whether by way of contribution or otherwise. Neither Owner nor the Representatives or the Supervisor shall be under any duty or obligation to warn or notify the Contractor of the breach of any duty or obligation owed by the Contractor hereunder or otherwise in relation to the Works of which Owner, the Supervisor or the Representatives are aware.

6.2.2	No Variation - Neither any review of Construction Documents or the Workbook by the Representatives or the Supervisor under this Section 6.2 nor any modification as a result of such review shall be capable of constituting a Variation pursuant to Article XV and no additional payment of any kind or extension of Time for Completion shall be awarded in respect of the time taken for, or other circumstances whatsoever surrounding, review of the Construction Documents by Owner’s Representative and the Supervisor or the subsequent carrying out of the Works.

6.3	Contractor’s Undertaking - The Contractor represents and warrants that the design, the Construction Documents, the execution and the completed Works will be in accordance with the following, in order of priority:

(a)	the Applicable Permits;

(b)	the Applicable Laws of Peru; and

(c)	the documents forming this Contract, as altered or modified by Variations.

The Contractor shall not, under any circumstances, deviate from the requirements of (a) and (b) above without Owner’s prior written approval. The Contractor shall make no claim for any additional compensation, extension of the Time for Completion, Variation or otherwise for any such deviations due to legal or physical impossibility except and only to the extent expressly permitted by this Contract. The Contractor further represents and warrants that as of the Base Date, it is not aware of any conflict between the Applicable Laws in Peru and the requirements of this Contract. The above additional compensation does not include any indemnification for loss or damages arising from Owner’s breach of Contract.

6.4	Technical Standards and Regulations - The design, the Construction Documents, the execution and the completed Works shall comply with the technical standards specified in the Technical Specifications and Schedules or as defined by Applicable Laws and Applicable Permits including requirements of local utility providers and the electric transmission grid. References in this Contract to such specifications and other matters shall be understood to be references to the edition applicable on the Base Date, unless explicitly stated otherwise herein. If a Change in Law occurs after the Base Date, the Contractor, if it does so within thirty (30) days after knowledge of such Change in Law, may submit proposals for compliance to Owner’s Representative and upon Owner’s Representative’s acceptance of the technical solution included in such proposal the Contractor shall be entitled to a Variation in accordance with Article XV.

6.5	Samples - The Construction Documents shall include the following samples and any relevant information, which the Contractor shall submit for pre-construction review by Owner’s Representative in accordance with Section 6.2:

(a)	samples (if any) specified in the Technical Specifications;

(b)	additional samples instructed by Owner’s Representative under Article XV; and,

(c)	additional samples proposed or requested by the Contractor.

Each	sample shall be labeled as to origin and intended use in the Works.

6.6	As-Built Drawings - The Contractor shall prepare and keep up-to-date a complete set of “as-built” records of the execution of the Works pursuant to Applicable Law, showing the exact as-built locations, sizes and details of the Works as executed. These records shall be kept on the Site.

“As-built” records shall be submitted to the Owner’s Representatives and the Supervisor prior to the commencement of the Performance Tests for the Plant. The Works shall not be considered to be completed for the purposes of issuing the Final Taking-Over Certificate under Article XI until such “as-built” records have been submitted to Owner’s Representative and the Supervisor.

Two (2) full-size original copies and six (6) printed copies of the relevant ‘as-built drawings’ and digital support of such as-built drawings, all of which must be compatible with the latest version of AUTOCAD and shall be available at the Site, shall be provided to Owner’s Representative and the Supervisor within ninety (90) days after the Final Taking-Over Date. As-built drawing requirements are as specified in the Technical Specifications.

6.7	Operation and Maintenance Manuals - The Contractor shall prepare operation and maintenance manuals for all equipment included in the Works and of the Plant’s control system and shall deliver two (2) printed and one (1) electronic copies to Owner’s Representative no later than thirty (30) days prior to the commencement of the Training Program. The manuals referenced herein shall be drafted in English and in Spanish pursuant to the Contract and shall contain sufficient detail to enable Owner to operate, maintain, adjust and repair the Works. The Works shall not be considered to be completed for the purposes of issuing the Final Taking-Over Certificate under Article XI until such operation and maintenance manuals have been submitted to Owner’s Representative and the Supervisor. Prior to the Actual Project Acceptance Date, the Contractor shall provide to Owner and the Supervisor with final versions of said operation and maintenance manuals reflecting any revisions that are required according to the conclusions of the testing, Start-Up, Precommissioning and Performance Tests processes. The Contractor shall assist Owner in preparing operating procedures for the Works.

6.8	Error by Contractor - If errors are found in the Construction Documents and a warranty claim made prior to the expiration of the Warranty Period, they and any resulting Defective Works shall be corrected promptly at the Contractor’s cost.

6.9	Patent Rights - The Contractor shall indemnify Owner and its Affiliates against all claims of infringement of any patent, registered design, copyright, trade mark or trade name, or other intellectual property right if the claim or proceedings arises out of the design, construction, manufacture or use of the Works.

VII.	STAFF AND LABOR

7.1	Engagement of Staff and Labor - The Contractor shall make its own arrangements for the engagement of all staff and labor, local or otherwise, and for its payment, housing, feeding, security, and transport.

The Contractor may import such staff, artisans, and laborers as are required to execute the Works. The Contractor is solely responsible for ensuring that all such staff and labor are provided with the required migratory condition and work permits, and shall be responsible for their safety and security while under its employ. The Contractor shall be responsible for the return to the place where they were recruited or to the domicile of all persons whom the Contractor recruited and employed for the purposes of or in connection with the Works and this Contract. The Contractor shall be responsible for such persons until they have left the Project Areas and shall cause any person employed by it who is not a citizen of Peru to leave the territory of Peru when required by such person’s migratory condition pursuant to Applicable Law.

The Contractor shall defend the Owner against any threatened or actual claim brought by any employee of the Contractor or its Subcontractors or any person engaged by any of the latter for the performance of the Works relating to the breach of any obligations of the Contractor or its Subcontractors under this section 7.1 and shall indemnify the Owner and hold the Owner harmless of any loss or damage suffered by the Owner of the result of any such claim.

7.2	Rates of Wages and Conditions of Labor - For the Works being carried out in Peru, the Contractor shall pay rates of wages and observe conditions of labor not less favorable than those established for the Applicable Law. If no such established rate or conditions are applicable, the Contractor shall pay rates of wages and observe conditions not less favorable than the general level of wages and conditions observed by other countries in Latin America which have labor conditions similar to those of Peru and in any case, no less favorable than those imposed by Applicable Law. On each date on which wages are paid, the Contractor shall deliver to each employee in Peru receiving wages a copy of the payroll slip evidencing the amounts withheld by Contractor pursuant to Applicable Law and the Contractor shall require all Subcontractors to provide each of its employees in Peru with such payroll slip upon payment of wages.

7.3	Persons in the Service of Others - Any Party shall not recruit, or attempt to recruit, its staff and labor from amongst persons in the service of the other Party, its Representatives, Supervisor or Owner’s consultants.

7.4	Labor Laws - The Contractor shall comply, and shall cause its Subcontractors to comply, with all the relevant labor laws applying to their employees, and shall duly pay and afford to them all their legal rights under Applicable Laws and Applicable Permits. The Contractor shall require all such employees and Subcontractors to obey all Applicable Laws and regulations concerning safety and health at work.

The Contractor shall submit detailed reports showing the supervisory staff and the numbers of the several classes of labor from time to time employed by the Contractor and Subcontractors on the Project Areas. The reports shall be submitted in such form and at such intervals as Owner’s Representative may prescribe.

The Contractor shall submit details in the prescribed forms to the appropriate manpower agencies having jurisdiction over the Concession Area showing supervisory staff and the numbers of the several classes of labor from time to time employed by the Contractor and the Subcontractors on the Project Areas. The forms shall be submitted in such manner and at such intervals as prescribed under the labor laws of Peru and other applicable regulations, with copies to Owner’s Representative and the Supervisor.

In addition, Contractor shall deliver to Owner a certificate substantially in the form of Schedule 23 (Form of Labor Obligations’ Certificate), enclosed to each invoice to be issued by the Owner, by which Contractor will represent and warrant to Owner that the Contractor and any Subcontractor have complied with all of their obligations pursuant to applicable labor legislation with respect to employees performing activities at the Site related to the amounts evidenced in the relevant invoice.

Whenever threatened or actual picketing, slowdowns, work stoppages, strikes or other forms of labor dispute may threaten to or cause delay or otherwise affect the Works, the Contractor shall immediately notify Owner in writing about the existence of any such dispute. Such notice shall include all relevant information regarding the labor dispute, its background, its estimated impact and the steps the Contractor proposes to take to resolve or prevent its occurrence.

In the event of a labor dispute directed at the Contractor, the Contractor shall promptly take action, whether to initiate proceedings in such administrative, judicial, or arbitral forum having jurisdiction, or to otherwise resolve, or minimize the impact of the labor dispute. No such labor dispute directed at the Contractor shall constitute Force Majeure unless expressly within the coverage of Section 20.1 or entitle the Contractor to a Variation or any other relief.

The Contractor’s obligations in the event of any labor dispute shall include taking all reasonable steps necessary to have pickets or any other obstruction to the Works removed.

7.5	Working Hours - The Contractor shall be permitted to work at the Project Areas at any time or hour, as permitted by Applicable Laws and Applicable Permits. The Contractor’s Representative or a qualified supervisor shall be present during all periods, including overtime and second and third shifts, when work is in progress at the Project Areas.

The Contractor shall in dealings with its staff and labor have due regard to all recognized festivals, days of rest and religious or other customs observed by its staff and labor and in Peru all of which shall remain the exclusive responsibility of Contractor, and none of the latter shall have an impact in the Project Schedule or the Lump Sum Price.

7.6	Facilities for Staff and Labor - The Contractor shall provide and maintain all necessary accommodation and welfare facilities for its, its Subcontractor’s, Owner’s and the Supervisor’s staff and labor, as may be required under Applicable Laws or hereby, as well as accommodation and welfare facilities for the Lender’s Representative. The Contractor shall not permit any of its employees or any of the employees of Subcontractors to maintain any temporary or permanent living quarters within the structures forming part of the Works.

7.7	Health and Safety - Precautions shall be taken by the Contractor to ensure the health and safety of its staff and labor. The Contractor agrees to abide by the undertakings assumed by Owner with the competent Governmental Authority and all applicable standards issued by the World Health Organization as applicable to the practices prevailing in Peru. The Contractor shall, in collaboration with and to the requirements of the local health authorities, ensure that medical staff, first aid facilities, sick bay and ambulance service are available at the staff’s accommodation and on the Project Areas during all times the Works are being executed and that suitable arrangements are made for all necessary welfare and hygiene requirements provided by Applicable Law, including but not limited to material and procedures necessary for the prevention of epidemics.

The Contractor shall maintain records and make reports concerning health, safety and welfare of persons, and damage to property, as Owner’s Representative may reasonably require.

The Contractor shall appoint a member of its staff at the Site to be responsible for maintaining the safety, and protection against accidents, of personnel on the Project Areas. This person shall be qualified to perform such function, shall be a full time employee of the Contractor and shall have the authority to issue instructions and take protective measures to prevent accidents. The Contractor shall send to Owner’s Representative and the Supervisor details of any accident as soon as possible (but in any event within twenty-four (24) hours) after its occurrence.

The Contractor shall at all times take the necessary precautions to protect all staff and labor employed on the Project Areas from any health hazard that may be caused by insects, animals or any pest nuisance. The Contractor shall cause any competent third party to spray thoroughly all buildings erected on the Project Areas with an insecticide whose use is permissible under Applicable Laws of Peru, at least twice each month or as instructed by such authorities.

In the event of any outbreak of illness of an epidemic nature, the Contractor shall comply with and carry out such regulations, orders and requirements as may be made by the government of Peru, or the local medical or sanitary authorities, for the purpose of dealing with and overcoming the same.

The Contractor agrees to comply with any and all safety and health requirements established by Owner and provided in this Contract and in Applicable Law.

7.8	Contractor’s Superintendence - The Contractor shall provide all necessary superintendence during the design and execution of the Works, and as long thereafter as Owner’s Representative may consider necessary for the proper fulfilling of the Contractor’s obligations under this Contract. Such superintendence shall be given by sufficient and suitably qualified persons having adequate knowledge of the operations to be carried out (including the methods and techniques required, the hazards likely to be encountered and methods of preventing accidents) for the satisfactory and safe execution of the Works. For proper superintendence, the Contractor’s Construction Manager shall dedicate sufficient attention to her or his responsibilities regarding the Works.

7.9	Contractor’s Personnel - The Contractor shall employ (or cause to be employed) only persons who are careful and appropriately qualified, skilled and experienced in their respective trades or occupations. Owner’s Representative may reasonably require the Contractor to remove (or cause to be removed) any person employed on the Project Areas or Works, including the Contractor’s Representative, who in the opinion of Owner’s Representative:

(a)	persists in any misconduct;

(b)	is incompetent or negligent in the performance of her or his duties;

(c)	fails to conform with any provisions of this Contract; or

(d)	persists in any conduct which is prejudicial to safety, health, or the protection of the environment.

If appropriate, the Contractor shall then appoint (or cause to be appointed), at Contractor’s sole cost, a suitable replacement person.

7.10	Disorderly Conduct - The Contractor shall cause its staff and labor to comply with Owner’s policies and procedures and at all times take all reasonable precautions to prevent any unlawful, riotous or disorderly conduct by or amongst its staff and labor and the staff and labor of its Subcontractors, and to preserve peace and protection of persons and property in the Concession Area against such conduct, including offsite locations, and no such conduct shall be considered Force Majeure or entitle the Contractor to a Variation. The Contractor shall be responsible for observance by the Subcontractors of the foregoing.

7.11	Alcoholic Liquor or Drugs - The Contractor shall not, otherwise in accordance with the statutes, ordinances and government regulations or orders or under any Applicable Laws, import, sell, give, barter or otherwise dispose of any alcoholic liquor or drugs, or permit or suffer any such importation, sale, gift, barter or disposal by its Subcontractors, agents, staff and labor. The Contractor shall be responsible for observance by the Subcontractors of the foregoing.

7.12	Contractor’s Organizational Chart - None of the individuals identified in the Contractor’s Organizational Chart as key individuals may be withdrawn from the Plant without prior notification to Owner and all such listed individuals shall dedicate appropriate attention to their responsibilities regarding the Works. No such withdrawal shall be made if it will jeopardize successful completion of the Works within the Time for Completion.

7.13	Labor Actions -The Contractor shall establish and maintain for each Project Areas a primary access gate and an access policy. The Contractor shall also establish and maintain at all times for the each Project Areas a reserve gate. The Contractor shall be obligated and shall ensure that all Subcontractors continue the proper performance of the work and meet all reasonable manning requirements notwithstanding the use of pickets at the reserve gate established for use by the Contractor and any of the Subcontractors or at any other location or entrance at or near the Project Areas. The Contractor shall ensure that its Subcontractors and all persons entering the Project Areas enter and exit the gate designated for their use and will instruct all persons exiting and entering the Project Areas as to the proper gates. If for any reason the Contractor fails to perform any condition contained in this Section 7.13, and thereafter fails to remedy such condition within thirty (30) days after notice from Owner, the Contractor shall be in default of its obligations under this Contract and the Contractor shall not be entitled to an adjustment in any amounts payable under this Contract or the Time for Completion. The Contractor and all Subcontractors shall comply with and observe all terms and conditions of any collective bargaining or labor agreements to which any of them is a party.

VIII.	MATERIALS AND WORKMANSHIP

8.1	Manner of Execution - All Major Items of Equipment and Materials to be supplied shall be manufactured and all work to be done shall be executed in the manner set out in this Contract. The Contractor shall supply only new Materials to Owner. Owner may reject the delivery, installment or use of any previously used Materials. The Works shall be executed in a proper, workmanlike and careful manner with properly equipped facilities and non-hazardous Materials (except for those fluids, lubricants and materials routinely used by Contractor in this type of work and whose use is permissible under Applicable Laws of Peru and to Applicable Permits), in accordance with recognized good practice and Prudent Utility Practices.

8.2	Delivery to the Concession Area - The Contractor shall be responsible for procurement, transport, receiving, unloading and safe keeping of all Major Items of Equipment, Materials, Contractor’s Equipment and other things required for the completion of the Works. At least thirty (30) days prior to the first shipment of Contractor’s Equipment, the Contractor shall submit to Owner a shipping schedule giving the proposed month of shipment of each of the Major Items of Equipment, Materials as well as Contractor’s Equipment. The Contractor may from time to time revise such shipping schedule to take account of any changes and supply to Owner each such revised schedule within five (5) days of its revision. Not later than four (4) days before departure of any shipment of a Major Item of Equipment or relevant Materials which shipment is covered by an insurance policy of Owner, the Contractor shall provide Owner with a written notice (a “Shipment Notice”) forwarded by facsimile specifying:

(a)	the item to be shipped;

(b)	the date of shipment;

(c)	the point of loading or transfer of each shipment;

(d)	the anticipated date of arrival in Peru and at the Project Areas of each shipment; and

(e)	the name of the carrier and the name of the ship (or other means of transport) of each shipment.

The Contractor shall confirm to Owner the details referred to in paragraphs (a) through (e) above by facsimile immediately after departure of each shipment or in any case no later than (a) by the close of business in Peru of the fourth day after departure of each shipment or (b) on the last date by which Owner would be able to forward the information contained in the Shipment Notice to its insurer or insurers pursuant to the insurance policy or policies covering such shipment, whichever is earlier.

8.3	Inspection - To the extent provided herein or to the extent there exists reasonable justification therefor under the circumstances at the time, Owner, the Supervisor and the Owner’s Representatives shall be entitled, during manufacture, lubrication and preparation at any places where work is being carried out (but only at reasonably agreed witness or hold points in the case of Subcontractors who are not Affiliates of the Contractor), to inspect, examine and test the materials and workmanship, and to check the progress of manufacture, of all Major Items of Equipment and Materials to be supplied under this Contract. In furtherance of the foregoing, the Contractor shall within ninety (90) days of the Notice to Commence submit to Owner and the Supervisor a detailed plan of all inspections concerning any subcontracted or purchased portion of the Works which would be dictated by Prudent Utility Practices and give the foregoing parties full opportunity to inspect, examine, measure and test any work on the Project Areas or wherever carried out. All costs related to the inspections under this Section 8.3 shall be at Owner’s expense.

The Contractor shall give due notice (but in any event, not more than seven (7) days’ prior Notice) to the Owner’s Representatives and the Supervisor whenever work subject to the above witness plan coverage is ready, before packaging, covering up or putting out of view such work. The Owner’s Representatives and the Supervisor shall then witness the inspection, examination, measurement or testing without unreasonable delay, or notify the Contractor that it is considered unnecessary. If the Contractor fails to give such notice, it shall, when required by the Representatives, uncover such work and thereafter reinstate and make good at its own cost.

8.4	Testing - If this Contract specifies some tests, the Contractor shall provide all documents and other information necessary for testing and such assistance, labor, materials, electricity, stores, apparatus and instruments as are necessary to carry out such tests efficiently.

The Contractor shall notify Owner’s Representative and the Supervisor the time and place for the testing of any equipment and other parts of the Works as specified in this Contract. Owner’s Representative and the Supervisor shall give the Contractor written notice of their intention to attend the tests not less than twenty-four (24) hours prior to the time in which the test is schedule to occur.

If the Owner does not attend or does not notify the Contractor as specified above, at the time and place agreed, the Contractor will proceed with the tests.

The Contractor’s notification pursuant to this paragraph shall be made no later than the fifteenth Business Day prior to the date in which the relevant test is scheduled. The Contractor shall provide sufficient suitably qualified and experienced staff to carry out the tests specified in this Contract.

The Contractor shall promptly make available at the place of testing to Owner’s Representative and the Supervisor duly certified reports of the tests and copies of the data upon which the reports are based. When the specified tests have been passed, Owner’s Representative shall endorse the Contractor’s test certificate, or issue a certificate to them, certifying that the test was passed as of the date on which the tests were passed.

8.5	Rejection - If, as a result of inspection, examination or testing made prior to the start of the Warranty Period, it is determined that any item or service provided has Defects or Deficiencies or otherwise is not in accordance with this Contract, Owner’s Representative may reject such item or service and shall notify the Contractor promptly, stating its reasons. The Contractor shall then promptly remedy the Defects or Deficiencies and ensure that the item complies with this Contract at its sole cost and risk of delay.

If Owner’s Representative requires such defective item of Works or service rejected under this Section 8.5 to be retested, the tests shall be repeated under the same terms and conditions. If such correction and retesting cause Owner to incur additional costs, such costs shall be recoverable from the Contractor by Owner, and may be deducted by Owner from any monies due, or to become due, to the Contractor.

8.6	Ownership of Major Items of Equipment, Materials or Other Works - Title to each Major Items of Equipment, Materials or Works shall pass to Owner at Final Taking Over Date.

The Contractor warrants and guarantees that legal title to all Materials, equipment, tools and supplies furnished by the Contractor, Subcontractors or their agents which are being shipped to the Project Areas, incorporated in the Works or in storage at the Project Areas, shall pass free and clear of any and all liens, claims, security interests or other encumbrances. Without derogating from the generality of the foregoing, the Contractor hereby irrevocably waives the right to assert any contractor’s lien over the Works, the Plant or the Project Areas. If at any time prior to the expiry of the Warranty Period there is evidence of any lien or claim for which Owner might be or become liable and to which the Works or any part thereof, the Plant or the Project Areas might become subject and which arises from any act or omission on the part of the Contractor or any debt or liability of the Contractor, the Contractor shall indemnify Owner against all losses suffered by Owner as a result thereof. Owner may retain an amount (not to exceed the amount of the claim in respect of which the lien was placed) as security until Owner is satisfied that such lien or claim is invalid unless such lien or claim is delaying the Partial Taking-Over Date or the Final Taking-Over Date or adversely affects the Owner’s ability to operate the Plant, in which case, Owner may after giving Contractor seven (7) days’ prior written notice, pay and discharge the same and deduct the amount so paid from any amount due and payable to the Contractor under the Contract or otherwise recover the same as a debt due from the Contractor.

Notwithstanding transfer of title or ownership, risk of loss or damage shall be as stated in Article XVIII.

IX.	COMMENCEMENT, DELAYS AND SUSPENSION

Commencement of Works – The Limited Notice to Commence authorizes and directs the Contractor to perform the Preliminary Works. The Limited Notice to Commence shall be issued by Owner no later than December 30, 2011. If Owner gives the Limited Notice to Commence after December 30, 2011, the Contractor shall be entitled to a Variation of the Time for Completion and Lump Sum Price in accordance with Article XV.

The Contractor shall commence the execution of the Works immediately after the receipt of (a) the Notice to Commence issued by Owner’s Representative and (b) the information required under Section 2.4. The Contractor shall then proceed with the Works with due expedition and without delay until completion. Owner shall be under no obligation or liability to give the Notice to Commence.

If Owner does not give the Notice to Commence by the end of the sixth month after the Commencement Date the Parties shall negotiate for a term of thirty (30) days changes to the Time for Completion and Lump Sum Price. For such purpose the right of Owner under Section 15.2 shall not apply. If such changes are not agreed within the term above, this Contract shall be automatically terminated upon the receipt by a Party of written notice from the other Party indicating its decision to terminate. Such termination shall be without any further liability to the Parties, except for payment of the Preliminary Works Lump Sum that is due hereunder as of the date of termination and reimbursement of Costs incurred by Contractor until the date of termination of the Contract; provided, that Contractor shall reimburse Owner for the roads included in the Preliminary Works paid but not performed by such date, according to and only for their Unit Values. The remaining balance of the Preliminary Works Lump Sum after such reimbursement is made, will be retained by the Contractor. During such thirty (30) day period Contractor shall not perform any Works nor enter into any purchase or similar orders and shall limit all its actions to maintaining a stand-by status minimizing any costs associated thereto.

9.1	Time for Completion - The Contractor guarantees that the Partial Taking-Over Date will be achieved on or before the Scheduled Partial Taking-Over Date and that the Final Taking-Over Date will be achieved on or before the Schedule Final Taking-Over Date. The Contractor further agrees that it shall use its best efforts to achieve the Actual Project Acceptance Date as expeditiously as possible, but in no event later than one hundred eighty (180) days after the Final Taking-Over Date (as such time may be extended under Section 5.1). If the Partial Taking-Over Date or the Final Taking-Over Date do not occur on or before the Scheduled Partial Taking-Over Date or the Scheduled Final Taking-Over Date, then the Contractor shall, within fifteen (15) days of Schedule Partial Taking-Over Date or the Scheduled Final Taking-Over Date, submit to Owner a detailed technical and narrative analysis of the root causes that prevented the achievement of Partial Taking-Over Date or Final Taking-Over Date and a detailed plan (the “Remedial Plan”) designating the new expected date for Partial Taking-Over Date or Final Taking-Over Date and setting out the technical steps necessary for such.

9.2	Extension of Time for Completion -

9.2.1	Causes for extension of Time for Completion - In addition to any extension provided under Section 5.1, the Contractor may apply for an extension of the Time for Completion if any of the following events effectively causes a delay in the Works:

(a)	a Variation (unless an adjustment to the Time for Completion is agreed under Section 15.2);

(b)	a Force Majeure event (as defined in Section 20.1);

(c)	interference by Owner with Contractor’s performance of Performance Tests to the extent permitted under Section 10.6;

(d)	delays in the execution or performance of Access Contracts due to causes not attributable to the Contractor;

(e)	failure by Owner to perform any of its obligations in accordance with Section 2.1 of this Contract;

(f)	a Change in Law;

(g)	if the Contractor suffers delays due to failure on Owner’s part to remove any Dangerous Substance or as a result of the execution of Owner’s Representative’s instructions to remove Remains in accordance with Section 5.16 or 5.21; or

(h)	Suspension of Works in accordance with Section 9.7;

(i)	delay in obtaining the Owner’s Permits, as eventually modified or adjusted in accordance with Section 2.2;

(j)	the presence or discovery of Remains which delay or interfere with the Works;

(k)	non availability of the COES for connection of the Works at the time for testing or commissioning, for more than seven (7) days regarding the last Generator Set to be subject to Performance Tests;

(l)	insufficient water flows to perform the Performance Tests during any period in which the Contractor is required to perform such tests under the Contract;

(m)	the Owner directing tests under Section 8.4 and Section X that are additional to those specified in this Contract; and

(n)	physical action of Governmental Authority where such physical action prevents the Contractor from carrying out any portion of the Works and which is not due to the (i) negligence or lack of due diligence or reasonable efforts of the Contractor to overcome such physical action and/or omissions on the part of Contractor with respect to the action or inaction claim or (ii) failure to wait a reasonable and customary period for such action to be resolved; and

(o)	delay in obtaining Owner’s Representative approval of Construction Documents as provided by Exhibit A.

9.2.2	Exclusions for Extension of Time for Completion – Except where otherwise expressly specified in the Contract including Section 20.1, the Contractor is expressly precluded from any extension of the Time for Completion due to:

(a)	actions or inactions of (i) any Governmental Authority if caused by or attributable to the Contractor’s failure to make due and timely application for an Applicable Permit for which it is responsible under Section 2.2 in accordance with the procedures laid down by the relevant Governmental Authority or (ii) the Contractor, including the lapse of any Applicable Permit;

(b)	delays in obtaining labor or delivery of goods or services from any Subcontractor unless such is caused by a Force Majeure event affecting such Subcontractor;

(c)	physical conditions at or under the Project Areas of any kind or character (except in accordance with Sections 5.10 and 5.11); or

(d)	any other reason attributable to the Contractor that has caused a delay to the progress of the Works.

9.3	Extension of the Time for Completion –

The Contractor shall be entitled to an extension of the Time for Completion by the time the Contractor is delayed by any one or more of the events identified in Section 9.3.1 above, provided (i) notice is given as hereinafter provided, (ii) the delay is on the critical path as determined by the final Project Schedule submitted under Section 5.12 in the form approved by Owner (but taking into account all Variations that have been executed) and is outside the reasonable control of the Contractor or its Subcontractors; (iii) there is no concurrent delay or interruption according to 9.3.2 above; (iv) the Contractor and its Subcontractors, in view of all the circumstances, have exercised all reasonable efforts to avoid and minimize the delay; and (v) the Final Taking-Over Date is actually delayed by such events. In the event of a concurrent delay under item (iii) above, the amount of such concurrent delay shall be deducted from the aggregate of the time the Contractor would otherwise be entitled to receive as an extension under this Section 9.4.

If the Contractor intends to apply for an extension of the Time for Completion, the Contractor must give notice to Owner’s Representative and of such intention as soon as possible and in any event no later than the seventh day after the date in which it acquired or should acquire knowledge of the start of the event giving rise to the delay, together with any other notice required by this Contract and relevant to such cause. If the Contractor cannot submit all relevant details within such period because the cause of delay continued for a period exceeding twenty-eight (28) days, the Contractor shall submit interim details at intervals of not more than twenty-eight (28) days (from the first day of its knowledge of such delay) and full and final supporting details of his application within twenty-one (21) days of the last day of delay. The Contractor is further required to submit to Owner, as part of its request for an extension of the Time for Completion, an acceleration schedule on a “fragnet” basis to demonstrate how such delay can be overcome. The Contractor shall keep such contemporary records as may be necessary to substantiate any application, either on the Site or at another location acceptable to Owner’s Representative, and such other records as may reasonably be requested by Owner’s Representative. The Contractor shall permit Owner’s Representative and the Supervisor to inspect all such records and shall provide Owner’s Representative and the Supervisor with copies as required.

Compliance by the Contractor with the conditions of this Section 9.4 is a condition precedent to the Contractor’s right or entitlement to any extension of the Time for Completion.

Owner’s Representative shall proceed in accordance with Article XV to agree or determine either prospectively or retrospectively such extension of the Time for Completion as may be due. Owner’s Representative shall notify the Contractor accordingly. When determining each extension of time, Owner’s Representative shall review his previous determinations and may revise, but shall not decrease, the total extension of time.

Any extension of time granted (above or below) by Owner’s Representative to the Contractor shall, except as expressly provided elsewhere in this Contract, be deemed to be in full and final compensation and satisfaction for and in respect of any actual or probable loss or injury sustained or sustainable by the Contractor in respect of any matter or thing in connection with which such extension shall have been granted. If Contractor disagrees with the determination of Owner’s Representative, it shall be entitled to submit such dispute for resolution under Article XXI.

9.5 Rate of Progress - If at any time the Contractor’s actual progress (measured in physical executed volumes) falls behind the Project Schedule referred to in Section 5.12, or it becomes apparent that it will so fall behind schedule that it is likely to be unable to meet the Time for Completion (as applicable) within fifteen (15) days after the date shown in the Project Schedule (as adjusted under the Contract), the Contractor shall immediately submit to Owner’s Representative and the Supervisor a revised Project Schedule taking into account the prevailing circumstances. The Contractor shall, at the same time, notify Owner’s Representative and the Supervisor of the steps being taken to expedite progress, so as to achieve completion for the Works within the Time for Completion. The costs of implementing such steps or of revising the Project Schedule as herein noted, shall be solely for the Contractor’s account.

If any steps taken by the Contractor in meeting its obligations under this Section 9.5 require Owner to incur additional costs, such costs shall be recoverable from the Contractor by Owner, and may be deducted by Owner from any monies due, or to become due, to the Contractor.

If the Contractor falls behind the critical path identified in the Project Schedule so as to delay achieving the Partial Taking-Over Date or the Final Taking-Over Date by the Scheduled Partial Taking-Over Date or the Scheduled Final Taking-Over Date for the Plant, except to the extent the Contractor is entitled hereunder to an extension of the time therefor, the Contractor shall, upon written notice by Owner’s Representative and at no additional cost to Owner, develop and submit to Owner a detailed written recovery plan and schedule and work such hours (including night shifts, weekends and holidays) and furnish such additional labor and equipment as necessary to overcome the effects of such delay.

9.6	Liquidated Damages for Delay and Bonuses -

If the Partial Taking-Over Date of the first Generator Set is not achieved by the Scheduled Partial Taking-Over Date for such Generator Set, the Contractor shall pay Owner liquidated damages in the amount of US$ 130,000.00 for each day of delay until the Partial Taking-Over Date is achieved.

If the Partial Taking-Over Date of the second Generator Set is not achieved by the Scheduled Partial Taking-Over Date for such Generator Set, the Contractor shall pay Owner liquidated damages in the amount of US$ 100,000 for each day of delay until the Partial Taking-Over Date is achieved.

If the Partial Taking-Over Date of the last Generator Set is not achieved by the Scheduled Final Taking-Over Date, the Contractor shall pay Owner liquidated damages in the amount of US$ 160,000.00 for each day of delay until the Partial Taking-Over Date is achieved.

If any Generator Set stop working or reduce their output after their Partial Taking-Over Date and such outage or reduction of output is caused by a Defect or by a Contractor’s request, then the Contractor shall pay Owner liquidated damages in the amount of US$ 100,000.00 for each day of outage or reduction in output excluding the first day in aggregate in which an outage or reduction in output occurred.

If the Contractor achieves the Partial Taking-Over Date of the first Generator Set before the one hundredth day prior to the fourth anniversary of the Commencement Date, Contractor will be entitled to the Early Final Taking Over Bonus for such Generator Set.

If the Contractor achieves the Partial Taking-Over Date of the second Generator Set before the fiftieth day prior to the fourth anniversary of the Commencement Date, Contractor will be entitled to the Early Final Taking Over Bonus for such Generator Set.

If Contractor achieves the Final Taking Over Date before the fourth anniversary of the Commencement Date, Contractor will be entitled to the Early Final Taking Over Bonus for the Plant.

The liquidated damages provided in this Section 9.6 shall be in lieu of all liability of Contractor to Owner for any and all extra costs, losses or expenses of whatsoever nature incurred or to be incurred by Owner as a result of any delay in achieving the Partial Taking-Over Date or the Final Taking-Over Date, and shall be the sole and exclusive remedy to the Owner in case of delay. The forgoing liquidated damages shall be paid within twenty (20) days of written demand therefor and if not so paid, may be collected by Owner from any amount then owed to the Contractor.

The above liquidated damages are a reasonable forecast of the actual costs, losses and expenses incurred by Owner as a result of delays in achieving the Partial Taking-Over Date and the Final Taking-Over Date by the Time for Completion and therefore, do not constitute a penalty. The parties, having bargained in good faith for such specific damages, are estopped from contesting the validity or enforceability of such damages.

The payment or deduction of such liquidated damages shall not relieve the Contractor from its obligation to complete the Works and achieve the Final Taking-Over Levels, remedy any Defects or Deficiencies or from any other of its outstanding duties, obligations or responsibilities under this Contract.

The Contractor shall issue an invoice evidencing the applicable bonuses within thirty (30) days after the issuance of the Final Taking-Over Certificate. Payment of such invoice shall occur in accordance with Section 14.3.

9.7	Suspension of Works - Owner may at any time instruct the Contractor in writing to slow or suspend progress of part or all of the Works. During suspension or slowing, the Contractor shall continue to guard, protect, store and secure such part of the Works against any deterioration, loss or damage at Owner’s expense.

Promptly upon providing the Contractor with written instructions regarding the slowing or suspension, Owner shall meet with the Contractor to review the progress of the completed Works and the status of Works that are in progress. In addition, Owner and the Contractor shall meet to review the advantages and disadvantages of having the Contractor complete during the suspension period certain Works that are in progress. The Contractor shall follow Owner’s written instructions with respect to performing Works during any slowing or suspension period and the Contractor shall be paid for such Works in accordance with the applicable Monthly Payment Certificate as reasonably adjusted to take into account such slowing or the suspension while preserving any profit the Contractor would have been expected to earn on such reductions.

9.8	Consequences of Suspension - If the Contractor suffers delay and/or incurs Costs in following Owner’s instructions under Section 9.7 or in resumption of the Works, the Contractor shall give prompt written notice thereof to the Owner’s Representatives and the Supervisor, with a copy to Owner. After receipt of such notice Owner shall proceed to agree or determine:

(a)	any extension of time to which the Contractor is entitled under Section 9.4; and

(b)	the amount of such Cost plus Profit thereon which shall be added to the Lump Sum Price and shall notify the Contractor accordingly.

The Contractor shall not be entitled to any extension of time or payment of Cost if the suspension is due to a cause attributable to the Contractor, or required as a result of a Contractor’s risk under this Contract.

The Contractor shall not be entitled to extension of time for, or payment of the Costs incurred in, making good any deterioration, defect or loss caused by faulty design, workmanship or Materials, or by the Contractor’s failure to take the measures specified in Section 9.7.

9.9	Prolonged Suspension - If suspension under Section 9.7 has continued for more than either (i) eighty-four (84) consecutive days, or (ii) one hundred twenty-six (126) non-consecutive days and the suspension is not due to a cause attributable to the Contractor, the Contractor may by notice to Owner require permission to proceed within fourteen (14) days. If permission is not granted within that time, the Contractor may, at its sole discretion, either (i) treat the suspension as a Variation under Article XV regarding the affected part of the Works or (ii) terminate this Contract pursuant to Section 17.2.

9.10	Resumption of Works - After receipt of permission or of a written instruction to proceed, the Contractor shall, after notice to Owner and the Supervisor, and together with Owner and the Supervisor, examine the Works and Materials affected by the suspension. The Contractor shall at Owner’s cost make good any deterioration or defect in or loss of the Works or Materials, which has occurred during the suspension.

If Owner has taken over risk and responsibility for the suspended Works, risk and responsibility shall revert to the Contractor fourteen (14) days after receipt of the permission or instruction to resume Works.

9.11	Burden of Proof - In case of a dispute regarding the application of the provisions of this Article IX, including any dispute as to whether the Contractor is entitled to an extension of the Time for Completion, the Contractor shall have the burden of proof as to its entitlement to relief under this Article IX.

X.	PERFORMANCE TESTS

10.1	Contractor’s Obligations - The Contractor shall carry out the Performance Tests in accordance with Exhibits A and C, this Section 10.1, and Section 8.4, after providing the documents in accordance with Sections 6.6 and 6.7. The Contractor shall propose to the Owner’s Representatives a date in which the Performance Tests would be carried out no later than ninety (90) days in advance of the proposed date. Such proposed date can be updated by the Contractor forty five (45) days thereafter. The Owner’s Representatives shall promptly after receipt of such proposal respond to the Contractor by scheduling a date for the performance of the Performance Tests which shall not be later than fourteen (14) days after the date proposed by the Contractor as provided herein.

Specific Performance Tests are identified in the Technical Specifications (Exhibit A) and in the Performance Test Protocol (Exhibit C), and are generally categorized as: (i) Efficiency Test, (ii) Net Electric Output Test; and (iii) Functional Test.

The Raw Data that is obtained by the Contractor as a result of the Performance Tests shall be delivered to Owner promptly after the Performance Tests have been completed.

As soon as the Works have passed the Performance Tests, the Contractor shall provide the Representatives, the Supervisor and Owner with a certified report of the results of all such Tests.

If during any Performance Tests it is discovered that the Works cannot be operated in a safe manner in accordance with Prudent Utility Practices and Prudent Electrical Practice, the Performance Test shall be stopped and the Deficient system or component promptly replaced or repaired by the Contractor at its expense, whereupon the Performance Test shall start over from hour one.

10.2	Preparation and Timing for Performance Tests - Performance Tests shall be performed by the Contractor utilizing Owner’s normal complement of operating personnel and the Contractor’s employees under the Contractor’s direction and supervision.

The Performance Tests shall be carried out at the times authorized by COES. Owner shall request the authorization of COES for the performance of the Performance Tests with sufficient advance written notice to COES. Any limitations or scheduled restrictions imposed by COES shall not constitute Force Majeure or serve to postpone the Scheduled Partial Taking-Over Date or the Scheduled Final Taking-Over Date unless such delays is more than seven (7) days on the last Generator Set that is within the critical path, in the case of either the applicable Scheduled Partial Taking-Over Date or the Scheduled Final Taking-Over Date and are not as result of Contractor’s failure to comply with a request or rule of COES.

10.3

Punch List - The Partial Taking-Over Certificate or the Final Taking-Over Certificate will not be issued until such time as the Punch List has been prepared and agreed upon as set out below. Contractor and Owner’s Representative shall jointly prepare the Punch List prior to the anticipated Partial Taking-Over Date or Final Taking-Over Date. The Contractor shall provide it to Owner and Owner’s Representative together with an estimate of the cost and time required to complete or correct each Punch List item. Owner’s Representative shall notify the Contractor whether it accepts such Punch List and estimate or shall otherwise state its reasons for disagreement therewith in reasonable detail; provided, however, that acceptance or rejection thereof shall not relieve the Contractor of its liability to complete or correct the Punch List items. Owner may withhold from amounts otherwise payable hereunder an amount equal to one hundred fifty percent (150%) of the estimated value of each Punch List item until the Contractor has completed that item. Alternatively the Contractor may provide a bank guarantee in the form of Schedule 8 equal to the above referred value. If the Contractor fails to complete all Punch List items once it has been given ninety (90) days of access to the Works after the Partial Taking-Over Date or the Final Taking-Over Date, Owner may complete, or cause to be completed, any item which the Contractor has so failed to complete at the Contractor’s expense including third party costs and costs of Owner for such item.

10.4	Conduct of Performance Tests - Guidelines for the conduct of Precommissioning and Start-Up are set forth in Exhibit A. The Performance Test Protocols shall be in accordance with Exhibit C. No later than ninety (90) days prior to the commencement of the Performance Tests, the Contractor will submit to the Representatives and the Supervisor its proposed detailed testing procedures, which shall complement and be in accordance with Exhibit C (the “Test Procedures”) for the conduct of Performance Tests. The Owner’s Representatives and the Supervisor will review and respond to the Contractor’s proposed Test Procedures within thirty (30) days of the submission, and the Parties, and the Supervisor shall meet to finalize the Test Procedures within five (5) days of the Owner’s Representatives’ and the Supervisor’s response. The Contractor will submit the final version of the Test Procedures to the Representatives and the Supervisor not more than fifteen (15) days prior to the commencement of the Performance Tests.

The Net Electric Output Test shall define the capacity in KW as a single value measured in KW and shall not allow for any tolerance. Allowances are only those set forth in the Technical Specifications.

The Contractor shall use plant instrumentation and non-plant instrumentation as specified and calibrated in accordance with the approved protocol, the Technical Specifications, and applicable codes and standards and no tolerances will be permitted. Employees of Owner will witness all Performance Tests. The Contractor shall be solely responsible for directing such employees in implementing such tests.

Upon completion of any Performance Test, regardless of the test results or when the test was performed, the Contractor shall prepare and deliver to Owner’s Representative and the Supervisor for information a Performance Tests report to document the results of the test. Each Party shall have the right to perform data collection for each Performance Test. The Parties shall agree on the data to be used for analysis, and the analysis will be performed by the Contractor. Owner may direct that the Performance Test be stopped and restarted after appropriate corrective action has been taken by the Contractor at the Contractor’s sole cost and expense, if (a) Owner observes any Defects or Deficiencies in any Plant Equipment or the Plant or their performance during any Performance Test, (b) Owner has notified the Contractor in writing promptly thereafter, and (c) in Owner’s reasonable judgment such Defect or Deficiency calls into question the validity of the Performance Test or poses any risk of damage or injury to property or persons.

Once Performance Tests are completed and Partial Taking-Over Levels or Final Taking-Over Levels have been accomplished by Contractor, a Performance Test Certificate shall be requested by Contractor to Owner and Owner shall issue the requested Performance Test Certificate substantially in the form set forth in Schedule 9.

The Performance Tests shall be deemed to be successfully completed when the Contractor has successfully completed all of the criteria specified in Exhibit C at levels meeting or exceeding the Partial Taking-Over Levels or the Final Taking-Over Levels. If the Partial Taking-Over Levels or the Final Taking-Over Levels are not met, the Contractor is obligated to conduct additional work as necessary in an attempt to meet such levels.

Once the Contractor has successfully completed the Performance Tests, the Contractor may request that Owner issue to the Contractor a Final Taking-Over Certificate, substantially in the form set forth in Schedule 10 and in Schedule 11 accordingly.

The Contractor is entitled to the issuance of the Partial Taking-Over Certificate by the Owner after both Parties verify that the relevant Generation Set has accomplished the Partial Taking-Over Levels measured by the measuring instrument of the Generator Set pursuant to Section 11.1. For this purpose, an additional Performance Test is not required. The Contractor is entitled to the issuance of the FinalTaking-Over Certificate by the Owner after both Parties verify that the Generation Sets have accomplished the FinalTaking-Over Levels measured by the measuring instruments of the Generator Sets pursuant to Section 11.1. For this purpose, an additional Performance Test is not required.

The Performance Test described in Exhibit A shall be completed by the Contractor prior to the date of issuance of the Final Taking-Over Certificate and the Performance Test described in Exhibit C shall be completed by the Contractor no later than sixty days after the date of issuance of the Final Taking-Over Certificate. The provisions contained in the three last paragraphs of this Section 10.4 prevail over any other provision of this Contract.

10.5	Failure to Achieve Performance Guarantee Level - In the event the Contractor has failed, as of the Partial Taking-Over Date or the Final Taking-Over Date, to successfully complete Performance Tests at levels meeting or exceeding the Partial Taking-Over Levels or Performance Guarantee Level(s), respectively, the Contractor shall (unless commercially unreasonable to do so) conduct additional testing and work in an attempt to meet such Partial Taking-Over Levels or Performance Guarantee Level(s), respectively. The Contractor shall have one hundred and twenty (120) days from the Partial Taking-Over Date or the Final Taking-Over Date, respectively, to achieve the Partial Taking-Over Levels or Performance Guarantee Level(s), respectively (the “Cure Period”).

Performance Tests carried out within such period, if any, cannot be corrected by degradation curves. The Contractor and Owner shall use their best efforts to minimize the economic impact on Owner during periods of repairs or Performance Tests carried out during such period, if any. Failure of the Contractor to successfully complete Performance Tests at levels meeting or exceeding the Partial Taking-Over Levels or Performance Guarantee Level(s), respectively, within the above-referenced period (as extended by Section 5.1, if applicable) shall require the payment on demand to Owner by the Contractor of the Buy-Down Amount (but only for Guaranteed Net Elective Output in the case of the Partial Taking-Over Date). If the Buy-Down Amount is not paid on demand, Owner may withhold such sums and set off such sums against any amount then owed to the Contractor, or resort to any other remedy available to it in law or equity for the recovery of the Buy-Down Amount.

10.6	Interference with Performance Tests - If the Contractor is prevented from carrying out the Performance Tests by Owner’s failure to perform its obligations hereunder or due to Owner’s breach of this Contract the Contractor may request an extension of the Time for Completion, pursuant to Section 9.4. If the Contractor incurs additional Cost as a result of this delay in carrying out the Performance Tests, such Cost plus Profit thereon shall be determined mutually by Owner’s Representative and Contractor’s Representative pursuant to the provisions of Article XV and such Cost and Profit shall be added to the Lump Sum Price.

10.7	Issuance of Certificates - Owner agrees to promptly issue any certificate required under this Article X if the criteria for the issuance of such a certificate have been satisfied to Owner’s satisfaction and to certify in such certificate, the date in which the event giving rise to the certification was completed.

10.8	Modifications to Achieve Passage of Performance Tests - Owner and the Contractor shall confer and mutually agree upon any corrective measures or modifications to the Plant to be taken by the Contractor to achieve passage of the Performance Tests. No automatic controls or safety protections may be temporarily avoided to achieve passage of the Performance Tests.

10.9	Early Operation - If the Partial Taking-Over Date or the Final Taking-Over Date do not occur by the Scheduled Partial Taking-Over Date or the Scheduled Final Taking-Over Date, respectively, Owner may, at its sole option, place any Generator Set or the Plant as a whole into service at any time provided that it is completed such that it can be operated safely; and further provided, that, if requested by Contractor, Owner will provide Contractor the opportunity to perform Performance Tests and reparations of any Defects, if any, within a mutual agreed schedule. Such placement into service shall not be deemed to be the Partial Taking-Over Date nor the Final Taking-Over Date for all purposes under this Contract and the associated Monthly Payment Certificate due upon the Partial Taking-Over Date or the Final Taking-Over Date shall be paid to the Contractor, unless there are any sums due by Contractor to Owner, in which case Owner will have the right to withhold such sums from any amount then owed to the Contractor, until the Contractor complies with its obligations under this Contract.

The Contractor shall cooperate with Owner so that it may operate the relevant Generator Set or the Plant. The Contractor shall not be relieved from any of its obligations hereunder (including testing for achieving the Actual Project Acceptance Date) so long as Owner follows proper safety procedures and conforms to the Contractor’s directions in the receipt, handling, storage, protection, installation, maintenance, inspection and operation of the relevant Generator Set or the Plant. Once Owner is operating any Generator Set or the Plant, all risks, care, custody and control thereof shall pass to Owner and Owner shall thereby bear the associated risk of loss.

If, in any case above, the Contractor shall fail or refuse to give Owner operating instructions as aforesaid, Owner shall follow accepted operating practices with respect to its operation of the relevant Generator Set or the Plant.

Owner will act reasonably in allowing the Contractor continued access to the Plant to fulfill its obligations to achieve the Performance Guarantee Levels and the Actual Project Acceptance Date. If Contractor is not permitted to complete Performance Tests within six (6) months after the Partial Taking-Over Date nor the Final Taking-Over Date, then the Actual Project Acceptance Date shall be deemed to have occurred for all purposes under this Contract.

10.10	Increased Capacity Bonuses and Spill Water Generator Bonus - If the final installed capacity of the Plant, measured on the Final Taking-Over Date or during the Cure Period at the bushings of the high voltage step-up transformer, is above 504 MW, the Contractor shall be entitled to the Increased Installed Capacity Bonus if the final installed capacity is measured using a water flow of up to 210.5 m3/sec and to the Additional Installed Capacity Bonus if the final installed capacity is measured using a water flow higher than 210.5 m3/sec.

If the Tested Spill Water MW Capacity measured on the Final Taking-Over Date or during the Cure Period at the bushings of the high voltage step-up transformer, is above the Minimum Spill Water Demonstrated Capacity, the Contractor shall be entitled to the Spill Water Generator Bonus.

XI.	PARTIAL TAKING-OVER, FINAL TAKING-OVER AND ACTUAL PROJECT ACCEPTANCE

11.1	Partial Taking-Over Certificate and Final Taking-Over Certificate –Each Generator Set and the Plant shall be taken over by Owner when it has been completed in accordance with this Contract and has passed the Performance Tests and Partial Taking-Over Certificate or a Final Taking-Over Certificate for the Works has been issued or deemed to have been issued in accordance herewith and pursuant to the last paragraph of Section 10.4 and it can be placed into operation for dispatch by COES.

The Contractor may apply by notice to Owner’s Representative for a Partial Taking-Over Certificate or a Final Taking-Over Certificate not earlier than fourteen (14) days before the Works will, in the Contractor’s opinion, be complete and ready for Partial Taking-Over or Final Taking-Over. Owner shall, within twenty-eight (28) days after the receipt of the Contractor’s application:

(a)	issue the Partial Taking-Over Certificate or the Final Taking-Over Certificate to the Contractor, stating the date on which the Works were completed in accordance with this Contract (except for work described in the Punch List) including passing the Performance Tests; or

(b)	reject the application, giving its reasons and specifying the work required to be done by the Contractor to enable the Partial Taking-Over Certificate or the Final Taking-Over Certificate to be issued and the Contractor shall then complete such work before issuing a further notice under this Section 11.1.

If Owner fails either to issue the Partial Taking-Over Certificate or the Final Taking-Over Certificate or to reject the Contractor’s application on or before the twenty-eighth day after the receipt of the Contractor’s application for the issuance of such certificate, and if the Works are complete in accordance with this Contract (except for work described in the Punch List), free of Defects or Deficiencies, the Partial Taking-Over Certificate or the Final Taking-Over Certificate shall be deemed to have been issued on the date of delivery of the Contractor’s application.

11.2	Operation by Owner after Partial Taking-Over – After the Partial Taking-Over of any Generator Set, Owner will be entitled to place the relevant Generator Set into service. The Contractor shall cooperate with Owner for a period not exceeding the Final Taking-Over Date so that it may operate the relevant Generator Set.

Owner will provide Contractor the opportunity to perform any works, tests and reparations necessary to complete the Plant, within a mutual agreed schedule.

The Contractor shall not be relieved from any of its obligations hereunder so long as Owner follows proper safety procedures and conforms to the Contractor’s directions in the receipt, handling, storage, protection, installation, maintenance, inspection and operation of the relevant Generator Set. If, in any case above, the Contractor shall fail or refuse to give Owner operating instructions as aforesaid, Owner shall follow accepted operating practices with respect to its operation of the relevant Generator Set.

11.3	Buy-Down Amount - The Parties agree that the following formula will be used to calculate liquidated damages due to Owner by the Contractor as a result of the Contractor’s failure to achieve the Performance Guarantee Levels applicable to any Generator Set, the Plant as a whole or the Minimum Spill Water Demonstrated Capacity. The sum is referred to singularly and in the aggregate as the “Buy-Down Amount”. The Contractor must attempt to achieve the Performance Guarantee Levels and the Minimum Spill Water Demonstrated Capacity until the end of the Cure Period after the Partial Taking-Over Date of a Generator Set and the Final Taking-Over Date.

In the event the Contractor has failed to demonstrate the Performance Guarantee Levels at the end of the above-referenced period and complying with all Applicable Laws and Applicable Permits, the Contractor shall pay Owner the Buy-Down Amount in accordance with Section 10.5, which amount shall be equal to the Guaranteed Net Electric Output minus the Net Electric Output of the Plant multiplied by US$ 1,800.00 per kilowatt.

In the event the Contractor has failed to demonstrate the Minimum Spill Water Demonstrated Capacity at the end of the above-referenced period, the Contractor shall pay Owner the Spill Water Generator Buy-Down Amount, which amount shall be equal to the Minimum Spill Water Demonstrated Capacity minus the Tested Spill Water MW Capacity multiplied by US$ 2,400.00 per kilowatt.

The Parties agree that the Buy-Down Amount specified in this Section 11.3 constitutes liquidated damages to compensate Owner for the losses it is likely to suffer or damages it is likely to incur as a result of the Contractor’s failure to achieve the Performance Guarantee Levels, and such Buy-Down Amount shall be in lieu of all liability for any and all extra costs, losses, or expenses incurred by Owner as a result of the Contractor’s failure to achieve the Performance Guarantee Levels once the Partial Taking-Over Date or the Final Taking-Over Date has been achieved and constitutes the sole and exclusive remedy to the Owner in case of such failure. These liquidated damages are a reasonable forecast of the actual costs, losses and expenses Owner will incur as a result of such Contractor’s failure and do not constitute a penalty. The Parties, having bargained in good faith for such specific damages and are therefore estopped from contesting the validity or enforceability of such damages.

The payment or deduction of such liquidated damages shall not relieve the Contractor from its obligation to complete the Works achieve the Final Taking-Over Levels, remedy any Defects or Deficiencies or from any other of its outstanding duties, obligations or responsibilities under this Contract.

11.4	Actual Project Acceptance - Actual Project Acceptance shall be deemed to occur when the Contractor has: (a) successfully met the criteria specified in Exhibits A and B at level meeting or exceeding the Performance Guarantee Levels or, if the Contractor has been unable to meet or exceed the Performance Guarantee Levels, paid the Buy-Down Amount; (b) fully completed all the Works, including the Punch List, free of Defects or Deficiencies and no Variations concerning the Works remain unsettled; (c) paid any liquidated damages for delay, as well as any other obligations then owed by the Contractor to Owner, which date shall be the date acknowledged and stated by Owner’s Representative in the Actual Project Acceptance Certificate; (d) delivered to Owner all final drawings, as-built drawings and manuals required under this Contract; and (e) the Warranty Letter of Credit is in full force and effect.

Upon the Contractor achieving Actual Project Acceptance, Owner shall issue a Actual Project Acceptance Certificate in the form set forth in Schedule 12.

11.5	Issuance of Certificates - With respect to Owner’s obligations to issue certificates pursuant to this Article XI, Owner agrees to promptly issue the certificate indicating the date in which the event giving rise to the certification was completed, if the criteria for the issuance of such a certificate have been satisfied.

XII.	CONTRACTOR’S REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties

Each of Astaldi and GyM represents and warrants to Owner that, as of the date of this Contract and the Notice to Commence date:

(a)	the Consortium Agreement is valid, binding and has been legally executed in accordance with the Applicable Laws;

(b)	is a duly organized and legally existing corporation under the laws of the jurisdiction of incorporation;

(c)	has authority to and has obtained all corporate approvals necessary for the execution of this Contract;

(d)	this Contract constitutes a binding obligation of the Contractor, and both Astaldi and GyM are jointly and severally responsible before the Owner for all obligations assumed by the Contractor under this Contract;

(e)	the execution of this Contract by the Contractor will not cause the Contractor to breach any legal or contractual obligation assumed by the Contractor:

(f)	has thoroughly examined this Contract and have become familiar with its terms;

(g)	has full experience and proper qualifications to perform the Works and to construct the Plant;

(h)	other than with respect to subsurface conditions and antiquities, they have ascertained the nature and location of the Works, the character and accessibility of the Project Areas and its surrounding areas, the quality and quantity of water to execute the Works and the on-Site access thereto without prejudice to Section 5.9, the availability of lay-down areas for Contractor’s Equipment and tools, the existence of visually apparent obstacles to construction (other than underground obstacles, if any, or other conditions referred to in this Contract), the availability of facilities and utilities, the location and character of existing or adjacent work or structures, the conditions as of the Base Date of roads and waterways in the vicinity of the Project Areas, including the conditions affecting shipping and transportation (such as the limitations of bridges and tunnels), access, disposal, handling and storage of Materials, the surface conditions and other general and local conditions, including labor, safety, weather, environmental conditions (other than Dangerous Substances which are not known to the Contractor), geological conditions, if any, noted in and attached to this Contract;

(i)	each company, and its Subcontractors are, fully qualified and capable of performing the Works to complete the Plant in accordance with the terms of this Contract and no proceeding has been commenced or has been threatened to be commenced against or by the Contractor that could materially impair the Contractor’s ability to perform the Works to complete the Plant;

(j)	all services provided and procedures followed by the Contractor hereunder to engineer, design, procure, construct, commission, start-up and test the Works shall be done in a workmanlike manner and in accordance with the requirements of this Contract;

(k)	it is familiar with all necessary facilities for delivering, handling and storing all Contractor’s Equipment and other parts of the Works;

(l)	the Contractor will design the Plant based on a useful life objective of at least fifty (50) years;

(m)	has satisfied as to the means of communication with and access to and through the Concession Area and accommodations it may require to use in the Project Areas after the Contractor shall have been given unrestricted access thereto and the precautions and times and methods of working necessary to prevent any Person under the direction of the Contractor from creating any nuisance or interference, whether public or private, which might give rise to any legal action;

(n)	the Applicable Laws of Peru in effect on the Base Date and all Applicable Laws in existence on the Effective Date that, by their terms, are effective and applicable to the Contractor or the Works to be performed by Contractor as of the Base Date, have been taken into account in its calculation of the Lump Sum Price and shall be reflected in the design of the Plant and the Works.

(o)	has received from Owner and has thoroughly examined the data available provided to Contractor by the Owner on topographical, geological, hydrological and sub-surface conditions at, under and around the Project Areas, and studies on environmental impact which have been obtained by or on behalf of Owner from investigations for the Works, which information is described in Exhibits A and D; and

(p)	is financially capable of performing its obligations contained in this Contract;

XIII.	DEFECTS LIABILITY

13.1	Completion of Outstanding Works and Remedying Defects - The Contractor warrants:

(a)	the Works shall be free from Defects and Deficiencies in accordance with the Contract; and

(b)	that the Works shall be new and unused when installed; the services provided will be performed in accordance with the standards and requirements specified in this Contract; the Works shall be designed, engineered and constructed to meet the requirements of this Contract and to produce a fully functional facility that is capable of demonstrating the Performance Guarantee Levels (taking into account the Buy Down Amounts paid), and the Plant (including design and engineering) will conform to the Technical Specifications.

In order that the Construction Documents and the Works comply with the warranties and conditions required by this Contract, (fair wear and tear excepted) by the expiry date of the Warranty Period, the Contractor shall:

(i) complete any Works which is outstanding on the date stated in a Partial Taking-Over Certificate or a Final Taking-Over Certificate, as applicable, as soon as practicable after such date; and

(ii) execute all Works of amendment, reconstruction, and remedying Defects or Deficiencies, promptly or as may otherwise be instructed by Owner or Owner’s Representative.

If any Defect or Deficiency appears, Owner or Owner’s Representative shall promptly notify the Contractor in writing within the applicable Warranty Period.

13.2	Cost of Remedying Defects - All work referred to in Section 13.1 shall be executed by the Contractor at its own cost. All costs incidental to the Contractor’s performance of its obligations, including the removal, replacement and reinstallation of Materials which Materials were part of the Works necessary to gain access to Defects or Deficiencies and retesting of repaired or replaced portions of the Works (if appropriate in accordance with industry standards) shall be borne by the Contractor. Any duties or taxes assessable for the importation of items required to meet the Contractor’s obligations herein shall also be borne by the Contractor.

13.3	Notice to Correct - If the Contractor fails to carry out any of its obligations, including to remedy any Defect or Deficiency within the times permitted under this Contract, or if no specific time is provided, a reasonable time, or if the Contractor is not executing the Works in accordance with this Contract, Owner may give notice to the Contractor requiring it to make good such failure and remedy the same provided that no individual claim may be inferior to US$ 50,000 and provided further that after the second anniversary of the Final Taking-Over Date the Owner may only require the repair of Defects or Deficiencies of civil Works that in the aggregate cost more than US$ 2,000,000 if such Defects or Deficiencies can be attributed to the same cause or more than US$ 4,000,000 if such Defects or Deficiencies can not be attributed to the same cause.

The construction of Access Roads and Accessways are not subject to the provisions of this Section 13.3.

In the event the Contractor neglects to make good such failure and remedy the same within the time agreed upon by Owner and the Contractor or, if no such time is agreed upon, within thirty (30) days from the Contractor’s receipt of notice, Owner may, without prejudice to other remedies Owner may have, undertake such work at the Contractor’s cost but the Contractor shall not have responsibility for this work and deduct the cost thereof, from any payments then or thereafter due to the Contractor. If payments then or thereafter due to the Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to Owner on demand.

13.4	Extension of Warranty Period - The applicable Warranty Period for the Works or any portion of them repaired or replaced by the Contractor shall be extended for a term of one (1) year from the date any such repair or replacement is completed. Without derogating from the foregoing, the Warranty Period shall be extended during any period in which the Plant is unavailable for service or de-rated by reason of any Defect or Deficiency. In case of unavailability of the Plant, the extension shall be on a day-by-day basis. In the case of de-rated, the extension shall be equal to the number of de-rated days multiplied by the de-rated factor.

However, the total Warranty Period shall not be extended for more than one (1) year from the date of expiry of the original applicable Warranty Period.

13.5	Removal of Defective Works - If the Defect or Deficiency is such that it cannot be remedied expeditiously on the Concession Area, the Contractor may, with the consent of Owner’s Representative or Owner, remove from the Project Areas for the purposes of repair any part of the Works which is defective or damaged at the risk of loss and expense of the Contractor.

13.6	Further Tests - If the remedying of any Defect or Deficiency or damage is such that it may affect the performance of the Works, Owner may require that the related portion of Performance Tests be repeated to the extent necessary to demonstrate that the Defect or Deficiency has been remediated. The requirement shall be made by written notice within twenty-eight (28) days after the Defect or Deficiency or damage is remedied. Such Performance Tests shall be carried out pursuant to Article X utilizing plant instrumentation and at the cost of the Contractor.

13.7	Contractor to Search - The Contractor shall, if directed by Owner’s Representative, search for the root cause of any Defect or Deficiency. If a Defect or Deficiency is present, the Contractor shall be liable for all such Costs.

Within twenty four (24) hours from receipt of Owner’s request or as soon as reasonably practicable, the Contractor shall deliver to the Project Areas qualified personnel and shall immediately proceed to identify and analyze the root cause of the Defect or Deficiency found. The Defect or Deficiency will not be considered remedied and the Contractor will not be released from its obligations and responsibilities under this Contract until a detailed root cause analysis is submitted to Owner providing that the Defect or Deficiency found has been or will be adequately addressed and corrected.

13.8	Final Acceptance Certificate - The obligations of Contractor for the Works shall not be considered to be completed until the Final Acceptance Certificate has been signed by Owner’s Representative and delivered to the Contractor, stating the date on which the Contractor completed its obligations under this Contract.

The Final Acceptance Certificate shall be issued and delivered by Owner’s Representative substantially in the form set forth in Schedule 13 no later than the twenty-eighth day after the expiry of the Warranty Period, or as soon after such date as the Contractor has provided all the Construction Documents and completed and tested all the Works, including remedying any Defects or Deficiencies, whichever is earlier.

If the Owner fails to issue the Final Acceptance Certificate accordingly, the Final Acceptance Certificate shall be deemed to have been issued on the date 28 days after the date on which it should have been issued, as required by this Section, unless a Dispute regarding a Defect or Deficiency remains outstanding by such date.

13.9	Unfulfilled Obligations - The Final Acceptance Certificate issuance shall not release the Contractor or Owner from any unfulfilled obligation under this Contract.

XIV.	CONTRACT PRICE AND PAYMENT

14.1	The Lump Sum Price

14.1.1	The Lump Sum Price - The Lump Sum Price shall be the full and sole compensation of the Contractor for all the engineering and design services, procurement and transportation services, civil works, construction, erection and installation services and obligations hereunder, but may be adjusted by additions or deletions expressly provided under this Contract. Except otherwise stated herein:

(a)	the Lump Sum Price shall not be adjusted for changes in costs or any other matters; and

(b)	any quantities which may be set out in any Schedule of this Contract are only estimated quantities and are not to be taken as the actual and correct quantities of the Works to be executed by the Contractor in fulfillment of his obligations under this Contract.

If any part of the Works performed pursuant to a Variation under Article XV hereof is to be paid according to quantity supplied or Works done, the provisions for measurement and valuation shall be as stated herein.

14.1.2	Monthly Payment Certificate – Together with the monthly Progress Report Contractor shall prepare and submit a Monthly Payment Certificate, specifying the progress of the Works achieved in the previous calendar month and identifying the applicable amount of the Lump Sum Price to be paid by Owner for such progress. The applicable progress of the Works shall be demonstrated with the corresponding monthly Progress Report.

The Contractor may submit a Monthly Payment Certificate in four (4) copies to the Owner’ Representative in the form set forth in Schedule 7.

The Monthly Payment Certificate shall also include any other sums, including those arising out of Variations, that the Contractor certifies are due and owing since the last Monthly Payment Certificate and a certification that all insurance required to be maintained by the Contractor under this Contract is in full force and effect.

14.1.3	Payment - Upon receipt of a Monthly Payment Certificate, the Owner’s Representative will, within ten (10) days, determine whether the applicable Monthly Payment Certificate is in accordance with the payment required by the Contractor and the Progress Report submitted. Once approved, if such is the case, the Owner’s Representative will countersign the Monthly Payment Certificate and upon receipt thereof by the Contractor, the Contractor may submit such countersigned Monthly Payment Certificate together with invoices (for the portion of the Lump Sum Price) requesting payment for such Monthly Payment Certificate in the corresponding amount set forth therein, and Owner will pay the Contractor the entire amount due in respect of such Monthly Payment Certificate within thirty (30) days subject to the next subparagraph below, minus any amounts owed by the Contractor to Owner and minus any amounts that Owner shall withhold pursuant to the Applicable Law. Owner’s determination of the Monthly Payment Certificate shall be final and conclusive absent manifest error.

As a condition precedent to payment of such amounts, the Contractor shall deliver to Owner: (a) the certificate mentioned in Section 5.4 of the Contract in the form of Schedule 22 (Form of Proof of Subcontractor Payment), (b) the certificate mentioned in Section 7.4 of the Contract in the form of Schedule 23 (Form of Labor Obligations’ Certificate), (c) a copy of any tax return filed by the Contractor related to any taxes assessed or levied in connection to the execution of the Works that are the subject matter of such invoice, and (D) a written release of liens of the contractor against owner and their property, agents and employees for demands for payment or compensation for equipment, materials or services in connection with the monthly payment certificate.

In addition, the Contractor shall execute and furnish to Owner supporting documents as will establish title in and to the Works. No payment made hereunder shall be considered an approval or acceptance of any Works or constitute a waiver of any claim or right that Owner may have at that time or thereafter, including claims and rights relating to warranty and indemnification obligations of the Contractor.

14.1.4	Form and Manner of Payments - All payments owed by Owner to the Contractor hereunder shall be made in Dollars and Peruvian Soles, as applicable, by wire transfer of immediately available funds to the bank account the Contractor may designate from time to time in writing by notice to Owner given not less than five (5) Business Days prior to the next payment date to which such payment instructions are to apply.

If the date for any payment called for under this Contract should fall on a day that is not a Business Day at the location designated for receipt of such payment, then such payment may be made on the next succeeding Business Day in such location with the same effect as if made on the date due.

14.1.5	Delayed Payment - Any sum owed by Owner under Section 14.1.6 that is not paid when due will accrue interest at a rate per annum equal to LIBOR + 2% from the date in which the payment came due to the date in which the amount is paid in full.

14.1.6	Application for Final Payment Certificate - The Contractor shall be entitled to request payment of its final Monthly Payment Certificate, which shall include all sums due and outstanding to the Contractor for Works executed in accordance with the Contract, upon having successfully completed the criteria specified in Article XI herein (or whenever such criteria is deemed completed under Section 11.1) at levels meeting or exceeding the Performance Guarantee Levels or having paid the Buy-Down Amount in accordance with Section 11.3 hereof and so long as no Variation claims remain outstanding.

The Contractor shall submit to the Owner’s Representative the final Monthly Payment Certificate with supporting documents, showing the value of all work done in accordance with the Contract and all other sums due and outstanding to the Contractor under the Contract, and Owner shall then make payment in accordance with Section 14.1.3.

14.1.7

Discharge - When submitting its request for Final Payment in accordance with Section 14.1.6, the Contractor shall submit a Final Payment Certificate in the form set forth in Schedule 14 which confirms that Owner’s Final Payment shall represent a full and final settlement of all monies due to the Contractor for Works done under this Contract and shall release all claims of the Contractor and Subcontractors against Owner and its property, agents, and employees for demands for payment or compensation for equipment, materials or services.

This certificate shall state that it becomes effective when the Contractor has received the securities provided under Sections 14.6.1 and 14.6.2 and the outstanding balance and the Final Payment Certificate in which event the discharge shall be effective on such date.

14.1.8	Cessation of Owner’s Liability - Owner shall not be liable to the Contractor for any matter concerning the cost of the Works after Final Payment has been made.

14.2	Taxes and Duties

14.2.1	Taxes - The Lump Sum Price includes all taxes, duties and other charges imposed by any country or any political subdivision thereof other than Peruvian value-added tax and custom and import duties. Owner shall not be responsible for any income taxes of any kind which may now or hereafter be applicable to, measured by, or imposed upon the Contractor as a result of the transactions hereunder. Also, the Parties recognize that all monetary amounts referred to in this Contract do not include Peruvian value-added tax.

14.2.2	Owner’s Right to Withhold: Tax Certificates - With respect to payment for any services provided hereunder by the Contractor, Owner may withhold or deduct from the payment of any amount otherwise payable to the Contractor under this Contract as Owner may be required to withhold or deduct under the laws of Peru or any other country or political subdivision or taxing authority or agency thereof, and Owner shall promptly furnish the Contractor with appropriate tax certificates/receipts of all sums so withheld or deducted.

14.2.3	Other Taxes – Owner shall be responsible for the administration and payment of any property taxes in connection with the Project Areas, all corporate income taxes with respect to Owner’s profits and all taxes related to the employment of Owner’s personnel.

14.2.4	Adjustment of Lump Sum Price - The Lump Sum Price cannot be changed or adjusted except pursuant to a Variation. Contractor shall complete the Works and achieve the Actual Project Acceptance Date irrespective of the cost of achieving such.

14.3	Customs and Import Duty -

Owner is responsible for the payment of any import duties imposed on or as consequence of the importation of Major Items of Equipment and Materials into Peru and Owner shall reimburse Contractor such concept without affecting the Lump Sum Price and through the invoices issued by Contractor provided that the imposition of any such import duties, import surcharges do not result from an error attributable to the Contractor in such importation or in the filing of any return or in performing any formality in connection to such importation. Owner shall pay such invoices within five (5) Business Day after receiving them. The Contractor shall be responsible for handling the clearance customs procedures of all Major Items of Equipment and Materials entering Peru.

14.4	Owner’s Right to Withhold or Set Off Payment - Contractor and Owner shall have the right to set-off from monies and securities otherwise due to the Contractor or Owner any claims or charges that Owner or the Contractor have against the other Party under this Contract.

The obligation of Owner to make any payment to the Contractor for Works performed shall be subject to the right of Owner to withhold an amount equal to the amount of any outstanding claims or charges as stated above against the Contractor.

14.5	Invoicing Documentation.

The Contractor shall address to Owner each notice, request, invoice, statement or other such document issued by it for the payment of an amount due to it from Owner or both in accordance with this Article XIV and shall at the time of such issuance provide copies thereof to each of Owner, and Owner’s Representative.

14.6	Security.

As security for the Contractor’s obligations under this Contract, the Contractor shall provide Owner with the Advance Payment Bond, the Performance Bond, the Warranty Letter of Credit and a Parent Guaranty in the form attached as Schedule 15.

Should any security, collateral or guarantee delivered hereunder have a stated maturity date that falls prior to the expiry of the obligations covered thereby, respectively, Owner may foreclose on any such security, collateral or guarantee and maintain the amounts received therefrom as for security of the obligations caused by such securities, collateral or guarantees and may apply such funds to cover any obligation covered thereby as if no such foreclosure had occurred. If any security, collateral or guarantee is foreclosed hereunder, the Contractor shall replace it with a new one executed in the same terms and conditions. Upon delivery to Owner of the new security, collateral or guarantee, Owner shall promptly return such amounts. Owner shall not pay interest.

14.6.1

Advance Payment Bond - Contractor shall deliver to Owner four (4) standby letter of credits in substantially the form of Schedule 3 issued by an Eligible Bank in a stated amount equal to US$ 20,000,000 each, in accordance with the Preliminary Schedule of Payments, and the Contractor shall deliver the first standby letter of credit no later than five (5) Business Day after the date on which Owner issues the Notice to Commence.

The amount of this Advance Payment Bond shall be reduced every three (3) months after its issuance in proportion to the percentage of the payments of the Lump Sum Price made by Owner in accordance with Section 14.1.4, which is to be ultimately certified by Owner.

The cost of obtaining and maintaining the Advance Payment Bond shall be borne by the Contractor. If any bank that has issued an Advance Payment Bond fails to be an Eligible Bank, within ten (10) Business Days of such failure, the Contractor shall cause another Advance Payment Bond to be posted by an Eligible Bank or Owner may demand payment under such Advance Payment Bond and the Contractor will be deemed to be in default hereunder.

14.6.2	Performance Bond - No later than one (1) Business Day after the delivery of the Notice to Commence, the Contractor shall deliver to Owner an irrevocable standby letter of credit in substantially the form of Schedule 4 (the “Performance Bond”) issued by an Eligible Bank, in a stated amount equal to fifteen per cent (15%) of the Lump Sum Price, which shall expire no earlier than the fifteenth day after the Final Taking-Over Date. The cost of obtaining and maintaining the Performance Bond, if any, shall be borne by the Contractor. Owner shall return the Performance Bond to the Contractor within ten (10) Business Days from the Final Taking-Over Date, provided that Owner has received the Warranty Letter of Credit on or before such date. The Performance Bond may be partially or totally drawn upon by Owner to satisfy any unsatisfied obligation of Contractor which has matured hereunder.

In the case where Owner draws on the Performance Bond, the Contractor shall, within ten (10) Business Days after Owner’s drawing, ensure that the Performance Bond is restored to the full value which it had immediately prior to Owner’s drawing.

The Contractor’s failure to restore the Performance Bond to its full value as aforesaid within the aforesaid ten (10) Business Days shall constitute an event of default and a fundamental breach of this Contract which shall entitle Owner to terminate this Contract.

14.6.3	Warranty Guarantee – No later than the Final Taking-Over Date, the Contractor shall deliver to Owner an irrevocable standby letter of credit in substantially the form of Schedule 5, issued by an Eligible Bank, in a stated amount equal to five per cent (5%) of the Lump Sum Price plus any unpaid liquidated damages for delay (determined pursuant to Section 9.6) and any unpaid Buy-Down Amount, which expires no earlier than the thirtieth day after the end of the Warranty Period applicable to all Works which are not civil works. Owner shall return the Warranty Letter of Credit to the Contractor within ten (10) Business Days from the issuance of the Final Acceptance Certificate. The cost of obtaining and maintaining the Warranty Letter of Credit, if any, shall be borne by the Contractor.

14.6.4	Parent Guaranty - No later than the Commencement Date, the Owner shall deliver to Contractor a Parent Guaranty in substantially the form of Schedule 16, which expires on the Final Taking-Over Date.

14.6.5	Right to Draw - Owner may draw upon either the Performance Bond or the Warranty Letter of Credit or the Advance Payment Bond or the Parent Guaranty should Contractor, after ten (10) days written notice, fail to comply with any obligation hereunder.

XV.	VARIATIONS

15.1	Right to Vary - Variations may be initiated by (a) Owner at any time prior to its taking over the portion of the Works in question, by a request for the Contractor to submit a proposal or (b) by the Contractor at any time prior to the Partial Taking-Over Date or the Final Taking-Over Date in connection with the operation of the provisions of this Contract expressly permitting a Variation. Such a Variation may provide for a change in, addition to, or deletion from the Works, an adjustment in the pricing, Project Schedule or other terms of this Contract, including but not limited to changes:

(a)	in the Technical Specifications;

(b)	in the method or manner of performance of the Works;

(c)	in the Owner-furnished services;

(d)	directing acceleration or deceleration in the performance of the Works;

(e)	adjusting the Partial Taking-Over Date or the Final Taking-Over Date;

(f)	adjusting the Lump Sum Price; or

(g)	Change in Law that causes a material increase in the costs of performance of any obligation hereunder.

The Contractor shall not be required to make any alteration or modification of the Works unless and until Owner approves a Variation, unless the Construction Documents or Works do not conform with the provisions of this Contract, in which case the Contractor shall rectify the Construction Documents or Works and any such rectification shall not constitute a Variation.

The Contractor shall provide to Owner such information as Owner may reasonably request in connection to any Variation request or proposal made by Owner or by the Contractor, including but not limited to, identifications of the country of origin of equipment to be incorporated into the Works. Detailing of or refinements to the Construction Documents shall not constitute a Variation.

Except as otherwise provided in a Variation, no order, instruction, proposal, suggestion, consent, approval, statement, or conduct of Owner, Owner’s Representative or the Supervisor shall constitute a change to this Contract or entitle the Contractor to an adjustment to the Lump Sum Price.

15.2	Variation Procedure - If Owner requests a proposal for a Variation or the Contractor requests a Variation to which it is entitled under Section 15.1, the Contractor shall prepare at its expense and submit as soon as practicable:

(a)	a written description of the proposed design or work to be performed and a program for its execution in the form of Schedule 17;

(b)	the Contractor’s proposal for any necessary modifications when such proposal impacts the critical path schedule to the Project Schedule according to Section 5.12;

(c)	the Contractor’s proposal for adjustment of the Lump Sum Price, Time for Completion or modifications to this Contract, accompanied by detailed pricing and a proposed payment schedule therefor; and

(d)	a statement whether and the extent to which, in its opinion, the proposed Variation would, notwithstanding the exercise of all due skill and care, result in defective design or construction or prevent the Contractor from performing its obligations under this Contract, including Defects liability and the Performance Guarantee Levels.

As soon as practicable after receipt of such proposals, Owner shall review this estimate with the Contractor for the purpose of determining whether to proceed with the Variation and, if so, for the purpose of agreeing on the matters set forth therein, including a mutually acceptable adjustment to the Lump Sum Price or the Project Schedule, if any, if the proposed change requires a modification of the Technical Specifications.

Compliance by the Contractor with the provisions of this Section 15.2 is a condition precedent to the Contractor’s entitlement to an extension of time or adjustment to the Lump Sum Price.

Variations whether initiated by Owner or by Contractor, must be mutually and expressly agreed upon. No order, instruction, proposal, suggestion, consent, approval, statement, or conduct of Owner, Owner’s Representative or the Supervisor shall be construed as an implied Variation.

In the event the Owner or the Contractor requests a Variation over a task that is on the critical path of the Works, Owner shall determine whether to proceed with the Variation within forty five (45) days after the receipt of such request. If no answer is given by Owner within such forty five (45) days period, the relevant Variation shall be deemed approved.

Once a Variation is agreed, then both Owner and the Contractor shall proceed to agree or determine adjustments to the Lump Sum Price, the amount of the guarantees provided in Section 14.6, Time for Completion and schedule of payment for such adjustment, if applicable.

On receipt of an order for a Variation, the Contractor shall forthwith proceed to carry out the Variation and be bound by this Contract in so doing as if such Variation was stated in this Contract. In case of disagreement between the Parties regarding the adjustment of the Lump Sum Price or an extension of the Time for Completion resulting from such order, the Contractor shall continue to carry out the works comprised by the order for a Variation. In this case Contractor shall keep records of such Variation and of time expended thereon. Such records shall be open to inspection by Owner’s Representative and the Supervisor at all reasonable times.

Once Owner and the Contractor execute a Variation with respect to any matter, the Contractor shall not be entitled to make any claim or any claim for a price adjustment, schedule extension or variation or modification of any other item that was included in such Variation, nor will any subsequent Variation be construed to alter a prior Variation except to the extent expressly set forth in such subsequent Variation.

In no event shall the Contractor be entitled to:

(a)	recover any damages or additional compensation from Owner or Owner’s contractors; or

(b)	any extension of time, or relief for, its performance hereunder;

on account of any delay, obstruction or interference attributable to any Person or cause, unless such delay, obstruction or interference is grounds for and results in a Variation, in which case the Contractor shall only be entitled to such relief as is specified in such Variation and the Contractor hereby expressly waives any and all rights, on its own behalf as well as on behalf of all the Contractor’s agents, servants, Subcontractors and employees, to any claim against Owner for damages or additional compensation or extension of time or excuse for performance as a result thereof under any legal or equitable theory including common law principles of, mistake, frustration, or impossibility of performance.

Any disputes or disagreements between the Contractor and Owner regarding the approval and execution of a Variation shall be resolved according to the provisions of Article XXI.

XVI.	SUSPENSION OF WORKS

16.1	Contractor’s Entitlement to Suspend Works - The Contractor may suspend the performance of its duties under the Contract in whole or in part, or reduce the rate of such performance, if Owner fails to (i) pay any amount owed to the Contractor when due after the fifth Business Day after the date in which Owner received a written demand of payment from the Contractor or (ii) provide to the Contractor reasonable evidence that financial arrangements have been made in accordance with Section 2.4. The remedy provided in this Section 16.1 is without prejudice to other remedies available to the Contractor under this Contract and by operation of law.

Notwithstanding, this Section 16.1 may not be construed as to limit or restrict Owner’s right to set off under Section 14.4 nor entitle the Contractor to suspend the performance of its obligations under this Contract if Owner refuses to make a payment of any amount due on the basis that such amount has been set off pursuant to Section 14.4 with an amount owed by the Contractor to Owner.

If the Contractor suspends work or reduce the rate of work, and Owner subsequently pays the amount due plus interest accrued over such amount then the Contractor shall promptly resume normal working progress.

If the Contractor suffers delay or incur Cost as a result of suspending the performance of its duties under the Contract or reducing the rate of work in accordance with this Section 16.1, the Contractor shall give written notice to Owner of any such delay or Cost. After receipt of such notice, Owner shall proceed to agree or determine:

(a)	any extension of time to which the Contractor is entitled under Section 9.4; and

(b)	the amount of such Cost plus Profit thereon shall be added to the Lump Sum Price, and shall notify the Contractor accordingly.

XVII.	TERMINATION

17.1	Termination by Owner -

17.1.1	Events of Termination by Default - If the Contractor:

(a)	fails to comply any obligation under this Contract within a reasonable time, but in no case more than thirty (30) days after notice under Section 13.3 is given by the Owner provided that such thirty (30) day period shall be extended for an additional period of not more than thirty (30) days so long as according to Owner’s sole discretion, the Contractor is diligently pursuing remediation of any such failure and provided further that the foregoing sixty (60) day period shall be extended by the time reasonably required to procure and deliver to the Project Areas any defective part or component on commercially reasonable terms taking into account the financial harm that Owner will suffer;

(b)	abandons or repudiates Works or fails to replace a Performance Bond whose issuer is no longer an Eligible Bank within twenty eight (28) days of such occurrence;

(c)	continues to fail to employ sufficiently diligent measures in its performance of the Works such that completion could reasonably be expected to be achieved within the Time for Completion after the forty fifth day following the date on which Owner delivered to the Contractor written notice demanding the employment of diligent measures to ensure the completion of the Works by the Time of Completion;

(d)	becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with his creditors, or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under any Applicable Laws) has a similar effect to any of these acts or events;

(e)	fails to comply with a notice issued under Section 8.5 within twenty-eight (28) days after having received it;

(f)	assigns this Contract or subcontracts the Works without Owner’s prior written consent;

(g)	fails to achieve the Final Taking-Over Date within one hundred and eighty (180) days after the Scheduled Final Taking-Over Date as such date may be extended from time to time under Section 9.4;

(h)	continues to fail to comply with the requirements of any Applicable Laws and Applicable Permits after the thirtieth day following the date on which Owner delivered to the Contractor the written notice demanding that the Contractor comply with the requirements of any Applicable Laws or Applicable Permits, provided that the Contractor shall have an additional thirty (30) day period thereafter so long as they are diligently pursuing the cure of such failure;

(i)	fails to maintain in full effect the Parent Guaranty required of the Contractor pursuant to Section 14.6 hereof;

(j)	any of its Subcontractors at any tier, agents or servants pays or gives or offers to pay or give any inappropriate or illegal consideration or incentive to any officer, agent, employee or consultant of any Government Authority with the purpose of influencing the decision of any Government Authority in connection with the performance of the Works or this Contract; or

(k)	fails to maintain and keep in effect the insurance as is required hereunder.

then Owner may terminate this Contract by advising the Contractor in writing of its decision fourteen (14) days in advance of the date of termination and the Contractor shall no later than on such date (i) turn over to Owner’s Representative all Works in process; (ii) transfer title to Owner over any pieces of land acquired by the Contractor for the purposes of the Works for one (1) dollar; (iii) remove all Contractor’s Equipment from the Project Areas (unless Owner requires that the Contractor refrain from such removal); (iv) assign to Owner, in the manner, at the times, and to the extent directed in writing by Owner’s Representative, all of the rights and duties, title and interest of the Contractor under any Subcontract or purchase order relating to the Works that are specifically identified in such directive for one (1) dollar (v) indemnify Owner for any direct damages suffered by Owner as a result of the termination of this Contract; and (vi) deliver all Construction Documents, and other design documents made by or for him, to Owner’s Representative.

Upon completion of all of the foregoing obligations, the Contractor shall be released from any of its obligations or liabilities under this Contract, except for material failure of the Works performed by the Contractor until the termination of this Contract becomes effective, discovered within two (2) years thereafter. Owner may upon such termination complete the Works itself or by any other contractor. Owner or such other contractor may use for such completion so much of the Construction Documents, other design documents made by or on behalf of the Contractor, Contractor’s Equipment, Temporary Works and Materials as it or they may think proper. Upon completion of the Works, or at such earlier date as Owner’s Representative thinks appropriate, Owner’s Representative shall give notice that the Contractor’s Equipment and Temporary Works will be released to the Contractor at or near the Site. The Contractor shall remove or arrange removal of the same from such place without delay and at his cost. The obligations of the Contractor and the rights and remedies to which Owner is entitled pursuant to this Section 17.1 shall survive the termination of this Contract.

If it is subsequently found that Owner was not entitled to terminate under this Section 17.1, this Contract shall be deemed to have been terminated under Section 17.1.4.

17.1.2	Valuation at Date of Termination - Owner’s Representative shall, as soon as possible after termination under this Section 17.1, reasonably determine and advise the Contractor of the value of the Construction Documents, Major Items of Equipment, Materials, Contractor’s Equipment and Works in excess of the portion of the Lump Sum Price that has been previously paid to the Contractor.

17.1.3	Payment after Termination - After termination under Section 17.1, Owner shall not be liable to make any further payments to the Contractor for Works except the payment provided in the Section 17.1.2 after taking into account the cost recovery provided in the next sentence which will not be due until the costs of design, execution, completion and remedying of any Defects or Deficiencies, liquidated damages for delay in completion (if any), Buy-Down Amounts (if any) and all other actual and documented costs (if any) incurred by Owner have been established and paid in full.

Owner shall be entitled to recover from the Contractor the costs in excess of the unpaid portion of the Lump Sum Price involved in completing the Works after allowing for any sum due to the Contractor under Section 17.1.2.

17.1.4.	Termination without cause - Unless Owner is in breach of any of its obligations under this Contract, Owner will be entitled to terminate this Contract at its convenience at any time by a written notice executed and delivered by Owner to the Contractor. In the event of such termination, the Contractor:

(a)	shall proceed in accordance with Section 17.4; and

(b)	shall be paid by Owner the Termination Fee set forth in Section 17.3 provided that this Contract is terminated pursuant to this Section 17.1.4 after the issuance of the Notice to Commence.

In the event this Contract terminates under this Section 17.1.4 prior to having issued the Notice to Commence, the Contractor shall have no rights to be paid any monies by Owner or make any claim for costs arising out of or relating to this Contract, except for any portion of the Preliminary Works Lump Sum owed by Owner to the Contractor, in accordance with the Preliminary Schedule of Payments. Contractor shall reimburse the Owner for any portion of the Preliminary Works Lump Sum paid for any Preliminary Works not performed as of the date in which this Contract is terminated as provided herein.

17.2	Termination by Contractor – If:

(a)	the Contractor is not paid any amount due, excluding any disputed amounts within forty-two (42) days after the expiry of the time stated in Section 16.1 within which payment is to be made (except for a deduction that Owner is entitled to make under this Contract);

(b)	the Contractor does not receive the reasonable evidence within forty-two (42) days after giving notice under Section 16.1 in respect of a failure to comply with Section 2.4;

(c)	the Owner fails to comply with Section 22.18;

(d)	a prolonged suspension affects the whole of the Works as described in Section 9.9; or

(e)	the Owner becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against him, compounds with his creditors, or carries on business under a receiver, trustee or manager for the benefit of his creditors, or if any act is done or event occurs which (under Applicable Laws) has a similar effect to any of these acts or events, provided that Lenders or an Owner’s Affiliate do not assume the rights and obligations of the Owner under this Contract within ninety (90) days since the occurrence of any such event.

then the Contractor may terminate its employment under this Contract by giving notice to Owner, with a copy to the Representatives. Such notice shall take effect fourteen (14) days after the giving of the notice. The Contractor’s election to terminate the Contract shall not prejudice any other right or remedy of the Contractor under the Contract.

17.3	Payment on Termination –After termination under Section 17.2, Owner shall pay the Contractor a Termination Fee amount equal to (i) Contractor’s actual and documented costs (including for this purpose, reasonable home office overhead and allocated profit thereon of five percent (5%)), as audited and accepted by an independent quality surveying firm of international reputation selected by Owner and reasonably acceptable to Contractor, incurred and which could not be avoided in connection with the performance by Contractor of the Work hereunder as of the date of such termination and which were not previously paid by Owner, and (ii) with respect to Materials, equipment or supplies to be incorporated into the Works which have been ordered, but have not been delivered to the Project Areas either (a) all documented costs incurred by Contractor in connection with such materials, equipment or supplies, for which Contractor has not been paid, provided that such materials, equipment or supplies are delivered to Owner at the Project Areas together with all documents necessary to transfer good and unencumbered title thereto Owner, if Owner has elected (in its sole discretion) in writing to take possession of such materials, equipment or supplies, or (b) all actual, documented, reasonable and customary cancellation charges payable by the Contractor to its Subcontractors for such materials, equipment or supplies as a result of such cancellation, to the extent that such charges are not mitigated despite best efforts to do so by Contractor, if Owner has in its sole discretion elected in writing not to take possession of such materials, equipment or supplies. (iii) any other Cost or liability which in the circumstances was reasonably incurred by the Contractor in the expectation of completing the Works, (iv) the Cost of removal of Temporary Works and Contractor’s Equipment from the Concession Area and the return of these items to the Contractor’s works in his country (or to any other destination at no greater cost) and (v) the Cost of repatriation of the Contractor’s staff and labor employed wholly in connection with the Works at the date of termination of this Contract. Payment of this Termination Fee shall be the sole and exclusive liability of Owner, and the sole and exclusive remedy of Contractor, with respect to the termination of this Contract.

In no event the Termination Fee to be paid by Owner will be higher than the Lump Sum Price, as amended, minus any payments already made. After termination under Section 17.2 has taken effect, the Owner shall promptly:

(a)	return the securities provided under Section 14.6;

(b)	pay the Contractor in accordance with this Section 17.3 above.

17.4	Cessation of Works and Removal of Contractor’s Equipment - After termination under Section 17.1.4 or Section 17.2, the Contractor shall do the following:

(a)	cease all further work, except for such work as may be necessary and instructed by Owner’s Representative for the purpose of ensuring the safety or protecting those parts of the Works already executed, and any work required to leave the Project Areas in a clean and safe condition;

(b)	transfer possession and title over all Construction Documents, Major Items of Equipment and Materials for which the Contractor have received payment;

(c)	transfer possession and title over those other parts of the Works executed by the Contractor up to the date of termination;

(d)	transfer possession and title over any pieces of land acquired by Contractor for the purposes of the Works; and

(e)	remove all Contractor’s Equipment which is on the Concession Area and repatriate all its staff and labor from the Project Areas.

Any such termination shall be without prejudice to any other right or remedy of the Contractor under this Contract.

XVIII.	RISK AND RESPONSIBILITY

18.1	Indemnity - Contractor shall defend, indemnify and hold Owner, Owner’s Representative, the Supervisor, Lender’s Representative and its representatives and all of the foregoing Persons’ respective Affiliates, contractors, agents and employees harmless from and against all claims, damages, losses and expenses (including reasonable attorneys’ fees) to the extent resulting from the Contractor’s or any Subcontractor’s negligence.

18.2	Contractor’s Care of the Works - The Contractor shall bear the risk of loss and take full responsibility for the care, custody and control of the Works and of the Project Areas and any Major Items of Equipment, Materials, Temporary Works, whether delivered to or placed on the Project Areas or elsewhere in connection with or for the purpose of the Works, from the Commencement Date until the Final Taking-Over Date when responsibility therefor shall pass to Owner.

If any loss or damage happens to the Works arising from any cause during the period for which the Contractor is responsible, the Contractor shall as promptly as practicable rectify such loss or damage, at its cost, so that the Works conform to this Contract. The Contractor shall also be liable for any loss or damage to the Works caused by any operations carried out by the Contractor after the Final Taking-Over Date.

18.3	Employees - No Party nor its directors, officers, employees, agents, Affiliates or representatives, nor any independent contractor engaged by it in connection with the performance of this Contract, shall be deemed an employee of the other Party. No Party shall bring any claim against the other Party or its directors, officers, Affiliates, agents, representatives, employees or independent contractors with respect to any liability for compensation under any Applicable Laws.

18.4	Limitation of Contractor’s Liability - The Contractor’s total liability for all claims of any kind, whether as a result of breach of contract, delays, warranty, tort, negligence, strict liability or otherwise, for any loss or damage arising out of, connected with, or resulting from the Works, shall in no case exceed a sum equal to one hundred percent of the Lump Sum Price; provided, however, that the foregoing limitation shall not apply to any liability arising from gross negligence, fraud or willful misconduct of Contractor, or any of their employees or agents (the “Liability Cap”). The limitations of liability of Contractor hereunder shall not limit its obligations to perform the Works and achieve completion as provided under this Contract including achieving the Final Taking-Over Levels.

The Contractor’s liability for liquidated damages under Section 9.6 shall not exceed twelve (12) percent of the Lump Sum Price and under Section 11.3 shall not exceed eight (8) percent of the Lump Sum Price and under both Sections 9.6 and 11.3 in the aggregate shall not exceed fifteen (15) percent of the Lump Sum Price. Notwithstanding the payment by the Contractor of any indemnification under this Contract, the Contractor shall complete the Works and achieve the Actual Project Acceptance Date. In any case, the Contractor’s liability shall not be limited, and no credit shall be issued against the Liability Cap, for:

(a)	the Contractor’s indemnification obligations (except as to claims of Owner’s customers for loss of service) under the applicable sections of this Contract;

(b)	the costs incurred by the Contractor in achieving the Partial Taking-Over Date at the Partial Taking-Over Levels or the Final Taking-Over Date at the Final Taking-Over Levels;

(c)	any loss or damage arising out of or connected with the Contractor’s gross negligence or willful misconduct; or

(d)	any risks insured through insurance required under this Contract, it being the Parties’ specific intent that the Liability Cap shall not provide any relief or satisfaction of any obligation of the Contractor’s insurers or guarantors.

18.5	Liability - Except to the extent that damages specifically provided for in Sections 9.6 and 11.3 of this Contract, neither Party nor its officers, directors, agents, employees, or Affiliates, shall be liable to the other Party, its subsidiaries, Affiliates, officers, directors, agents, employees, successors or assignees, for claims for incidental, indirect or consequential damages of, or in any nature connected with or resulting from, performance or non-performance of this Contract, including, inter alia, claims for loss of profit or revenue, loss of use of equipment, and cost of capital or return on capital irrespective of whether such claims are based upon warranty, negligence, strict liability, contract, operation of law or otherwise; provided, however, that the foregoing provisions shall neither affect nor impair the rights or remedies of either Party to recover, in addition to any other remedies under this Contract, “direct damages” (for the avoidance of doubt “direct damages” in this section means “daño emergente” according to Peruvian law) for a breach of this Contract for which liquidated damages do not apply, and subject to the limitation established in Section 18.4.

XIX.	INSURANCE

19.1	General - The provisions of this Article XIX do not modify or change or abrogate any responsibility of the Contractor or any Subcontractor stated elsewhere in this Contract. Owner assumes no responsibility for the solvency of any insurer or the failure of any insurer to settle any claim. Requirements of the Contractor’s and Owner’s insurance policies are set forth below.

19.2	Polices Obtained by the Contractor - The Contractor shall maintain in force during its performance of the Works and until the Actual Project Acceptance Date, at its cost, insurance policies with company(s) approved by Owner (such approval not to be unreasonably withheld), in compliance with the laws of Peru, of the types and in the amounts as follows.

(a)	Workers’ Compensation Insurance or any other similar form of employees’ social insurance which is required by Applicable Laws. The Contractor expressly agrees to comply with all provisions of the Workers’ Compensation Laws or similar employee benefit laws of Peru, or wherein said Works are to be performed, or of the countries from which its personnel are employed, where required, if applicable.

The Contractor shall effect and maintain insurance against losses and claims arising from the death or injury to any person employed by the Contractor or any Subcontractor. For a Subcontractor’s employees, such insurance may be effected by the Subcontractor, but the Contractor shall be responsible for compliance with this Section 19.2.

(b)	Automobile Liability Insurance with companies approved or licensed to do business in Peru including owned, hired, rented or non-owned vehicles for bodily injury and property damage with a Combined Single Limit Each Occurrence: one million Dollars (US$1,000,000) or amount required by Applicable Laws, whichever is greater.

All policies pursuant to this Section 19.2 shall contain appropriate no-fault insurance provisions or other endorsements as are required under Applicable Laws and Applicable Permits.

(c)	Aircraft and Watercraft Liability Insurance is required if the Contractor or any Subcontractor utilizes aircraft or watercraft while performing the Works. Aircraft liability insurance, which shall include passenger liability, or Watercraft Liability Insurance shall each have a minimum limit of coverage of fifteen million Dollars (US$15,000,000) per occurrence and in the annual aggregate.

(d)	Third Party Liability Insurance excess over the coverage provided by Owner under Clause 19.4(b) for losses arising out of or in connection with the Works at the Project Areas and primary for losses arising away from the Project Areas. Such insurance shall provide contractual coverage in respect of the Contractor’s commercial activities, including the Contractor’s indemnity obligations to Owner and shall include broad form property damage, sudden and accidental pollution and personal injury coverage. Such insurance shall have a limit of coverage of ten million Dollars (US$ 10,000,000) per occurrence and in the annual aggregate.

Regarding coverage in respect of liability for claims arising out of products and completed operations, a third parties’ liability coverage shall be granted until twenty four (24) months after the Final Taking-Over Date. Such insurance shall have a limit of liability of three million Dollars (US$ 3,000,000) per occurrence and in the annual aggregate.

(e)	Excess Liability / Umbrella Liability Insurance this policy must provide following form coverage excess of the policies contained in this Section 19.2(a) to (d) with a minimum limit of liability of ten million Dollars (US$ 10,000,000) per occurrence and in the annual aggregate.

19.3	Requirements in Respect of Contractor’s Insurance - In regards to each policy described under Section 19.2 the following shall apply:

(a)	The amounts of insurance may be satisfied by purchasing coverage in the amounts specified or by any combination thereof, so long as the total amounts of insurance meet the requirements specified.

(b)	The Contractor shall provide to Owner’s Representative promptly upon request a certificate of insurance providing evidence of each such insurance upon the terms required hereunder and make available for Owner’s inspection all other policies in which Owner is included as an insured. The Contractor shall furnish Owner such evidence as may reasonably request from time to time regarding the establishment and maintenance of insurance by any Subcontractor.

(c)	Each policy under Section 19.2, with the exception of Workers’ Compensation, shall specify Owner as additional insureds.

(d)	Each policy under Section 19.2 shall be placed and maintained with reputable insurers or reinsurer of sound financial standing as approved by Owner provided that such approval shall not to be unreasonably withheld by Owner.

(e)	Each insurance policy shall provide that the cancellation, non renewal or amendment of the policy shall be effective thirty (30) days’ after the date in which the insurer has advised Owner in writing of any such cancellation, non renewal or amendment provided that if any such notice is sent to or from an office outside Peru, it will be sent by reputable international courier.

(f)	All policies obtained by the Contractor or any Subcontractor shall include a waiver by the insurer of any right of subrogation it may have against Owner or any of its employees, agents, directors, and shareholders.

(g)	Except as provided for in Section 19.2(e), the above described insurance, with the exception of Worker’s Compensation Insurance referenced by Section 19.2(a), shall be considered primary insurance with respect to the obligations assumed by the Contractor hereunder and all insurance carried by Owner, its agents, representatives, or Lenders shall be considered secondary and non-contributory in relation thereto.

(h)	The insurance policies described in section 19.2 shall cover the risk derived from the Subcontractors’ activities.

(i)	At Contractor’s request, Owner will contract the insurance policies described in section 19.2 above and Contractor will reimburse Owner the cost of maintaining such policies.

(j)	The Contractor shall comply with all terms, conditions and warranties of policies procured by Owner pursuant to the following Section 19.4.

19.4	Policies Obtained by Owner -, Owner shall maintain in force until the Final Taking-Over Date at its cost:

(a)	Construction/ Erection All Risk Insurance, effective on the date in which the Contractor has advised Owner in writing that it will commence Mobilization, provided that such notice has to be received by Owner with at least thirty (30) Business Days in advance to such date. If Owner fails to maintain Construction/ Erection All Risk insurance then Contractor shall have the right to seek indemnification for any losses it should incur by reason of Owner’s failure to maintain such insurance. Such insurance shall include Contractor, Subcontractors and their Affiliates as insureds and provide for waivers of subrogation against Contractor, Subcontractors and their Affiliates. Such policy shall be governed by Peruvian law and the issuer of such policies shall submit to the jurisdiction of Peruvian courts;

(b)	Third Party Liability up to five million Dollars (US$5,000,000) per occurrence and in the annual aggregate, effective on the date in which the Contractor has advised Owner in writing that it will commence Mobilization, provided that such notice has to be received by Owner with at least thirty (30) Business Days in advance to such date, in respect of claims by third parties arising out of or in connection with the Works at the Project Areas; and

(c)	Marine Cargo (including Air & Inland transit), effective on the date of the first shipment (which coverage shall be at DDU per Incoterms 2000), provided that Contractor notifies Owner in writing the shipment information as stated in Section 8.2 above, on an All Risk basis with limits sufficient to provide replacement cost of the single highest value shipment.

The Owner may divide the coverage described above in separate polices to ensure coverage for the scope of the Preliminary Works and for the scope of the Works scheduled to be performed after the Notice to Commence. The Owner shall promptly thereafter give written notice to the Contractor providing reasonable details of the coverage.

Owner shall ensure that any minor activities with a value not to exceed one million Dollars (US$ 1,000,000) per activity, to be performed by the Contractor on the Project Areas prior to Mobilization, including but not limited to bench mark studies and geotechnical investigations, are covered by Owner’s existing all risk and third party liability insurance policies.

The Contractor shall not be liable for any loss or damage to the Works in the case that insurance proceeds under the policies listed in 19.4(a) and 19.4(c) are paid to Owner and then not made promptly available to the Contractor. Contractor acknowledges that Owner may elect to insure the Works for less than their full replacement value subject to the condition that in such case Contractor shall not be liable for any loss or damage to the Works to the extent such loss or damage exceeds the insurer’s limit of liability thereof.

If the Final Taking-Over of the Plant by Owner does not occur by the Scheduled Final Taking-Over Date, for any reason attributable to the Contractor, then the Contractor shall be responsible for the additional costs to be incurred by Owner for extending the enforceability of the Construction/Erection All Risk Insurance and the Contractor shall reimburse Owner for the resulting additional insurance costs.

19.5	General Requirements for All Insurance - The following provisions shall apply to all insurance policies required pursuant hereto.

(a)	The Contractor and Owner shall immediately procure replacement coverage for all its canceled policies required hereunder. If a Party fails to effect and keep in force any of the insurances required under this Contract, the other Parties shall have the right but not the obligation to, without prejudice to any other right or remedy, effect insurance for the coverage relevant to such default, and pay the premiums due. Such payments shall be recoverable from the breaching Party and may be deducted from any sums due, or to become due, hereunder.

(b)	Nothing in this Section 19.5 limits the obligations, liabilities or responsibilities of the Contractor or Owner under the other terms of this Contract or otherwise.

(c)	Each Party shall deliver to the other Party, prior to the commencement of the Works, certificates of insurance evidencing the insurance coverages required herein.

(d)	All policies listed in Section 19.4 obtained by Owner shall contain a waiver by the issuer of its rights of subrogation against the Contractor, its Affiliates and any Subcontractor. All policies listed in Section 19.4 shall include the Contractor, Subcontractors and their Affiliates as named insureds for their respective interests (except for the Delay in Start-up insurance), and will provide that the cancellation, non renewal or amendment of the policy will be effective on the thirtieth day after the insurer advices the Contractor of any such cancellation, nonrenewal or amendment, provided however that the Construction/Erection All Risk Insurance shall not be subject to cancellation except for non payment of premium. These policies with the exception of the Contractor’s offsite liability policy, will all be primary and further be endorsed to specify that they are primary to and not excess to or on a contributing basis with any insurance maintained by the Contractor or any Subcontractor in the case any other policies exist for such coverage. The Construction/Erection All Risk Insurance shall provide that the interests of the Contractor, Affiliates and their Subcontractors and the other interests shall not be invalidated by any action or inaction of Owner and shall insure the Contractor, Affiliates and their Subcontractors notwithstanding the breach of any representations, warranties or policy conditions by Owner.

(e)	All policies obtained by the Contractor shall contain a waiver by the insurer of any subrogation rights against Owner, shall include Owner as an insured for their respective interests with the exception of the Worker’s Compensation, as provided for in Section 19.3(c), will provide that the cancellation, non renewal or amendment of the policy will be effective on the thirtieth day after the insurer advices the Contractor of any such cancellation, nonrenewal or amendment. These policies will further be endorsed to specify that they are primary to and not excess to or on a contributing basis with any insurance maintained by Owner with the exception of the Third Party Liability Insurance required under Section 19.2(e) and Section 19.2(d) .

(f)	All policies, except Workers’ Compensation, shall contain severability of interest or standard cross liability clauses and shall respond to claims or lawsuits that are brought worldwide, including within the United States of America.

19.6	Deductibles & Claims Management - Notwithstanding any other provision of this Article XIX, any deductible(s) or self-insured retention payable under insurance policies required under Section 19.2 hereof shall be the sole responsibility of the Contractor. In addition, with respect to the insurance policy described under Section 19.4(a), the Contractor shall be responsible for the Guaranteed Deductible (inclusive of legal expenses) on all covered incidents or occurrences thereunder, excluding Force Majeure events, after which the remaining deductible amount will be paid by Owner which shall not exceed the Maximum Deductible. The Owner will assume the cost of the applicable deductible if the loss is caused by a Force Majeure event. The deductible for Marine Cargo insurance shall not exceed one percent (1%) per shipment, for physical damage losses, with a minimum of US$25,000.

The Contractor shall be responsible for filing and prosecuting claims and administering the requirements of the insurance purchased by the Contractor and Owner as defined in Section 19.2 and 19.4 as such requirements relate to engineering, procurement, construction and shipping activities such as loss control surveys, shipping notices and schedules, reporting claims, developing information required for claims adjustment, preparation of necessary reports and preparation of insurance reports of cargo shipments.

The Contractor shall notify Owner in writing of any actual or potential casualty or claim under any insurance policy, promptly after acquiring knowledge thereof. Such written notice of claim shall be given by the Contractor whether or not the amount of such claim is within the deductible limits of the applicable insurance coverage.

If a loss is sustained, the Contractor and Owner shall work together jointly for the purpose of adjusting the amount of the loss with the insurance companies. Subject to Owner’s consent, the Contractor shall repair or replace any loss or damage and complete the Works in accordance with this Contract; provided, however, that the Contractor is relieved of its obligation to the extent that any claims settlement is solely vitiated or otherwise materially compromised because of some material act or omission on behalf of Owner.

19.7	Subcontractor Insurance - The Contractor shall use all reasonable endeavors to ensure that its Subcontractors maintain insurance similar to the insurance required of the Contractor in Section 19.2 provided, however, that lesser limits may be required of such Subcontractor insurance if reasonably deemed appropriate by Contractor given consideration to such Subcontractor’s scope of work.

XX.	FORCE MAJEURE

20.1	Definition of Force Majeure - In this Article XX, “Force Majeure” means an event, condition, or circumstance, which is not foreseeable to either Owner or the Contractor on or prior to the Base Date, is of such a nature no Person can prevent or avoid it, is demonstrably beyond the control of Owner and the Contractor and its Subcontractors, which makes it impossible or illegal for any Party to perform hereunder, and includes without limitation, to the extent consistent with the foregoing:

(a)	epidemic officially declared by the World Health Organization after the Limited Notice to Commence, with proven impact over the Works, lightning strikes, hurricane, storms of unusual severity (provided that the first five (5) days of severe weather in any calendar month shall not be considered Force Majeure), or floods of the Mantaro river occurred during the construction of the Works greater than the twenty year flood affecting the Project Area provided that the Constructor has reasonably mitigated the risk and that the damages to the Works would not have occurred if the flood where lower than the twenty year flood;

(b)	earthquakes causing material damages to the Works provided that such damages where not caused by the Contractor’s failure to act as a prudent contractor acting in a severe seismic zone.

(c)	war, hostilities (whether war be declared or not), invasion, act of foreign enemies, government requisition, or embargo;

(d)	rebellion, revolution, insurrection, or military or usurped power, or civil war;

(e)	contamination by radioactivity from any nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel, radioactive toxic explosive, or other hazardous properties of any explosive nuclear assembly or nuclear component of such assembly;

(f)	riot, commotion or disorder, unless solely restricted to employees of the Contractor or of its Subcontractors; and

(g)	unforeseeable labor strikes that affect a specific trade on a national or industrial scale that are not caused by the acts of omissions of the Contractor or its Subcontractors.

The Parties expressly recognize that labor and Material and equipment shortages and acts or omissions of Subcontractors of any tier shall not be deemed an “event beyond the control of the Contractor” unless the Contractor can demonstrate that the actual event giving rise to the Force Majeure would be an event specifically enumerated in any of the clause (a), (b), (c), (d), (e), (f) or (g) of this Section 20.1 if the Contractor was carrying out the portion of the Works so subcontracted.

Collapse of any Temporary Works or any condition affecting the Access Roads in any way whatsoever shall never be Force Majeure.

20.2	Effect of Force Majeure Event - Neither Owner nor the Contractor shall be considered in default or in contractual breach to the extent that performance of obligations is prevented by a Force Majeure event which arises after the Effective Date and prevents, delays or interrupts an activity on the critical path as set forth on the original Project Schedule.

Changes in market conditions and changes in the financial condition of any Subcontractor shall not be considered a Force Majeure and neither shall the condition of waterways, roads, bridges or tunnels which are inadequate for transportation of equipment and materials be considered Force Majeure, unless such inadequate condition is a result of an event that would otherwise constitute Force Majeure. Force Majeure shall never excuse a payment obligation provided that the obligation of the other Party which gives rise to the payment obligation in question has been performed.

If a Force Majeure event which prevents the continuance of every aspect of the Works occurs and is in effect for a period of eighty-four (84) consecutive days, either Owner or Contractor may give to the other a notice of termination which shall take effect thirty (30) days after the giving of such notice. If, at the end of the thirty (30) days period, the effect of the Force Majeure continues, this Contract shall terminate. In the event of termination under this Section, the total amount that the Contractor shall be entitled to for its performance under this Contract shall be the payment provided in the Section 17.3 excluding the profit provided in such Section.

20.3	Contractor’s Responsibility - Upon occurrence of an event considered by the Contractor to constitute Force Majeure and which may affect performance of its obligations, it shall promptly notify Owner’s Representative pursuant to Section 9.4 and shall continue to perform its obligations as far as reasonably practicable. The Contractor shall also notify Owner’s Representative of any proposals, including any reasonable alternative means for performance, but shall not effect proposals without the consent of Owner’s Representative.

20.4	Owner’s Responsibility - Upon occurrence of an act considered by Owner to constitute Force Majeure and which may affect performance of their obligations, they shall promptly notify the Contractor and the Lender’s Representative, and shall continue to perform their obligations as far as reasonably practicable. Owner’s Representative shall also notify the Contractor of any proposals with the objectives of completing the Works and mitigating any increased costs to Owner and the Contractor, if applicable, provided that the Contractor shall not have the obligation to execute any such Proposals.

20.5	Payment to the Contractor - If as a result of a Force Majeure event, the Works suffer loss or damage, the Contractor shall be entitled to include, in a Monthly Payment Certificate, the Cost of work performed prior to the occurrence of the Force Majeure event. Any additional Cost incurred by the Contractor in complying with the proposals made by it and approved by Owner’s Representative under Section 20.3 shall be added by Owner’s Representative to the Lump Sum Price, as applicable. Other than as specifically set forth herein, the Contractor shall be entitled to no other payments as a result of the occurrence of a Force Majeure event. Under no circumstances shall the Contractor be entitled to compensation, after the Final Taking-Over Date, for a Force Majeure event which occurred before the Final Taking-Over Date.

If as a result of a Force Majeure the Contractor suffers delay and/or incurs Cost by reason of such Force Majeure, the Contractor shall be entitled to:

(a)	an extension of time for any such delay, if completion is or will be delayed under Section 9.4; and

(b)	if the event or circumstance is of the kind described in Section 20.1, payment of any such Cost.

XXI.	CLAIMS, DISPUTES AND ARBITRATION

21.1	Procedure for Claims - If the Contractor intends to claim any additional payment as expressly permitted under any provision of this Contract, the Contractor shall give written notice to Owner as soon as possible and in any event within twenty-eight (28) days of the day in which the Contractor discovered or reasonably should have discovered the event giving rise to the claim.

The notice must include a written statement setting forth the general nature of such claim. Failure to provide such written statement within such times shall constitute a presumption that no payment or adjustment of the Lump Sum Price is claimed or warranted.

Notwithstanding the existence of a claim or any other matter in dispute between the Parties, the Contractor shall proceed diligently with performance of this Contract and follow the instructions of Owner or Owner’s Representative, as the case may be, in accordance with the terms of this Contract unless otherwise agreed to in writing. If Owner disputes such claim, the Contractor’s sole recourse will be to pursue its rights under Sections 21.3 and 21.4 of this Contract.

The Contractor shall keep such contemporary records as may be necessary to substantiate any claim, either on the Site or at another location acceptable to Owner’s Representative. Without admitting Owner’s liability, Owner’s Representative shall, on receipt of such notice, inspect such records and may instruct the Contractor to keep further contemporary records. The Contractor shall permit Owner’s Representative to inspect all such records and shall (if instructed) submit copies to Owner’s Representative.

Within twenty-eight (28) days of such notice, or such other time as may be agreed by Owner’s Representative, the Contractor shall send to Owner’s Representative an account, giving detailed particulars of the amount and basis of the claim. Where the event giving rise to the claim has a continuing effect, such account shall be considered as interim.

The Contractor shall then, at such intervals as Owner’s Representative may reasonably require, send updated interim accounts giving the accumulated amount of the claim and any applicable particulars. Where interim accounts are sent to Owner’s Representative, the Contractor shall send a final account no later than the twenty-eighth day after the day in which the effects resulting from the event.

If the Contractor fails to comply with this Section 21.1, its claims shall cease to be valid immediately after such failure.

21.2	Payment of Claims - The Contractor shall be entitled to have included in any Monthly Payment Certificate such amount for any claim as Owner’s Representative considers due. Unless and until the particulars supplied are insufficient to substantiate the whole of the claim, the Contractor shall be entitled to payment for such part of the claim as has been substantiated to the reasonable satisfaction of Owner’s Representative.

21.3	Negotiation between Senior Executives - The Parties will attempt in good faith to resolve any Dispute promptly by negotiation between senior executives of the Parties who have authority to settle the controversy or claim. In the event a Party intends to invoke such negotiation process, it shall give the other Party written notice of such intent and specify in writing the specific nature of the dispute. Within fifteen (15) days of receipt of said notice, the receiving party shall submit to the other a written response. The executives representing the Parties shall meet at a mutually acceptable time and place within thirty (30) days of the receiving Party’s notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. In the event such dispute is not resolved by such negotiations within thirty (30) days, the Parties shall proceed to arbitration in accordance with Section 21.4. The notices called for within this Section 21.3 shall not be deemed a substitute for any other notice requirement set forth in this Contract.

21.4	Arbitration - In the event the Parties are unable to resolve any Dispute, through the procedures set forth in Section 21.3, the resolution of such Dispute shall be solved in an arbitration at law governed by the Rules of the International Chamber of Commerce, and the award issued as a result of such arbitration shall be final and binding on the Parties.

The arbitration shall be conducted by an arbitral tribunal composed of three (3) arbitrators. The Party requesting the commencement of the arbitration shall nominate an arbitrator in its notice of arbitration, while the Party served with such notice of arbitration shall nominate an arbitrator within 20 days of the date on which it was served with the notice of arbitration. The arbitrators nominated by the Parties shall appoint the third member of the arbitral tribunal, who shall act as chairman. This last appointment shall be made within 20 days of the date on which the Center confirms the appointment of the last party-nominated arbitrator.

In the event that any of the Parties fails to nominate its arbitrator within the term established in the previous paragraph or the two arbitrators appointed by the Parties fail to appoint the third arbitrator within the term established in the foregoing paragraph, the Center shall appoint the remaining arbitrator(s) pursuant to the Rules.

The seat of the arbitration shall be the city of New York, New York, United Stated of America and shall be conducted in the English language under the rules of the Center.

Any arbitration resulting from a Dispute, including, without limitation, any settlement which the Parties may reach in the course of the arbitration; any awards, orders, or rulings issued by the Tribunal; and any pleadings, briefs, submissions, and documents filed by the Parties, as well as their contents, shall be confidential and may not be disclosed by the Parties or their agents, representatives, employees, directors, administrators and lawyers to third parties, unless such information is necessary for the enforcement of the relevant award or its disclosure is necessary according to the applicable laws. Any proceeding under the Parent Guaranty may be consolidated with any arbitration hereunder at the option of the Owner.

The decision of the arbitrators shall be final and binding upon the Parties. Judgment upon the award rendered by the arbitrator (s) may be entered in any court having jurisdiction thereof. The prevailing Party may enforce such award or judgment in any jurisdiction, including any jurisdiction where the other Party’s assets may be located. Except as the Parties otherwise agree in writing pending the final resolution of any claim or controversy or arbitration proceeding, Contractor shall proceed diligently with the performance of the Works under this Contract and in compliance with Owner’s Representative’s directions in accordance with the terms of this Contract.

XXII.	MISCELLANEOUS

22.1	Law and Language - This Contract shall be governed by and construed in accordance with the laws of Peru. The language for all communications and notices hereunder shall be English regardless of any course of dealing of the Parties.

22.2	Communications - Wherever provision is made for the giving or issue of any notice, instruction, invoice, consent, approval, certificate or determination by any Person, unless otherwise specified such communication shall be in writing in the language specified in Exhibit A and shall not be unreasonably withheld or delayed.

Wherever provision is made for a communication to be written, or in writing, this means any hand-written, type-written or printed communication, including facsimile.

All certificates, invoices, notices or written orders to be given hereunder shall either be delivered by hand against written acknowledgment of receipt or be sent by reputable international courier service. The addresses for the receipt of such communications shall be as follows:

If to Owner:

Cerro del Aguila SA

Av. Victor Andres Belaunde 147 Torre Real 5 piso 11

Lima 27, Peru

Attention: Javier García-Burgos Benfield

Phone: +51 1 7067878

If to the Contractor:

Astaldi S.p.A.

Calle Los Nardos 1018, Piso 2,

Lima 27, Peru

Attention: Giacomo Orsatti

Phone: +51 1 206 4300

and

GyM SA

Av. Paseo de la Republica 4675

Lima 34, Peru

Attention: Juan Manuel Lambarri Hierro

Phone: +51 1 2130444

If to Owner’s Representative:

As designated in writing by Owner.

If to Lender’s Representative:

As designated in writing by the Lenders.

If to the Supervisor:

As designated in writing by the Supervisor.

22.3	Validity and Enforceability - The invalidity or unenforceability of any portion or provision of this Contract shall not affect the validity or enforceability of any other portion or provision. Any invalid or unenforceable portion or provision shall be deemed severed from this Contract, and the balance of this Contract shall be construed and enforced as if this Contract did not contain such invalid or unenforceable portion or provision. Notwithstanding the provisions of the preceding sentence, should any term or provision of this Contract be found invalid by any Governmental Authority having jurisdiction thereof, the Parties shall immediately renegotiate in good faith such term or provision of this Contract to eliminate such invalidity.

22.4	Documents on Site - The Contractor shall keep on the Site one complete set of the documents applicable hereto when under construction and forming this Contract. This includes the Construction Documents and the Workbook. Owner, Owner’s Representative, the Supervisor and assistants shall have the right to use such documents at all reasonable times.

The Contractor may keep records in some or all the Project Areas in order to register the incidences relative to works performed in such locations. However, for the purposes of this Contract, the official and binding record of such occurrences will be the Workbook.

22.5	Construction Documents - The Construction Documents shall be in the custody and care of the Contractor. The Contractor shall provide a sufficient number of copies for the use of Owner’s Representative or the Supervisor, or as specified herein.

22.6	Contractor’s Use of Owner’s Documents - Copyright and ownership of (i) all items contained in the request for proposals issued by Owner in connection with the Plant and other documents and computer programs issued by Owner or Owner’s Representative to the Contractor shall (as between the Parties) be the property of Owner. The Contractor may, at its cost, copy, use and communicate any such documents (including making and using modifications) for the purposes of this Contract and the Contractor shall not, without Owner’s written consent, use such documents for purposes other than those related to the Works. They shall not, without Owner’s consent, be used, copied or communicated to a third party by the Contractor, except as necessary for the purposes of this Contract. Effective upon the Commencement Date, the Contractor hereby grants to Owner and its successors and assignees for the lifetime of the Plant an irrevocable, royalty-free license to use any Construction Documents or computer programs furnished by the Contractor hereunder for the purpose of maintaining and operating the Plant.

22.7	No Technology Transfer - For the avoidance of doubt, Owner understands that the foregoing is not and shall not be deemed to be a technology transfer to Owner of any technology or intellectual property rights relating to the Construction Documents or equipment and the Contractor shall retain all rights, title and interest in the Contractor’s and its Affiliates proprietary technology, patents, trade secrets and shop drawings.

22.8	Confidential Details - All documents, plans, drawings, specifications, and the subject matter contained therein and any information provided by a Disclosing Party to the Receiving Party in connection with the performance of this Contract which is in writing and marked, stamped or otherwise identified in writing by the Disclosing Party as being proprietary, secret, or confidential (hereinafter “Confidential Information”), shall be held confidential by the Receiving Party and shall not be used or disclosed by the Receiving Party for any purposes other than those for which they have been prepared or supplied, unless otherwise permitted with the prior written consent of the Disclosing Party. As a condition to receiving such Confidential Information, the Receiving Party agrees to hold all such Confidential Information confidential and not to use, discuss or disclose such Confidential Information with or to third parties for a period of four (4) calendar years following the date of disclosure by the Disclosing Party, without the prior written consent of the Disclosing Party. For purposes of this Section 22.8, the entire content of this Contract shall be Confidential Information.

This Section 22.8 shall not prevent the Receiving Party from disclosing such Confidential Information of the Disclosing Party pursuant to: (a) a subpoena issued by a court of competent jurisdiction, (b) other requirements of law or judicial or administrative order, or (c) activities related to the development, construction and financing of the Works; provided, however, that prior to making such a disclosure pursuant to (a) and (b), the Receiving Party will provide the Disclosing Party with timely advance written notice of its intent to so disclose, to the extent reasonably practical, and prior to making such a disclosure pursuant to (c) to any Person not bound by confidentiality obligations at least as restrictive as those contained in this Section 22.8, the Receiving Party will obtain from such Person a confidentiality agreement consistent with this Section 22.8.

The Receiving Party shall have no obligation hereunder with respect to any portion of the Confidential Information received by it from the Disclosing Party that: (a) has been made public, unless such Confidential Information was made public by or with the assistance of the Receiving Party in violation of this Contract; (b) becomes part of the public domain by publication or otherwise, after disclosure to the Receiving Party, unless such Confidential Information was made public by or with assistance of the Receiving Party in violation of this Contract; (c) shall otherwise lawfully become available to the Receiving Party on a non-confidential basis from a third party who has not received the Confidential Information directly or indirectly from the Disclosing Party; (d) was or is independently developed by the Receiving Party, and such fact can be proven by reasonable written documentation, and such Confidential Information was not acquired directly or indirectly from the Disclosing Party; or (e) was already rightfully in the Receiving Party’s possession at the time it was disclosed to the Receiving Party.

The Parties agree that, as far as possible and unless needed for the proper execution of their responsibilities under this Contract, they will keep confidential the terms of this Contract. In addition, unless otherwise required by Applicable Laws, the Contractor shall not, without the prior written consent of Owner, issue any public statement, press release, publicity handout, photograph or other material relating to or disclosing in any way whatsoever to any Person other than a prospective Subcontractor the award to the Contractor of this Contract or the scope, extent or value of the Works, or any details as to the Major Items of Equipment, Materials and other equipment to be used or installed by the Contractor, or anything whatsoever relating to the Works or any part thereof. Without in any way restricting the generality of the foregoing, the Contractor shall not invite or permit any reporter, photographer, television camera crew, commercial radio broadcaster or any other such Person to enter upon the Project Areas without the express prior written consent of Owner.

22.9	Remedies Non-Exclusive - Except as expressly provided herein with respect to (a) breach of Article XIII (Defects Liability); (b) liquidated damages for failure to achieve the Partial Taking-Over Date or the Final Taking-Over Date by the Scheduled Partial Taking-Over Date or the Scheduled Final Taking-Over Date and failure to achieve the Performance Guarantee Levels once the Final Taking-Over Levels have been achieved; and (c) damages as provided in Section 17.1 upon termination hereof, or (d) any other section of this Contract which expressly provides for an exclusive or sole remedy, all remedies provided in this Contract shall be deemed cumulative and not in lieu of, or exclusive of, each other or of any other remedy available to either Party under this Contract, at law or in equity, and the exercise of any remedy, or the existence herein of other remedies, shall not prevent the exercise of any other remedy, provided that the Contractor shall not have any right to suspend its performance or terminate this Contract except as expressly provided in Articles XVI and XVII.

22.10	Waiver - The waiver of any breach or failure to enforce any of the terms, covenants or conditions of this Contract shall not in any way affect, limit, modify or waive the future enforcement of such terms, covenants or conditions.

22.11	Third-Party Beneficiaries - Except with respect to indemnification obligations contained herein in favor of third parties and as expressly provided herein, the provisions of this Contract are intended for the sole benefit of the Parties, and there are no third-party beneficiaries other than assignees contemplated by the terms herein.

22.12	Counterparts - This Contract may be executed in any number of counterparts and by each of the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Contract.

22.13	Entire Agreement - Any of the Works described in this Contract which were performed or caused to be performed by the Contractor prior to the execution of this Contract shall be deemed to have been performed under this Contract. This Contract sets forth the full and complete understanding of the parties relating to the subject matter hereof as of the date first above stated, and supersedes any and all negotiations, agreements and representations made or dated prior thereto. Subsequent to the Effective Date, this Contract may be supplemented, modified or otherwise amended by mutual agreement or only in accordance with the terms of this Contract; provided that any such supplements, modifications and amendments to this Contract, if any, must be in the form of a written amendment to this Contract, and signed by authorized representatives of all Parties to this Contract.

Under no circumstances shall any Party be liable for any oral clarifications, instructions, or interpretations of this Contract. Owner shall not be liable for any misinterpretation or misunderstanding of this Contract on the part of the Contractor, or for any failure by the Contractor to acquaint itself fully with all circumstances relating to the Works. The Contractor represents that it has carefully and completely read and examined the entire Contract, including all plans, drawings, specifications and all exhibits thereto and other documents referenced herein.

22.14	Conflicting Provisions - Any Party, upon becoming aware of any conflict or inconsistency among any of the components of this Contract shall promptly notify the other Parties in writing of such conflict or inconsistency.

22.15	Joint Responsibility for Drafting - This Contract was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Contract; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Contract or any part thereof.

22.16	Notice of Objection - Owner hereby gives notice of its objection to any different or additional terms and conditions than those contained in this Contract. This Contract is expressly conditioned on the Contractor’s assent to the terms and conditions stated herein.

22.17	Compliance with Statutes, Regulations and Applicable Laws - The Contractor shall, in all matters arising in the performance of this Contract, comply with, give all notices under, and pay all fees required by, the provisions of any national or local statute, ordinance, decree or other law, the portions of the EIA concerning construction activities, or any regulation, decree or decision of any legally constituted public authority having jurisdiction over the Works, including all Applicable Laws and Applicable Permits. Except for those permits, licenses, or approvals listed on Exhibit F or required to be obtained by Owner in its name for the operation of the Plant (“Owner Permits”) the Contractor shall obtain in a timely manner (not to delay any portion of the Works), secure, pay for and maintain in full force and effect any and all permits, licenses, consents or approvals required for the Contractor to carry out any part of the Works (“Contractors Permits”), sufficient time in advance, taking account of the times for import of any Contractor’s Equipment, obtaining visas or work permits for any Contractor’s personnel, delivery of the Major Items of Equipment and Materials for completion of the Works. The Contractor has made a thorough and complete investigation of all Applicable Laws and Applicable Permits or consents required from or by any Governmental Authority in Peru or elsewhere respecting design, construction, performance and testing of the Works, including those permits and consents set forth in the Technical Specification. The Contractor warrants that the listing of required permits and consents contained in the Technical Specification is accurate and complete, but such listing shall not operate to diminish or limit the Contractor’s responsibilities under this Section 22.17. In the event it is subsequently discovered that (other than Owner Permits) additional permits or consents are required to be obtained by the Contractor to carry out any part of the Works, the Contractor assumes full responsibility for any additional cost and delay that is incurred by the Contractor as a result of the requirement to obtain, to secure, pay for and maintain in full force and effect any such additional permits or consents provided that such additional permits or consents are not a result of a Change in Law. The Contractor shall be entitled to a Variation in accordance herewith if the additional permits or consents referred to herein are a result of a Change in Law. Lapse of any Contractor Permit shall not be considered as an Event of Force Majeure nor entitle Contractor to a Variation.

The Contractor shall comply with the laws of Peru and of each jurisdiction where activities are performed in connection with the Works. The Contractor shall not nor shall it allow any of its Affiliates or their respective directors, officers, shareholders, employees or agents shall make or offer, in respect of the performance of the Works, any loan, gift or other payment, directly or indirectly, whether in cash or in kind, for the use or benefit of an Official for the purposes of influencing any act or decision of such Official in its official capacity, or inducing such Official to do or omit to do any act in order to obtain or retain business or otherwise to secure any improper advantage. The Contractor shall indemnify, defend and hold Owner and the Lenders harmless from any and all liabilities, costs, penalties, fines, and attorney’s fees costs associated to its breach of any of the foregoing. The Contractor shall cause its Subcontractors to comply with the provisions of this Section 22.17.

22.18	Rights of Assignment - Neither this Contract nor any right, privilege or delegation hereunder may be assigned or transferred in whole or in part by any Party without the prior written consent of all other Parties, and any attempted assignment or transfer without such written consent shall be void. Notwithstanding the above, Owner is allowed to assign its rights under this Contract, in whole or in part, to any of its Affiliates or to the Lender, without approval of Contractor. The Contractor agrees, if required by any Lender, within five (5) Business Days to enter into agreements evidencing its consent to assignment of this Contract, or to enter into a direct agreement with the Lenders or the agent, which shall include terms and conditions customary for an agreement of this type, including the right of the Lenders or the agent to assume the obligations of Owner hereunder or to assign or transfer these obligations to a third party nominated by the Lenders or the agent, to require the Contractor to make any payments due to Owner pursuant to this Contract directly into a collateral security account maintained by or on behalf of the Lenders and to provide notice to such parties and a reasonable opportunity for such parties to remedy the event giving rise to a right of termination prior to exercising any such right and to allow the agent or the Lenders to exercise any right of termination hereunder.

22.19	Financing Requirements - The Contractor shall cooperate with Owner in the negotiation and execution of any reasonable amendment to or modification of this Contract required by any Lender or other entity providing financing for this Contract, Works or Plant, including, without limitation, an amendment or modification:

(a)	extending the Contractor’s indemnities to such Lender or other entity and its engineer;

(b)	providing that such Lender or other entity be named as loss payee, and that it and Lenders’ Representative be named as additional insureds, under the insurance policies required to be maintained hereunder; and

(c)	generally making provision for the Lenders’ Representative to be included in the construction review process.

The Contractor will promptly provide an opinion of outside counsel, in each case, to the extent required by Lender or agent concerning this Contract or any agreement referred to in Section 22.18.

22.20	Information for Lender’s Representative - The Contractor shall (subject to the non-disclosure requirements of Section 22.8) provide such documents and other technical assistance as Lender’s Representative may reasonably request in connection with obtaining financing for the Plant. During the performance of the Works, the Contractor shall make available to Lender’s Representative information relating to the status of the Works including, but not limited to, information relating to the design, engineering, construction and testing of the Plant and such other matters as Lender’s Representative may reasonably request. Lender’s Representative shall have the right to participate in all inspections conducted by Owner under this Contract and to attend all Performance Tests which may be witnessed by Owner. Owner shall cause all such persons to observe the Contractor’s security and safety regulations at all applicable locations and to refrain from interfering with the Contractor’s performance of the Works.

22.21	Documentation and Right of Audit

22.21.1	Where the Contractor performs any work on a time and material basis in connection with a Variation, Owner and their duly authorized representatives and the Supervisor shall have access, at all reasonable times, during the course of the Works and for a period of six (6) months after the completion of the Variation work to all applicable Contractor’s books and records for the purpose of auditing and verifying costs of services. The Contractor is required to maintain supporting data and accounting records in accordance with the generally accepted accounting principles utilized in Peru, as applicable, all consistently applied regardless of the location of any work performed. In all cases Owner and the Supervisor shall have the right to verify compliance with Sections 13.5 and 22.17 of this Contract.

22.21.2	Subject to the confidentiality provisions of this Contract, the Contractor shall provide the above mentioned records in computer readable format, if available, as well as an original hard copy. Owner and their representatives and the Supervisor shall have the right to reproduce any of the aforesaid documents, always subject to Section 22.8, and shall be provided adequate and appropriate work space in order to conduct audits in compliance with this audit provision. Any adjustments or payments which must be made as a result of any such audit or inspection of the Contractor’s invoices or records shall be made within a reasonable amount of time (not to exceed thirty (30) days) from presentation of the findings to the Contractor. The Contractor will not charge for its costs incurred with the audit.

22.21.3	The Contractor will cooperate fully and cause all related parties and all Subcontractors to cooperate fully in furnishing or in making available to Owner and the Supervisor from time to time, whenever requested and in an expeditious manner, any and all such information, materials and data.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Contract to be executed as of the date first above written.

Astaldi S.p.A.		Cerro del Aguila SA

By:	/s/ Giacomo Orsatti	By:	/s/ Javier Garcia
Name:	Giacomo Orsatti	Name:	Javier Garcia
Title:	Representante Legal	Title:	CEO

GyM SA		Cerro del Aguila SA

By:	/s/ Juan Manuel Lambarri	By:	/s/ Juan Carlos Camogliano
Name:	Juan Manuel Lambarri	Name:	Juan Carlos Camogliano
Title:		Title:

GyM SA

By:	/s/ Hernando Graña
Name:	Hernando Graña
Title:

EXHIBITS & SCHEDULES

Exhibits

Technical Specifications	Exhibit A
Performance Guarantee Levels	Exhibit B
Performance Test Protocol	Exhibit C
Project Data	Exhibit D
Contractor’s Organizational Chart	Exhibit E
Contractor and Owner Permits	Exhibit F
Main Spare Parts	Exhibit G
Concession and Project Areas	Exhibit H
Measurements & Payments – Risk Sharing Mechanism	Exhibit I

Schedules

Preliminary Project Schedule	Schedule 1
Subcontractors List	Schedule 2
Advance Payment Bond	Schedule 3
Performance Bond	Schedule 4
Warranty Letter of Credit	Schedule 5
Preliminary Schedule of Payments	Schedule 6
Monthly Payment Certificate	Schedule 7
Punch List Bank Guarantee	Schedule 8
Performance Test Certificate	Schedule 9
Partial Taking-Over Certificate	Schedule 10
Final Taking-Over Certificate	Schedule 11
Actual Project Acceptance Certificate	Schedule 12
Final Acceptance Certificate	Schedule 13
Final Payment Certificate	Schedule 14
Reserved	Schedule 15
Owner’s Parent Guaranty	Schedule 16
Variation Order Proposal	Schedule 17
Reserved	Schedule 18
Contractor Safety Plan	Schedule 19
Contractor Quality Assurance Program	Schedule 20
Reserved	Schedule 21
Form of Proof of Subcontractor Payment	Schedule 22
Form of Labor Obligations’ Certificate	Schedule 23

VARIATION ORDER No. 1

1. Introduction. This Variation Order No. 1 (this “Variation”) is agreed to pursuant to the Turnkey Engineering, Procurement and Construction Contract for the Cerro del Aguila Hydroelectric Power Plant, dated November 4, 2011 (the “Contract”) by and between Astaldi and GyM (“Contractor”) and Cerro del Aguila S.A. (“Owner”). Capitalized terms used but not defined herein shall have the meaning given to them in the Contract. This Variation as submitted by one Party to the other shall constitute a request for a Variation. Upon its countersignature in the space provided below, this Variation shall constitute a Variation within the meaning of the Contract.

2. Scope of Change.

The Owner has proposed to amend sections 22.1 and 21.4 of the Contract as set forth below.

3. Changes.

Owner and Contractor hereby agree that section 22.1 and 22.4 will be restated and replaced in their entirety as follows:

21.4	Arbitration - In the event the Parties are unable to resolve any Dispute, through the procedures set forth in Section 21.3, the resolution of such Dispute shall be solved in an arbitration at law governed by the Rules of the International Chamber of Commerce, and the award issued as a result of such arbitration shall be final and binding on the Parties.

The arbitration shall be conducted by an arbitral tribunal composed of three (3) arbitrators fluent in English and Spanish.

The Party requesting the commencement of the arbitration shall nominate an arbitrator in its notice of arbitration, while the Party served with such notice of arbitration shall nominate an arbitrator within 20 days of the date on which it was served with the notice of arbitration. The arbitrators nominated by the Parties shall appoint the third member of the arbitral tribunal, who shall act as chairman. This last appointment shall be made within 20 days of the date on which the Center confirms the appointment of the last party-nominated arbitrator.

In the event that any of the Parties fails to nominate its arbitrator within the term established in the previous paragraph or the two arbitrators appointed by the Parties fail to appoint the third arbitrator within the term established in the foregoing paragraph, the Center shall appoint the remaining arbitrator(s) pursuant to the Rules.

The seat of the arbitration shall be the city of New York, New York, United Stated of America and shall be conducted in the English language under the rules of the Center. Notwithstanding, the arbitral tribunal will not require the translation of any document drafted in Spanish as a requirement to admit such document into evidence.

Any arbitration resulting from a Dispute, including, without limitation, any settlement which the Parties may reach in the course of the arbitration; any awards, orders, or rulings issued by the Tribunal; and any pleadings, briefs, submissions, and documents filed by the Parties, as well as their contents, shall be confidential and may not be disclosed by the Parties or their agents, representatives, employees, directors, administrators and lawyers to third parties, unless such information is necessary for the enforcement of the relevant award or its disclosure is necessary according to the applicable laws. Any proceeding under the Parent Guaranty may be consolidated with any arbitration hereunder at the option of the Owner.

The decision of the arbitrators shall be final and binding upon the Parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing Party may enforce such award or judgment in any jurisdiction, including any jurisdiction where the other Party’s assets may be located. Except as the Parties otherwise agree in writing pending the final resolution of any claim or controversy or arbitration proceeding, Contractor shall proceed diligently with the performance of the Works under this Contract and in compliance with Owner’s Representative’s directions in accordance with the terms of this Contract.

22.1	Law and Language - This Contract shall be governed by and construed in accordance with the laws of Peru. The language for all communications and notices hereunder shall be in English and Spanish regardless of any course of dealing of the Parties.

4. Other Terms and Conditions. Except as otherwise specifically provided in section 3 of this Variation, all other terms and conditions of the Contract shall remain in full force and effect.

5. Execution. This request for Variation is hereby submitted by the Owner on December 08th, 2011. By its countersignature below, both parties hereby agree to this Variation.

Cerro del Aguila S.A.			Astaldi S.p.A.
By:	/s/ Javier Garcia		By:	/s/ Giacomo Orsatti
	Name:	Javier Garcia		Name:	Giacomo Orsatti
	Title:	CEO		Title:	Representante Legal
	Date:	12/1/12		Date:	8/12/2011

By:	/s/ JC Camogliano
	Name:	JC Camogliano
Title:
	Date:	12/01/12

GyM S.A.

By:	/s/ Jimmy Masciotti
	Name:	Jimmy Masciotti
	Title:	Director
	Date:	11/01/12

By:	/s/ Jorge Monaco
	Name:	Jorge Monaco
	Title:	Cerro Del Aguila S.A. Ing. Project Manager
Date:

VARIATION ORDER No. 2

This Variation Order No. 2 (this “Variation No. 2”) is agreed to pursuant to the Turnkey Engineering, Procurement and Construction Contract for the Cerro del Aguila Hydroelectric Power Plant, dated as of November 4, 2011 (the “Contract”) by and between Astaldi and GyM (jointly, the “Contractor”) and Cerro del Aguila S.A. (“Owner”). Capitalized terms used but not defined herein shall have the meaning given to them in the Contract.

1. Background

The Owner issued the Limited Notice to Commence on November 4th 2011 which represents the Commencement Date for the Contract.

The Owner has submitted a request for a Variation to the Contractor as a consequence of the delayed issuance of the Notice to Commence foreseen on or before the end of the sixth month after the Commencement Date.

The Contractor presented its proposal by letter Ref. AGM-CHCA-071-12 dated May 11th 2012 stating the conditions on which the Variation shall be based and including the adjustment to the Lump Sum Price and to the Time for Completion.

The Owner and the Contractor agree on the following Conditions and Changes

2. Conditions

(a)	The applications necessary to obtain the CIRA and the environmental permits in connection to the construction of the road that connects Tacana with the area designated for the Project’s powerhouse and the road being constructed by the Contractor under the terms of a certain construction agreement entered with the Municipality of Colcabamba and that connects Intivilca with the area designated for the Project’s dam to be filed before the competent authority by the 18th of May 2012 and the Owner shall deliver to the Contractor copy of the applications with evidence of receipt by the relevant authorities by such date.

(b)	Owner will provide the Contractor formal handing over of 100% of the land, specified in the Exhibit H that are required to perform the Preliminary Works according to the Project Schedule by the 1st of June 2012. Exception is made for the land in Exhibit H of the Contract and in the Jatuspata area described in Attachment 1 that will be handed over on 15th of June, 2012.

(c)	Owner will provide to the Contractor access and possession rights over the land area in Exhibit H of the Contract and in Llocce, Barropata and Fundición and adjacent to Uyarico, Platanal and Limonal described in Attachment 1, sufficient to store air lifted equipment, no later than on the 18th of May 2012. Exception is made for the land in Exhibit H of the Contract and in the Jatuspata area described in Attachment 1 that will be handed over on 15th of June, 2012.

3. Scope of Change.

Pursuant to Article IX of the Contract, the deadline to issue and deliver the Notice to Commence, the Time for Completion and the Lump Sum Price are adjusted by amending and restating sections 1.1.75, 1.1.112, 1.1.113, 1.1.131, 1.1.132, 14.6.1, the first sentence of the third paragraph of Article IX, Schedule 1 and Schedule 6 in their entirety as provided in section 4 of this Variation No. 2.

4. Changes.

(a) Owner and Contractor hereby agree that sections 1.1.75, 1.1.112, 1.1.113, 1.1.131, 1.1.132, 14.6.1, the first sentence of the third paragraph of Article IX, Schedule 1 and the Schedule 6 will be amended and restated in their entirety by replacing their text by the following:

(i)	Section 1.1.75

1.1.75	“Lump Sum Price” means the fixed lump sum of Four Hundred and Fifty Five Million Seven Hundred Sixty Five Three Hundred Forty Eight Dollars (US$ 455,765,348) and of Six Hundred and Twenty Eight Million Three Hundred Seventeen Thousand One Hundred and Two Nuevos Soles (S/. 628,317,607) as it may be adjusted pursuant to this Contract.

(ii)	Section 1.1.112

1.1.112	“Preliminary Works” means the part of the Works which will be performed by the Contractor between the Limited Notice to Commence and the Notice to Commence, as described in Exhibit A, and which includes topographic surveys, geo-physic investigation, geologic investigation, engineering basic design, purchase orders of critical equipment and plants, construction of Access Roads and Accessways to the dam and powerhouse areas, including mobile working camps and spoil area preparation, maintenance and conditioning of the Access Routes where necessary to allow safety transit of the personnel and equipment, commencement of the construction of bridges over the Mantaro river, commencement of the earth moving activities of the camp sites and of the construction of the temporary electric transmission line for construction purposes as well as any other portion of the Works to be performed by the Contractor prior to the issuance of the Notice to Commence according to Schedule 1 Preliminary Project Schedule.

(iii)	Section 1.1.113

1.1.113	“Preliminary Works Lump Sum” means the portion of the Lump Sum Price payable to Contractor in accordance with Schedule 6 Preliminary Schedule of Payment for the amount of Twenty Five Million Six Hundred Thirty Seven Thousand Six Hundred Eleven Dollars (US$ 25,637,611.00) and Thirty nine Million six Hundred Forty Thousand One Hundred and ninety three Nuevos Soles (S/. 39,640,193.00) plus the additional amount determined pursuant to Section 4(b) of Variation No. 2.

(iv)	Section 1.1.131

1.1.131	“Scheduled Final Taking-Over Date” means fifty one (51) months from the Commencement Date.

(v)	Section 1.1.132

1.1.132	“Scheduled Partial Taking-Over Dates” means one thousand four hundred and fifty (1450) days for the first Generator Set and one thousand five hundred and fifteen (1515) days for the second Generator Set, from Commencement Date.

(vi)	First sentence of the third paragraph of Article IX

If Owner does not give the Notice to Commence by September 4, 2012, the Parties shall negotiate for a term of thirty (30) days changes to the Time for Completion and Lump Sum Price. In the event the Notice to Commence is not be given by the end of the 10th month after the Commencement Date and the Parties agree upon the changes to the Time for Completion and Lump Sum Price, such changes shall take into consideration the hydrological constraints (“ventana hidrologica”) for the performance of the tunnel diversion.

(vii)	First sentence of the first paragraph of Section 14.6.1 Advance Payment Bond

Contractor shall deliver to Owner four (4) stand by letter of credits in substantially the form of Schedule 3 issued by an Eligible Bank in the amount equal to the value of each advance payment in accordance with the Schedule 6, and the Contractor shall deliver the first standby letter of credit no later than ten (10) Business day before the end of the month on which the Advance Payment is due.

(viii)	Schedule 1–Preliminary Project Schedule

Schedule 1 of the Contract is amended and restated in its entirety by replacing it with a new Schedule 1 attached to the present Variation Order as Attachment N. 2.

(ix)	Schedule 6–Preliminary Schedule of Payment

Schedule 6 of the Contract is amended and restated in its entirety by replacing it with a new Schedule 6 attached to the present Variation Order as Attachment N. 3.

(b) During the period between the date of execution of this Variation 2 and the date that is the earlier of September 4, 2012 and the date in which the Owner delivers the Notice to Commence to the Contractor, the Owner shall pay the Contractor the Direct Costs equal to the unitary value of the Works performed by the Contractor and evidenced in a Monthly Payment Certificate prepared and submitted by the Contractor to the Owner on the month of the relevant Preliminary Works Payment Date pursuant to section 14.1.2 of the Contract and verified by the Owner pursuant to section 14.1.3 of the Contract plus the monthly Indirect Costs provided that the amount to be paid during this period for Direct Cost shall not exceed Twenty Eight Million Dollars (USD 28,000,000.00) and the amount to be paid for Indirect Cost shall not exceed Six Million Five Hundred Thousand Dollars (USD 6,500,000.00).

(c) Insert in the Contract, sections 1.1.7A, 1.1.36A and 1.1.68A with the following text:

(i)	Section 1.1.7A

1.1.7A “Advance Payments” means the portion of the Lump Sum Price to be paid by the Owner to the Contractor according to the Schedule 6.

(ii)	Section 1.1.36A

1.1.36A “Direct Costs” means the portion of the Lump Sum Price payable by the Owner to the Contractor pursuant to section 14.1.3 of the Contract and determined in the Bill of Quantities contained in Schedule 6 equal to Three Hundred Eighty Six Million Two Hundred and Thirty Thousand Six Hundred Ten Dollars with Seventy Six Cents (USD 386,230,610.76) and Four Hundred Sixty Three Million Seven Hundred Thirteen Thousand Nine Hundred Sixty One Nuevos Soles (S/. 463,713,961.00).

(iii)	Section 1.1.68A

1.1.68A “Indirect Costs” means the portion of the Lump Sum Price payable by the Owner and the Contractor pursuant to the Preliminary Schedule of Payments contained in Schedule 6 that is equal to Sixty Nine Million Five Hundred Thirty Four Thousand Seven Hundred Thirty Six Dollars (USD 69,534,736.00) and One Hundred Sixty Four Million Seven Hundred Forty Thousand One Hundred Forty Three Nuevos Soles (S/. 164,740,143.00).

5. Other Terms and Conditions. Except as otherwise specifically provided in section 4 of this Variation, all other terms and conditions of the Contract shall remain in full force and effect.

6. Waiver. Each Party hereby irrevocably waives any right that it has or might have under the Contract or at Law to commence or file any claim, demand, action or any request for financial compensation, additional money and extension of time against the other Party concerning the Project for any causes whatsoever based on facts that occurred prior to the date of execution of this Variation No. 2.

7. Execution. On May 18, 2012, by its countersignature below, both parties hereby agree to terms and conditions contained in this Variation Order.

Cerro del Aguila S.A.			Astaldi S.p.A.
/s/ Javier Garcia			/s/ Giacomo Orsatti
By:	/s/ Javier Garcia		By:	/s/ Giacomo Orsatti
	Name:	Javier Garcia		Name:	Giacomo Orsatti
	Title:	CEO		Title:	Representante Legal
	Date:	18/5/2012		Date:	18/05/2012

By:	/s/ Juan Carlos Camogliano
	Name:	Juan Carlos Camogliano
Title:
	Date:	18/05/12

GyM S.A.
/s/ Juan Manuel Lambarri

By:	/s/ Juan Manuel Lambarri

	Name:	Juan Manuel Lambarri
Title:
	Date:	18/05/2012

By:	/s/ Hernando Graña

	Name:	Hernando Graña
Title:
	Date:	18/05/2012

VARIATION ORDER N° 3

This Variation Order N° 3 (this “Variation N° 3”) is agreed to pursuant to the Turnkey Engineering, Procurement and Construction Contract for the Cerro del Aguila Hydroelectric Power Plant, dated November 4, 2011 (the “Contract”) by and between Astaldi and GyM (“Contractor”) and Cerro del Aguila S.A. (“Owner”). Capitalized terms used but not defined herein shall have the meaning given to them in the Contract.

The Owner and the Contractor agree on the following Variation:

1. Purpose of the Variation. The Owner and the Contractor hereby agree to settle that the Owner shall pay the amount of five hundred and eighty thousand three hundred and eighty dollars (USD 580,380.00) to the Contractor as a compensation caused by the suspension of some activities, required by the Owner, of the Contractor’s Equipment since the Commencement Date until to the date of execution of this Variation, inclusive. Within fifteen (15) Business Days after reception of invoice submitted by the Contractor, the Owner shall pay to the Contractor the referred amount.

The Owner and the Contractor hereby agree that the referred amount shall not be added to the Lump Sum Price and the suspension period shall not affect the Time for Completion.

2. Other Terms and Conditions. Except as otherwise specifically provided in section 1 of this Variation N° 3, all other terms and conditions of the Contract shall remain in full force and effect.

3. Waiver. Each Party hereby irrevocably waives any right that it has or might have under the Contract or at Law to commence or file any claim, demand, action or any request for financial compensation, additional money and extension of time against the other Party concerning the Project for any causes whatsoever based on facts that occurred prior to the date of execution of this Variation N° 3.

4. Execution. On June 15, 2012], by its countersigned below, both parties hereby agree to terms and conditions contained in this Variation N° 3.

Cerro del Águila S.A.			Astaldi S.p.A.

/s/ Javier Garcia			/s/ Giacomo Orsatti

By:	/s/ Javier Garcia		By:	/s/ Giacomo Orsatti
	Name:	Javier Garcia		Name:	Giacomo Orsatti
	Title:	CEO		Title:
	Date:	2/7/12		Date:	15/06/2012

By:	/s/ Rosa María Flores Araoz
	Name: Title: Date:	Rosa María Flores Araoz CERRO DEL AGUILA S.A.

/s/ Jorge Monaco
CERRO DEL AGUILA S.A.
Ing. JORGE MONACO
Project Manager

GyM S.A.

/s/ Juan Manuel Lambarri

By:	/s/ Juan Manuel Lambarri
Name: Juan Manuel Lambarri
Title:
Date: 15/06/2012

By:	/s/ Hernando Graña
Name: Hernando Graña
Title:
Date: 15/06/2012

/s/ Jorge Monaco
CERRO DEL AGUILA S.A.
Ing. JORGE MONACO
Project Manager

Variation No. 4 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

VARIATION ORDER No. 4

This Variation Order No. 4 (this “Variation No. 4”) is agreed to pursuant to the Turnkey Engineering, Procurement and Construction Contract for the Cerro del Aguila Hydroelectric Power Plant, dated as of November 4, 2011 (the “Contract”) by and between Astaldi S.p.A. and GyM S.A. (jointly, the “Contractor”) and Cerro del Aguila S.A. (“Owner”). Capitalized terms used but not defined herein shall have the meaning given to them in the Contract.

1.	Purpose of the variation: The Owner and the Contractor hereby agree to:

(a)	Amend Schedule 6 of the Contract by substituting the bill of quantities included therein by the new bill of quantities attached herein as Annex 1 to adapt the Unit Values to the new basic consolidated engineering developed by the Contractor for the Project;

(b)	Modify the Preliminary Project Schedule included in Schedule 1 of the Contract by replacing it with the new Preliminary Project Schedule attached herein as Annex 2; and

(c)	Amend Exhibit I of the Contract by replacing TABLES No. 1, 2, 3, 4 and 5 with TABLES, 1a, 2a, 3a, 4a, 5a - attached herein as Annex 3 and by amending its Section 2.2.2 as provided below:

(i)	Incorporate the following paragraph as the last paragraph immediately preceding the first Example of Section 2.2.2. of Exhibit I:

“If the overall total cost of excavating the tunnels changes with respect to the estimated amount indicated in Table 1a, due to the difference in the length of the individual tunnel’s support sections, then the resulting adjustment to the Lump Sum Price (increase or decrease) will be made to reflect the difference between the cost estimation indicated in Table 1a and the cost effectively incurred by the Contractor during the excavation of the tunnels.”

(ii)	Incorporate the following paragraph as the fourth paragraph of the first Example of Section 2.2.2. of Exhibit I:

Variation No. 4 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

“Following the completion of all the Surface Invasive and Subsurface Civil Work, it will be possible to calculate the total amount applicable to the tunnels, considering that in the case in which better than expected rock conditions are found in those tunnels and additional lengths introduced in this variation, and therefore a saving is generated, only 80% of the reduction will be applied to the overall final calculation.”

2. Other Terms and Conditions. Except as otherwise specifically provided in section 1 of this Variation, all other terms and conditions of the Contract and of Exhibit I shall remain in full force and effect.

4. Execution. On May 8, 2013, by its countersignature below, both parties hereby agree to terms and conditions contained in this Variation Order.

Cerro del Aguila S.A.		Cerro del Aguila S.A.

By:	/s/ Javier Garcia Burgos	By:	/s/ JC Camogliano
	Name: Javier Garcia Burgos		Name: JC Camogliano
	Title: Director		Title: Director
	Date:15/5/13		Date: 15/5/13

GyM S.A.		GyM S.A.

By:	/s/ Hernando Graña	By:	/s/ Juan Manuel Lambarri
	Name:		Name:
	Title:		Title:
	Date:		Date:

Astaldi S.p.A.		Astaldi S.p.A.

Variation No. 4 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

By:		By:	/s/ G. Orsatti
	Name:		Name: G. Orsatti
	Title:		Title:
	Date		Date:

Variation No. 4 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

VARIATION ORDER No. 4-A

This Variation Order No. 4-A (this “Variation No. 4-A”) is agreed to pursuant to the Turnkey Engineering, Procurement and Construction Contract for the Cerro del Aguila Hydroelectric Power Plant, dated as of November 4, 2011 (the “Contract”) by and between Astaldi S.p.A. and GyM S.A. (jointly, the “Contractor”) and Cerro del Aguila S.A. (“Owner”). Capitalized terms used but not defined herein shall have the meaning given to them in the Contract.

1.	Purpose of the variation: The Owner and the Contractor hereby agree to:

(a)	Amend Schedule 6 of the Contract by substituting the Preliminary Payment Schedule included therein by the new Preliminary Payment Schedule attached herein as Annex 1 only to register an advance payment that will be done by Owner; and

(b)	Incorporate a set of additional milestones to the development of the Works, included herein as Annex 2, which are hereby incorporated to the Contract. Milestones included in Annex 2 attached hereto are additional to those set forth on the Preliminary Project Schedule included in Schedule 1 of the Contract, which is not replaced nor amended herein.

2.	Additional Considerations. This Variation Order doesn’t affect the Project Schedule nor the Contract Price.

3.	Other Terms and Conditions. Except as otherwise specifically provided in section 1 of this Variation, all other terms and conditions of the Contract shall remain in full force and effect.

4.	Execution. On June 17, 2013, by its countersignature below, both parties hereby agree to terms and conditions contained in this Variation Order.

Cerro del Aguila S.A.	Cerro del Aguila S.A.

By:		By:
	Name:		Name:
	Title:		Title:
	Date:		Date:

Variation No. 4 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

GyM S.A.		GyM S.A.

By:	/s/ Hernando Graña	By:	/s/ Juan Manuel Lambarri
	Name:		Name:
	Title:		Title:
	Date:		Date:

Astaldi S.p.A.
By:	/s/ Giacomo Orsatti
	Name:	Giacomo Orsatti
	Title: Date:	Representante Legal

Variation No. 4 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

ANNEX 1

Preliminary Payment Schedule

Variation No. 4 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

ANNEX 2

Additional Milestones to be achieved by Contractor

No.	MILESTONE	DUE DATE
1	Complete access road to Power House	31.12.2013

2	Complete main access tunnel to Power House excavation	31.12.2013*

3	Complete Adit 2 tunnel excavation up to headrace tunnel	31.12.2013*

4	Complete Power House cavern excavation	30.06.2014*

5	Complete river diversion tunnel excavation	31.12.2013

6	Initiate Dam body concrete pouring	30.11.2013

7	Complete excavation of Headrace tunnel up to at least 1800 m	31.12.2013*

*	Due Date is based on expected class of rock mass distribution mentioned on Exhibit I of the Contract. Such due date might vary in case rock mass found during excavation differs from the distribution mentioned on Exhibit I of the Contract.

Variation No. 5 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

VARIATION ORDER No. 5

This Variation Order No. 5 (this “Variation No. 5”) is agreed to pursuant to the Turnkey Engineering, Procurement and Construction Contract for the Cerro del Aguila Hydroelectric Power Plant, dated as of November 4, 2011 (as amended, the “Contract”) by and between Astaldi S.p.A. and GyM S.A. (jointly, the “Contractor”) and Cerro del Aguila S.A. (“Owner”) on the day and year written in Section 14 below (hereinafter, the “Execution Date”). Capitalized terms used but not defined herein shall have the meaning given to them in the Contract.

1.	Purpose of the Variation: The Owner and the Contractor hereby agree to resolve any and all disputes they may or might have in relation to or arising from the Contract and the Project which arose on or before the Execution Date and subject to the terms and conditions set forth in this Variation No. 5.

2.	Waiver of rights: Contractor irrevocably waives and releases any right it may have to pursue any existing or past claim it made or could have made, and future claim it may have made or may make against Owner or to request additional payments or time extensions based on facts or events that occurred or were known on or before the Execution Date, including but not limited to, the claims asserted or referenced in letters CRM-CDA-R-1-14 and N° CRM-CDA-R-2-14, dated as of April 15, 2014 and as of May 26, 2014, respectively.

Owner irrevocably waives and releases any right it may have to pursue any existing or past claim it made or could have made, and future claim it may have made or may make against Contractor based on facts or events occurred or known on or before the Execution Date of this Variation No. 5.

3.	Amendments to the Contract: In consideration for the waiver and release granted hereby by the Parties, the Parties hereby agree to amend the Contract as follows:

3.1	Lump Sum Price.

(a)	Section 1. 1.75 is hereby amended and restated in its entirety as follows:

“1.1.75 “Lump Sum Price” means the fixed lump sum of four hundred and ninety five million seven hundred and sixty five thousand three hundred and forty eight Dollars (US$ 495,765,348) and of Six Hundred and Twenty Eight Million three hundred and seventeen thousand six hundred and seven Nuevos Soles (S/. 628,317,607) as it may be adjusted pursuant to this Contract.”

(b)	The following text is added at the end of Section 14.1.3:

Variation No. 5 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

“Notwithstanding the above, a portion of the Lump Sum Price equal to USD 40,000,000 (forty million Dollars), Peruvian VAT excluded, will be paid by Owner to Contractor as follows:

(a)	The amount of USD 10,000,000 (ten million Dollars) upon the tenth day after the date in which the Lenders’ consent to this Variation No. 5 has been obtained.

(b)	The amount of USD 10,000,000 (ten million Dollars) upon the tenth day after the occurrence of the Partial Taking-Over Date of the first Generator Set.

(c)	The amount of USD 10,000,000 (ten million Dollars) upon the tenth day after the occurrence of the Partial Taking-Over Date of the second Generator Set; and

(d)	The amount of USD 10,000,000 (ten million Dollars) upon the tenth day after the occurrence of the Final Taking-Over Date.

Contractor will be released from the waivers it granted under Section 2 of Variation No. 5 executed between the Parties and therefore, may exercise any of the rights waived under such provision if Owner continues to fail to pay any of the portion of the Lump Sum Price as provided in the previous subclauses (a), (b), (c) and (d) thirty days after Contractor demanded payment in writing of any amount set forth therein.”

3.2	Scheduled Partial Taking-Over Dates.

Section 1.1.132 is hereby amended and restated in its entirety as follows:

“1.1.132 “Scheduled Partial Taking-Over Dates” means February 28, 2016 for the first Generator Set and April 30, 2016 for the second Generator Set.”

3.3	Scheduled Final Taking-Over Date.

Section 1.1.131 is hereby amended and restated in its entirety as follows:

“1.1.131 “Scheduled Final Taking-Over Date” means July 30, 2016.”

3.4	Liquidated Damages and Early Final Taking Over Bonus.

(a)	Section 9.6 is hereby amended and restated in its entirety as follows:

Variation No. 5 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

‘’If the Partial Taking-Over Date of the first Generator Set is not achieved by March 15, 2016 for such Generator Set, the Contractor shall pay Owner liquidated damages in the amount of US$ 130,000,00 for each day of delay from such date until the Partial Taking-Over Date of the first Generator Set is achieved.

If the Partial Taking-Over Date of the second Generator Set is not achieved by the Scheduled Partial Taking Over Date for such Generator Set, the Contractor shall pay Owner liquidated damages in the amount of US$ 100,000 for each day of delay from such date until the Partial Taking-Over Date of the second Generator Set is achieved.

If the Final Taking-Over Date of the Plant is not achieved by July 30, 2016, the Contractor shall pay Owner liquidated damages in the amount of US$ 160,000.00 for each day of delay from such date until the Final Taking-Over Date is achieved.

If any Generator Set stop working or reduce their output after their Partial Taking-Over Date and such outage or reduction of output is caused by a Defect or by a Contractor’s request, then the Contractor shall pay Owner liquidated damages in the amount of US$ 100,000,00 for each day of outage or reduction in output excluding the first day in aggregate in which an outage or reduction in output occurred.

If the Contractor achieves the Partial Taking-Over Date of the first Generator Set before the Scheduled Partial Taking-Over Date for the first Generator Set, Contractor will be entitled to the Early Final Taking Over Bonus for such Generator Set.

If the Contractor achieves the Partial Taking-Over Date of the second Generator Set before the Scheduled Partial Taking Over Date for the second Generator Set, Contractor will be entitled to the Early Final Taking Over Bonus for such Generator Set.

The liquidated damages provided in this Section 9.6 shall be in lieu of all liability of Contractor to Owner for any and all extra costs, losses or expenses of whatsoever nature incurred or to be incurred by Owner as a result of any delay in achieving the Partial Taking-Over Date or the Final Taking-Over Date, and shall be the sole and exclusive remedy to the Owner in case of delay. The forgoing liquidated damages shall be paid within twenty (20) days of written demand therefor and if not so paid, may be collected by Owner from any amount then owed to the Contractor.

Variation No. 5 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

The above liquidated damages are a reasonable forecast of the actual costs, losses and expenses incurred by Owner as a result of delays in achieving the Partial Taking-Over Date and the Final Taking-Over Date by the Time for Completion and therefore, do not constitute a penalty. The parties, having bargained in good faith for such specific damages, are estopped from contesting the validity or enforceability of such damages.

The payment or deduction of such liquidated damages shall not relieve the Contractor from its obligation to complete the Works and achieve the Final Taking-Over Levels, remedy any Defects or Deficiencies or from any other of its outstanding duties, obligations or responsibilities under this Contract.

The Contractor shall issue an invoice evidencing the applicable bonus for the first Generator Set or the second Generator Set, as applicable, within thirty (30) days after the issuance of the Final Taking-Over Certificate. Payment of such invoice shall occur in accordance with Section 14.3.”

(b)	Section 1.1.40 is hereby amended and restated in its entirety as follows

“1.1.40 “Early Final Taking Over Bonus” means an amount equal to US$ 65,000.00 for each day prior to the Scheduled Partial Taking-Over Date for the first Generator Set, in which Partial Taking-Over Date of the first Generator Set is achieved by Contractor or US$ 50,000.00 for each day prior to the Scheduled Partial Taking-Over Date for the second Generator Set, in which Partial Taking-Over Date of the second Generator Set is achieved by Contractor. For the avoidance of doubt, Parties agree that there will be no Early Final Taking Over Bonus associated to the third Generator Set.”

3.5	Punch List.

The following text is added at the end of Section 1.1.121:

“Notwithstanding the above, the items included under Annex I to Variation No.5 can be included in the Punch List and will not be considered as a valid reason for disputing the achievement of the Partial Taking-Over Dates or the Final Taking Over-Date provided that the failure to provide such items by the Partial Taking Over Dates or the Final Taking Over Date does not materially impair the ability to safely operate the relevant Generator Set or the Plant as a whole.”

Variation No. 5 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

4.	Project Schedule: Within 30 calendar days after the Execution Date, Contractor will submit for Owner’s approval a new Project Schedule, both on Primavera and PDF formats, including the Scheduled Partial Taking-Over Dates and Scheduled Final Taking-Over Date agreed on this Variation No. 5. Such Project Schedule will include in detail (level 3) all engineering, procurement and construction works to be completed and will clearly indicate all tasks that are on the critical path.

5.	Access: Owner accepts the modifications to the access to the Project Area and the Concession Area that are set forth below:

5.1	Access Road Construction.

The Contractor is relieved from the construction of the Access Road that connects Quintao with Jatuspata and the bypass that connects the Access Road to the dam area with Durasnuyoc and the Owner therefore waives any right it may have to demand the construction of such Access Roads or to seek compensation for such Access Roads not being performed.

5.2	Access Route Alteration or Modification.

The Contractor is relieved from the alteration or modification of the Access Route that connects Andaymarca with Durasnuyoc and the Access Route that connects Durasnuyoc, Suylloc and Quintao and the Owner therefore waives any right it may have to demand the alteration or modification of such Access Routes or to seek compensation for such Access Routes not being performed.

5.3	Access Road from the powerhouse to Jatuspata.

Contractor will build, at no additional cost to Owner, an Access Road which shall be at least 4 meters wide, connecting the powerhouse of the Project and Jatuspata. Compensation to the Contractor for the performance of such Access Road will be regulated under Section 5.4.

5.4	Bill of quantities modification.

The currently unpaid amounts allocated in the bill of quantities, detailed in the Preliminary Schedule of Payments, Schedule 6 of the Contract (the “Bill of Quantities”) for the performance of the portion of the Works which have been relieved from the Contractor’s obligations pursuant to Sections 5.1, 5.2 and 5.3 of this Variation No. 5, equals to an amount of USD 3,477,521 (three million four hundred and seventy seven thousand five hundred and twenty one Dollars) plus Peruvian Nuevos Soles 12,279,591 (twelve million two hundred and seventy nine thousand five hundred and ninety one). Such amounts will be re-assigned for the execution of the Access Road indicated on Section 5.3 of this Variation No. 5 and will be paid in accordance with the progress of the said portion of the Works in the Monthly Payment Certificates.

Variation No. 5 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

5.5	Transitability of accesses from Pampas to powerhouse and dam areas

Contractor agrees to perform and pay for all necessary Works and take all necessary actions so as to guarantee safe transit by the accesses that connect the location of Pampas with the powerhouse and the dam of the Project. Contractor further accepts that it will not file any claims or requests for additional payments or time extensions of any kind which relate to the maintenance and removal of debris resulting from landslides affecting such accesses and therefore waives and releases any claims and rights it may have to make, file or prosecute any legal action of any nature to pursue any such claim, with the sole exception of the events occurring when (i) large landslides occur that block a section of an access mentioned on this Section 5; and (ii) the debris and/or damages caused by such landslides cannot be removed or repaired with the use of the set of equipment detailed below despite Contractor’s reasonable efforts within a period of 10 days from the date of occurrence of any such event.

i.	1 large excavator (excavadora grande)

ii.	1 large front loader (cargador frontal grande)

iii.	1 large tractor (Tractor grande)

iv.	1 compactionroll (rodillo compactador)

v.	1 grader (motoniveladora)

vi.	6 dump trucks (Camiones volquetes)

vii.	1 tanker truck (Camión cisterna)

Only upon the occurrence of events that comply with the conditions set forth in (a) and (b) above, the Contractor is entitled to an increase of the Lump Sum Price and an extension of time pursuant to Section 20.5 of the Contract.

The increase of the Lump Sum Price as provided in the previous paragraph will include direct and indirect costs (no overheads) incurred by the Contractor to restore the safe transit by such access.

Contractor declares and guarantees that all Equipment necessary to complete the Works will be received at the Project site no later than November 30, 2015 and that therefore, after November 30, 2015, the Contractor will not have any need to transport any Materials and Major Items of Equipment to the Project site for the completion of the Works and that therefore, the Contractor irrevocably waives any right it may have to pursue any claim to extend the Time for Completion or to increase the Lump Sum Price in connection to any delay suffered in the transportation of Materials and Major Items of Equipment to the Project site after November 30, 2015.

Variation No. 5 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

5.6	Works on the Imperial—Pampas Access Route.

Contractor declares, guarantees and irrevocably waives its right to that it will not file any claims or requests for additional payments or time extensions of any kind that in any way relate to transit limitations that might affect the Access Route Imperial—Pampas as a result of works performed by any other person or entity and therefore waives and releases any claims and rights it may have to make, file or prosecute any legal action of any nature to pursue any such claim. Contractor acknowledges and agrees to observe the following transit times applicable for such Access Route:

i.	Until April 15, 2015:

•	from 12:00 to 13.30 and from 18:00 to 07:00 of every day, for the transit of all kinds of vehicles.

•	from 10:00 to 11:00 from Mondays to Fridays, for the transit of vehicles that transport personnel.

ii.	Starting on April 16, 2015 until December 1, 2015:

•	from 12:00 to 13.00 and from 18:00 to 19:00 of every day, for the transit of all kinds of vehicles. Regarding these timeframes, Parties agree that they will make their reasonable commercial efforts to get authorizations to extend them, however Contractor agrees and accepts that these timeframes will apply and no claims will be made or asserted in the event that the Parties are unable to extend them.

6.	Pending tunnel excavation works: Contractor acknowledges and accepts that the amendment to Section 1.1.132 of the Contract provided in Section 3.2 of this Variation No. 5 was agreed based on the assumption that the portion of the headrace tunnel that is pending to be excavated as of the Execution Date, has rock quality C2. Therefore, Contractor waives and releases any claims and rights it may have to request or demand an extension of Time for Completion under Section 5.9 of the Contract in connection to the rock quality found in the headrace tunnel unless the following conditions are satisfied: (i) the portion of the headrace tunnel that is still to be excavated requires support of type D, E, E1 or E2 specified in Exhibit I of the Contract; and (ii) Contractor demonstrates that the part of the tunnel affected by a lower than expected rock quality would cause a delay of the Scheduled Partial Taking Over Dates and/or Scheduled Final Taking-Over Date as a result of such works having an impact on the critical path identified in the Project Schedule required to be delivered in section 4 of this Variation No. 5.

Variation No. 5 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

7.	Security Logistics: Contractor will provide at its own cost and as part of its obligations under the Contract, all food and transport to the military and police personnel that have been assigned to the powerhouse and dam areas of the Project, up to a maximum number of 32 persons per each such locations. In the event that the number of military and police personnel will exceed the 32 units per location—powerhouse or dam area-, the Contractor will be entitled to be reimbursed for the additional costs incurred.

8.	Works on the Substation:

(a)	Expansion and Modification Works.

Contractor will perform, as part of its obligations under the Contract, any and all expansion and modification works to be carried out at the Campo Armiño Substation and shall execute such works in accordance with the terms of the Contract and engineering provided by Owner and developed by Siemens PTD, at the Contractor’s sole cost.

(b)	Commitments with Third Parties.

Contractor declares and guarantees that it will fulfill and complete, in a timely manner, any and all obligations undertaken with local communities and Electroperu, especially those relating to the pavement within the site of the Campo Armiño Substation.

9.	Perimeter fence of Campamento Limonal: Contractor will perform all necessary Works to build, as part of its obligations under the Contract and at its sole cost, a perimeter fence in Campamento Limonal, in accordance with the terms and conditions of Contractor’s letter N° C-AGM-CDA-119-15 dated February 16, 2015.

10.	Effectiveness: This Variation No. 5 will be in full force and effect as of the date in which the Lenders have expressed their consent in writing to this Variation No. 5 as provided in the Financing Documents.

Immediately upon the Execution Date, the Owner shall submit to the Lenders for consent this Variation No. 5 and give evidence thereof to the Contractor. Upon receipt of Lenders’ position, the Owner must promptly provide a written notice to the Contractor stating that position.

The Owner will use its best endeavors to ensure that the above conditions are satisfied by 45 days after the Execution Date.

In the event the Lender’s consent to this Variation No. 5 has not been expressed in writing on or before 45 days from the Execution Date, Contractor may decide, at its own discretion, to terminate this Variation order No.5, which will become null and void upon written notification thereof by the Contractor to the Owner.

Variation No. 5 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

Notwithstanding the above, Sections 4, 5.1, 5.2, 5.3, 5.4, 10, 11, 12, 13 and 14 of this Variation No. 5 shall come into full force and effect immediately upon the Execution Date, provided that the delivery of a new Project Schedule pursuant to Section 4 will not be deemed to be an extension of the Time for Completion until Section 3 is effective.

11.	Mutual Concessions: Each Party declares that this Variation No. 5 is the result of mutual concessions granted by each Party in favor of the other pursuant to Article 1302 of the Peruvian Civil Code and has the purpose of finishing any existing disputes on the subject matter thereof and avoiding any future disputes based on facts or events occurred or known on or before the Execution Date of this Variation No. 5.

12.	Legal Nature: In accordance with article 1302 of the Peruvian Civil Code, Parties hereby irrevocably agree that this Variation No. 5 has the effects of a transacción extrajudicial.

13.	Other Terms and Conditions: Except as otherwise specifically provided in this Variation No. 5, all other terms and conditions of the Contract shall remain in full force and effect.

14.	Execution Date. On March 27, 2015, by its countersignature below, both Parties hereby agree to the terms and conditions contained in this Variation No. 5.

Cerro del Aguila S.A.			Cerro del Aguila S.A.

By:	/s/ Javier Garcia		By:	/s/ Rosa María Flores Araoz
	Name:	Javier Garcia		Name:	Rosa María Flores Araoz
	Title:	Director		Title:
	Date:	27/3/2015		Date:	27.03.2015

GyM S.A.			GyM S.A.

By:	/s/ Ricardo Canturin Cano		By:	/s/ Renato Rojas
	Name: Title:	Ricardo Canturin Cano Representante Legal		Name: Title:	Renato Rojas Gerente General
	Date:	27.03.2015		Date:	27.03.2015

Variation No. 5 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

Astaldi S.p.A.

By:	/s/ Matteo Bordin
	Name:	Matteo Bordin
Title:
	Date:	27/03/2015

Variation No. 5 to the Turnkey Engineering, Procurement and Construction Contract entered into by Cerro del Aguila S.A. and Astaldi SpA and GyM S.A. dated as of November 4, 2011

ANNEX 1

As specified in the aforementioned Section 3.5, the following items may be included in the Punch List at the Partial Taking Over Dates and/or the Final Taking - Over Date:

•	Completion of HVAC (Heating Ventilation and Air Conditioning)

•	Completion of Fire-detection and Fire-fighting Systems. The correspondent service will be limited to guarantee essential safety features necessary for starting operations (For instance deluge for transformers and extinguishers will be guaranteed).

•	Completion of Lighting System

•	Completion of Maintenance Shops.

•	Completion of Compressed Air System.

•	Completion of MCC (Motor Control Center) for Balance of Plant.

•	Completion of Control System.

•	Provision of Spares Parts.

•	Completion of O&M (Operation and Maintenance).

•	Completion of As-built and Construction Documents.

Under the terms defined in Section 1.1.121 of the Contract and as mentioned in Section 3.5 of this Variation Order No. 5, the above items will not constitute any kind of defect or deficiency as they not affect the operability, safety or mechanical and electrical integrity of the Plant.